UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 10, 2005

METALS USA, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-13123	76-0533626
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Riverway, Suite 1100 Houston, Texas		77056
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 965-0990

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01               Regulation FD Disclosure

This current report on Form 8-K contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that relate to our strategy, plans or intentions. All statements we make relating to the closing of the merger described in this current report or to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to our expectations regarding future industry trends are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are based upon information available to us on the date of this current report.

Important factors that could cause actual results to differ materially from our expectations (“cautionary statements”) are disclosed under “Risk Factors.” All forward-looking information in this current report and subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

As provided in General Instruction B.2 of Form 8-K, the information in this Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing. Furnishing this information, we make no admission as to the materiality of any information in this report that is required to be disclosed solely by reason of Regulation FD.

The Company is hereby furnishing the following information regarding its business:

Our Company

Overview

As one of the largest metal service center businesses in the United States, we are a leading provider and distributor of value-added processed carbon steel, stainless steel, aluminum, red metals and manufactured metal components. We are an important intermediary between primary metal producers that produce and sell large volumes of metals in a limited number of sizes and configurations and end-users, such as contractors and OEMs that require smaller quantities of more customized products delivered on a just-in-time basis. We earn a margin over the cost of metal based upon value-added processing enhancements, which adds stability to our financial results and significantly reduces our earnings volatility relative to metal producers. In addition to our metal service center and distribution activities, we have a growing building products business, which supplies a range of products to the residential remodeling market. We serve more than 30,000 customers annually from 77 operating locations throughout the United States. For the LTM Period, we generated net sales of $1,644.9 million, Adjusted EBITDA (as defined) of $117.4 million and operating income of $110.6 million.

We have three segments, which are identified by their product groups—the Plates and Shapes, Flat Rolled and Building Products Groups. Each of our segments purchases metal from primary producers who generally focus on large volume sales of unprocessed metals in standard configurations and sizes.

Our Plates and Shapes and Flat Rolled Groups perform customized, value-added processing services to unimproved steel and other metals required to meet specifications provided by our customers, as well as offering inventory management and just-in-time delivery services. These services enable our customers to reduce material costs, decrease capital required for raw materials inventory and processing equipment and save time, labor, warehouse space and other expenses. The customers of our Plates and Shapes and Flat Rolled Groups are in businesses such as the machining, furniture, transportation equipment, power and process equipment, industrial/commercial construction/fabrication, consumer durables and electrical equipment industries, as well as machinery and equipment manufacturers. Our Building Products Group manufactures higher-value finished building products for distributors and contractors engaged in residential and commercial building products.

Competitive Strengths

Margin Over Metal Creates Financial Stability. Our metal service centers are an integral intermediary between large metal producers and smaller end-users, which allows us to utilize a “cost plus” business model. Through our cost plus business model, we earn a margin over the cost of metal which varies according to the extent of value-added processing enhancements we add to our products. As a result, over time, we are able to pass along changes in metal prices to our customers. Given that metal costs typically represent approximately 75% of our net sales, our ability to pass through changes in pricing and our “cost plus” business model significantly reduce the volatility of our earnings and free cash flow relative to metal producers.

Skilled Inventory Management. We manage our inventory to minimize our investment in working capital while maintaining sufficient stock to respond quickly to customer orders. We tailor our inventory and processing services at each service center location to the needs of that particular market with branch management teams responsible for determining the inventory mix at each of our locations. All of our groups utilize management information systems and computer-aided manufacturing technology, which enable us to track and allocate inventory among all of our locations on a real-time basis, providing our salespeople and operating employees with visibility into in-process orders and allowing us to provide just-in-time delivery. We believe that the combination of our decentralized inventory management and the monitoring by our senior management with their global market insights has allowed us to react more quickly than many of our competitors to changing metals prices and customer needs, and to optimize our use of working capital. Also, due to the countercyclical nature of cash flows in our business, by proactively managing inventory we are able to generate significant earnings during rising metal price environments and generate significant free cash flow for debt paydown in declining metal price environments. For example, from December 31, 2004 to September 30, 2005, we reduced our inventory levels from approximately 300,299 tons to approximately 245,760 tons in the Plates and Shapes Group and from approximately 220,457 tons to approximately 125,880 tons in the Flat Rolled Group. Such inventory reductions allowed us to pay down a total of approximately $146 million of debt in the second and third quarters of 2005.

Strong Relationships with Key Suppliers. In the metal service center industry, where “buying right” is critical to a company’s success, we have established strong relationships with large domestic and international metal suppliers. We are a significant customer of our major suppliers in each of our core products, enabling us to obtain volume discounts and source materials in periods of tight supply. For instance, our strong relationships and large purchasing volumes enabled us to maintain ample access to metal when supply became constrained during 2004. Our negotiation of purchase agreements with suppliers is centralized to leverage our buying power and global market insights.

Geographically Diversified Network of Strategically Located Facilities. Our 77 operating facilities are strategically located throughout the United States, providing a number of advantages over smaller, locally-focused service centers. The majority of our service centers are located within 150-250 miles of our customers, which enables us to deliver products within one day of receiving an order. The proximity of our facilities to our customers allows us to provide critical, value-added services such as just-in-time delivery to both larger national customers with multiple locations and smaller single-site customers. Our service centers also have the ability to share inventory between facilities, which improves inventory management and customer service. The geographically diverse network of facilities provides protection against regional fluctuations in demand and prices as we are not dependent on one geographical region or customer.

Broad Product Offering with Superior Customer Service. We provide a broad range of high quality products which, together with customized valued-added services, enable us to offer one-stop shopping to our customers. We believe that our broad product offering and value-added services provide a significant competitive advantage over smaller service centers that generally stock fewer products than we do. As a result of the regular interaction between our large field sales force and our customers, we have developed strong relationships with our customers, which allows us to identify and assess their supply chain requirements in a more accurate and timely manner. This ability in turn enables us to offer just-in-time delivery and to respond to short lead time orders. Further, because our local managers have significant operational control, our service centers can react quickly to changes in local markets and customer demands. We believe the quality of our products and timeliness of service have increased the loyalty of our customers and have assisted our marketing efforts to new customers.

Diversified Customer Base and End-Markets. Our three groups supply a broad range of products to a large diversified customer base which serves a diverse set of end-markets. We serve more than 30,000 customers annually across a broad range of industries including machining, furniture, transportation equipment, power and process equipment, industrial/commercial construction/fabrication, consumer durables, electrical equipment industries and machinery and equipment manufacturers. The automotive sector, in which we sell only to Tier 1 and Tier 2 suppliers, represented less than 4% of our sales in 2004. No single customer accounted for more than 2% of our net sales in 2004, while our ten largest customers represented less than 11% of our net sales in 2004. Further, the breakdown of our 2004 net sales by industry is:

State-of-the-Art Processing Facilities. Our state-of-the-art processing facilities provide a significant advantage over smaller metal service centers that do not have the necessary capital resources to invest in such equipment, thereby limiting the range of products they offer. We recently increased our laser cutting, painting and other value-added capabilities at select locations. As a result, our facilities are capable of quickly and efficiently processing metals to precise length, width, shape and surface quality required to satisfy individual customer specifications. In addition, we provide value-added services such as applications engineering and custom machining, in order to enable our customers to reduce their total cost of manufacturing.

Experienced and Proven Management Team. Our senior management team has an average of over 20 years of experience in the metals industry, and as such has a deep understanding of the dynamics between the various levels of the supply chain. Our CEO, Lourenço Gonçalves, who was appointed in February 2003, was previously CEO of California Steel Industries, the largest U.S. steel slab re-roller, which had many of the same value chain dynamics as a service center. Since he joined us, we have implemented a number of operational improvements that have significantly improved the performance of our business.

Strategy

Increase Our Market Share of Higher Margin Products. Our management team intends to continue its focus on selling higher margin products such as non-ferrous metals as well as those products that require significant value-added processing or which are highly customized. This focus will enable us to further leverage our state-of-the-art processing facilities and provide higher margin value-added processing functions such as precision blanking, laser cutting and painting. We believe that our ability to perform these types of processing functions will also enable us to fulfill a greater proportion of our customers’ processing requirements, providing them with a more complete product and allowing them to achieve their objective of outsourcing a greater proportion of their processing requirements. We further believe that our ability to perform these types of processing functions will lead to an increased stability in the demand for our products.

Expand Value-Added Services Provided to Customers. We are focused on expanding the range of value-added services that we offer to enhance our strong, long-standing relationships with our existing customers and to build new customer relationships. Our customers are continually seeking new ways to operate more efficiently and generate higher returns, including the outsourcing of customized metals processing and inventory management requirements. We believe our ability to provide value-added services, such as new supply chain solutions, is attractive to customers. We also believe that there are significant opportunities to expand the range of value-added services that we offer in areas such as processing equipment, inventory management and logistics systems. We believe that our size and operating expertise enable us to better provide these value-added services and therefore, further differentiate ourselves from smaller metal service centers.

Maintain Strong Focus on Inventory Management. We will continue managing our inventory to maximize our profitability and cash flow while maintaining sufficient stock to respond quickly to customer orders. We intend to continue to manage our inventory through a combination of local management of inventory requirements at each service center location and the centralized monitoring of inventory by our senior management team to leverage our buying power and global market insights. In addition, we intend to further integrate our salespeople and operating employees into the operations of our customers to enhance our visibility into in-process orders and to allow us to continue to improve our just-in-time delivery and overall level of customer service. We expect our continued focus on inventory management to improve gross profit margins as well as further differentiate us from our smaller competitors. We believe it will also improve performance throughout the metal price cycle by ensuring that we will have ample supply to satisfy customer demand in rising price and constrained supply environments as well as enabling us to generate significant free cash flow in declining metal price environments.

Capitalize on Changing Market Dynamics and Increasing Demands. While steel producers have undergone significant consolidation, end-customer segments of the market remain highly fragmented. Therefore, while steel producers continue to seek select, long-term relationships with metal service centers that have access to numerous end-user customers, end-user customers are also seeking relationships with metal service centers that can provide a reliable source of high quality products combined with value-added services. As one of the largest metal service centers, we intend to use our significant resources to exploit the opportunities presented by this market dynamic. In addition, we believe that, in light of current economic conditions, demand for the products manufactured by our customers will continue to be robust. This increase in end-market demand will help drive increased sales of our products and, combined with the initiatives we have proactively taken to reduce our cost structure, further enhance our profitability and cash flow.

Continue to Focus on Improving the Performance of Our Building Products Group. In August 2004, we appointed a new President of the Building Products Group and subsequently undertook a major restructuring of the business to focus the group on the steadily growing residential remodeling market. In addition, we closed 11 underperforming sales locations, expanded our production capabilities and reduced the operating cost structure of the group. Since this time, the financial performance of the group has improved significantly and we expect it to become an increasingly larger part of our business in the future as we continue to capitalize on the benefits resulting from the restructuring and take advantage of the attractive fundamentals of the residential remodeling industry.

Segment Information

Each of our product groups is led by an experienced executive and is supported by a professional staff in finance, purchasing and sales and marketing. This product-oriented organizational structure facilitates the efficient advancement of our goals and objectives to achieve operational synergies and focused capital investment. For additional industry segment information, see the Segment Results discussions in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Metal Processing/Service Center Businesses: Plates and Shapes and Flat Rolled Groups

Business Overview. Companies operating in the metals industry can generally be characterized as primary metals producers, metals processors/service centers or end-users. Our Plates and Shapes and Flat Rolled Groups are metals processor/service centers. As such, we purchase steel, aluminum, brass, copper and other metals from producing mills and then sell our metal processing services and the metal to our customers, who are generally end-users. We believe that both primary metals producers and end-users are increasingly seeking to have their metals processing and inventory management requirements met by value-added metals processors/service centers like us.

Primary metals producers, which manufacture and sell large volumes of metals in standard sizes and configurations, generally sell only to those large end-users and metals processors/service centers who do not require processing of the products and who can tolerate relatively long lead times. Metal processors/service centers offer services ranging from precision value-added pre-production processing, in accordance with specific customer specifications, to storage and distribution of unprocessed metal products. Generally service centers function as intermediaries between end-users and primary metals producers. End-users, such as contractors and OEMs incorporate the processed metal into a finished product, in some cases with little further modification.

In our Plates and Shapes and Flat Rolled Groups, we engage in pre-production processing of steel, stainless steel, red metals and aluminum and act as an intermediary between primary metals producers and end-users. We purchase metals from primary producers, maintain an inventory of various metals to allow rapid fulfillment of customer orders and perform customized processing services to the specifications provided by end-users and other customers. By providing these services, as well as offering inventory management and just-in-time delivery services, we enable our customers to reduce overall production costs and decrease capital required for raw materials inventory and metals processing equipment. The Plates and Shapes and Flat Rolled Groups contributed approximately 88% of our 2004 net sales and the substantial majority of our 2004 net income.

Industry Overview. Metal service centers function as key intermediaries between the primary metals producers that produce and sell large volumes of metals in a limited number of sizes and configurations and end-users, such as contractors and OEMs, that require smaller quantities of more customized products delivered on a just-in-time basis. End-users incorporate processed metals into finished products, in some cases with little further modification.

The service center industry is highly fragmented, with as many as 5,000 participants throughout North America, generating in excess of $80 billion in net sales in 2004. The industry includes both general line distributors that handle a wide range of metal products and specialty distributors that specialize in particular categories of metal products. We are a general line distributor. Metal service centers accounted for approximately one quarter or more of U.S. steel shipments in 2004 based on volume, a market share which has been relatively constant for the last 15 years.

We believe that both primary metals producers and end-users are increasingly seeking to have their metals processing and inventory management requirements met by value-added service centers. During the past two decades, primary metals producers have been focusing on their core competency of high-volume production of a limited number of standardized metal products. As primary metal producers have consolidated, they increasingly require service centers and processors to perform value-added services for end customers. As a result, most end-users can no longer obtain processed products directly from primary metals producers and therefore over 300,000 OEMs, contractors and fabricators nationwide rely on service centers. End-users have also recognized the economic advantages associated with outsourcing their customized metals processing and inventory management requirements. Outsourcing permits end-users to reduce total production costs by shifting the responsibility for pre-production processing to service centers, whose higher efficiencies in performing these processing services make the ownership and operation of the necessary equipment more financially feasible.

Value-added service centers, including ourselves, have also benefited from growing customer demand for inventory management and just-in-time delivery services. These supply-chain services, which are normally not provided by primary metals producers, enable end-users to reduce input costs, decrease capital required for inventory and equipment and save time, labor and other expenses. Some value-added service centers, including us, have installed EDI between their computer systems and those of their customers to facilitate order entry, inventory management, just-in-time delivery and billing.

In addition, manufacturers in general appear to be reducing their operating costs by limiting the number of suppliers with which they do business, often eliminating suppliers offering limited ranges of products and services. Customers are increasingly seeking suppliers capable of providing sophisticated processing services, such as marine coatings and precision laser cutting. These trends have placed small, owner-operated businesses at a competitive disadvantage because they have limited access to the capital resources necessary to increase their capabilities, or they may be unwilling to justify the investment in equipment. As a result, smaller metal service centers are finding it increasingly difficult to compete with larger service centers.

The industry has been consolidating due to the economies of scale and other advantages that the larger metal service centers enjoy. According to industry sources, the number of metal processor and service center locations in the U.S. has been reduced significantly. We believe the larger and more sophisticated companies, like us, enjoy significant advantages over smaller companies in areas such as obtaining higher discounts associated with volume purchases, the ability to service customers with operations in multiple locations and the use of more sophisticated information systems.

Plates and Shapes Group. We believe we are one of the largest distributors of metal plates and shapes in the United States. We sell products such as wide-flange beams, plate, tubing, angles, bars and other structural shapes in a number of alloy grades and sizes. A substantial number of our products undergo additional processing prior to being delivered to our customers, such as blasting and painting, tee-splitting, cambering/leveling, cutting, sawing, punching, drilling, beveling, surface grinding, bending, shearing and cutting-to-length. We sell our products to a fragmented customer base that consists of a large number of small customers who purchase products in small order sizes and require just-in-time delivery. The customers of our Plates and Shapes Group are primarily in the fabrication, construction, machinery and equipment, transportation and energy industries. We serve our customers, who generally operate in a limited geographic region, from 21 metal service centers located primarily in the eastern half of the United States. Each metal service center is located in close proximity to our metal suppliers and our customers.

Flat Rolled Group. The Flat Rolled Group sells a number of products, including carbon and stainless steel, aluminum, brass and copper in a number of alloy grades and sizes. As relatively few end-user customers can handle carbon steel in the form generally shipped by steel mills (sizes less than a quarter of an inch in thickness in continuous coils that typically weigh 40,000 to 60,000 pounds each), substantially all of the carbon steel material, as well as the nonferrous materials sold by our Flat Rolled Group, undergo additional processing prior to delivery to the customer. We provide a broad range of value-added processing services including precision blanking, slitting, shearing, cutting-to-length, punching, bending and leveling. Our customers are in the electrical manufacturing, fabrication, furniture, appliance manufacturing, machinery and equipment and transportation industries and include many larger customers who value the high quality products that we provide together with our customer service and reliability. A number of our large customers purchase through pricing arrangements or contractual agreements. We serve our customers from 12 metal service centers in the midwestern and southern regions of the United States. Each metal service center is located in close proximity to our metal suppliers and our customers.

Products and Services. We purchase our raw materials in anticipation of projected customer requirements based on interaction with and feedback from customers, market conditions, historical usage and industry research. Primary producers typically find it more cost effective to focus on large volume production and sale of metals in standard sizes and configurations to large volume purchasers. We process the metals to the precise length, width, shape and surface quality specified by our customers. Our value-added processes include:

•        Precision blanking—the process in which metal is cut into precise two-dimensional shapes.

•        Flame cutting—the cutting of metals to produce various shapes according to customer-supplied drawings.

•        Laser and plasma cutting—the cutting of metals to produce shapes under strict tolerance requirements.

•        Slitting—the cutting of coiled metals to specified widths along the length of the coil.

•        Blasting and Painting—the process of cleaning steel plate by shot-blasting, then immediately applying a paint or primer.

•        Plate forming and rolling—the forming and bending of plates to cylindrical or required specifications.

•        Shearing and cutting to length—the cutting of metals into pieces and along the width of a coil to create sheets or plates.

•        Tee-splitting—the cutting of metal beams along the length to form separate pieces.

•        Cambering—the bending of structural shapes to improve load-bearing capabilities.

•        Sawing—the cutting to length of bars, tubular goods and beams.

•        Leveling—the flattening of metals to uniform tolerances for proper machining.

•        Edge trimming—a process that removes a specified portion of the outside edges of coiled metal to produce uniform width and round or smooth edges.

•        Metallurgy—the analysis and testing of the physical and chemical composition of metals.

Our additional capabilities include applications engineering and other value-added processes such as custom machining. Using these capabilities, we use processed metals to manufacture higher-value components.

Once we receive an order, we select the appropriate inventory and schedule it for processing in accordance with the customer’s requirements and specified delivery date. Orders are monitored by our computer systems, including, in certain locations, the use of bar coding to aid in and reduce the cost of tracking material. We record the source of all metal shipped to customers. This enables us to identify the source of any metal which may later be shown to not meet industry standards or that fails during or after manufacture. This capability is important to our customers as it allows them to assign responsibility for non-conforming or defective metal to the mill that produced the metal. Many of the products and services we provide can be ordered and tracked through a web-based electronic network that directly connects our computer system to those of our customers.

We cooperate with our customers and tailor our deliveries to support their needs, which in many instances consist of short lead-time and just-in-time delivery requirements. This is accomplished through our inventory management programs, which permit us to deliver processed metals from a sufficient inventory of raw materials to meet the requirements of our customers, which in many instances results in orders filled within 24-48 hours.

While we ship products throughout the U.S., most of our customers are located within a 250-mile radius of our facilities, thus enabling an efficient delivery system capable of handling a large number of short lead-time orders. We transport most of our products directly to our customers either with our own trucks for short-distance and/or multi-stop deliveries or through common or contract trucking companies.

We have quality control systems to ensure product quality and traceability throughout processing. Quality controls include periodic supplier audits, customer approved quality standards, inspection criteria and metals source traceability. A total of 20 of our metal processing/service center facilities have International Standards Organization, or ISO, 9002 certification. In addition to our metal processing/service center facilities that are ISO certified, one location in our Building Products Group is ISO certified.

Building Products Group

Business Overview. The Building Products Group provides diversification to our overall business as both its operations and the end-markets that it serves are significantly different from those of our metal service center business. The Building Products Group manufactures and sells sunrooms, roofing products, awnings and solariums for use in residential applications and large area covered canopies, awnings and covered walkways for use in commercial applications. Approximately 95% of our Building Products Group sales are attributable to the residential remodeling market with the remaining sales attributable to commercial applications. Because our building products business is primarily focused on the residential remodeling market, its sales are not correlated to housing starts or interest rates, nor are they subject to fluctuations in the demand or price of metal. The customers of our Building Products Group are predominantly in the construction, wholesale trade and building material industries. We primarily distribute our products through a network of independent distributors and home improvement contractors. We believe we are the only supplier within our market segment with national scale.

Building Products had net sales of $183.0 million in 2004 and currently has 18 operating locations and 26 sales and distribution centers throughout the southeast, southwest and western regions of the U.S. The Building Products Group contributed approximately 12% of our 2004 net sales.

Industry Overview. The residential remodeling industry has experienced significant growth over the last 10 years and is poised for continued growth in the future. The Home Improvement Research Institute estimates that homeowners and rental property owners spend approximately $256.0 billion annually on remodeling their homes which accounts for over 40% of all residential construction and improvement spending. Over the last decade, the industry has experienced accelerated growth due to a number of different macroeconomic and demographic factors including strong existing-home sales, rising disposable incomes, increased rates of home ownership and aging American houses. Existing-home sales impact the remodeling market as owners improve their homes in preparation for sale and new-home buyers often undertake significant renovations and remodeling projects within the first few months of ownership. The increase in disposable incomes has been a factor in the rise in homeownership to over 68% in 2004 from under 64% in 1993. The aging of the domestic home supply is also expected to bolster remodeling sales as the average home in the U.S. is now over 30 years old. As Americans look to improve and upgrade their homes, we believe that an increasing number will turn to remodeling as a cost-effective alternative to new housing construction. Among the most popular remodeling projects are backyard living items, such as pool enclosures, lattices and patio covers, as well as sunrooms and roofing, all of which we manufacture and distribute.

Sources of Supply

In recent years, steel, aluminum, copper and other metals production in the U.S. has fluctuated from period to period as mills attempt to match production to projected demand. Periodically, this has resulted in shortages of, or increased ordering lead times for, some products, as well as fluctuations in price. Typically, metals producers announce price changes with sufficient advance notice to allow us to order additional products prior to the effective date of a price increase, or to defer purchases until a price decrease becomes effective. Our purchasing decisions are based on our forecast of the availability of metal products, ordering lead times and pricing, as well as our prediction of customer demand for specific products.

We obtain the overwhelming majority of our raw materials from domestic suppliers, which include Nucor Corp., U.S. Steel, AK Steel, Gerdau Ameristeel, International Steel Group, Alcoa Inc., Bayou Steel, Chaparral Steel and IPSCO Steel. Although we have historically purchased approximately 10% to 15% of our raw material supplies from foreign producers, domestic suppliers have always been and we believe will continue to be our principal source of raw material.

Although most forms of steel and aluminum produced by mills can be obtained from a number of integrated mills or mini-mills, both domestically and internationally, there are a few products that are available from only a limited number of producers. Since most metals are shipped freight-on-board and the transportation of metals is a significant cost factor, we seek to purchase metals, to the extent possible, from the nearest mill, but will use a more distant mill when it offers a lower delivered price.

Ferrous metal producers have been undergoing rapid consolidation over the past three years. U.S. Steel, Nucor Corp. and International Steel Group have acquired several of their domestic competitors, and international integrated producers have merged and consolidated operations. Furthermore, Mittal Steel purchased International Steel Group, creating the largest steel producer in the world. The result of this trend will be fewer integrated producers from which we can purchase our raw materials. While we believe that global consolidation of the steel industry is beneficial to the steel industry as a whole, we are unable to predict what impact this consolidation may have on our operations.

Sales and Marketing; Customers

We employ a sales force consisting of inside and outside salespeople. Inside salespeople are primarily responsible for maintaining customer relationships, receiving and soliciting individual orders and responding to service and other inquiries by customers. Our outside sales force is primarily responsible for identifying potential customers and calling on them to explain our services. The sales force is trained and knowledgeable about the characteristics and applications of various metals, as well as the manufacturing methods employed by our customers.

Our sales and marketing focus is on the identification of OEMs and other metals end-users that could achieve significant cost savings through the use of our inventory management, value-added processing, just-in-time delivery and other services. We use a variety of methods to identify potential customers, including the use of databases, direct mail and participation in manufacturers’ trade shows. Customer referrals and the knowledge of our sales force about regional end-users also result in the identification of potential customers. Once a potential customer is identified, our outside salespeople assume responsibility for visiting the appropriate contact, typically the purchasing manager or manager of operations.

Nearly all sales are on a negotiated price basis. In some cases, sales are the result of a competitive bid process where a customer provides a list of products, along with requirements, to us and several competitors and we submit a bid on each product. We have a diverse customer base, with no single customer accounting for more than 2% of our net sales in 2004 and 2003, and 1% in 2002. Less than 4% of our sales are to the automotive industry and we do not sell directly to the “Big Three” automobile manufacturers.

Competition

We are engaged in a highly fragmented and competitive industry. Competition is based on price, product quality, service, and timeliness of delivery and geographic proximity. We compete with a large number of other metals processors/service centers on a national, regional and local basis, some of which may have greater financial resources. We also compete to a lesser extent with primary metals producers, who typically sell directly to very large customers requiring regular shipments of large volumes of metals. Numerous smaller metals processors/service centers compete with us locally.

Historically, we believe that we have been able to compete effectively because of our significant number of locations, geographic dispersion, knowledgeable and trained sales force, integrated computer systems, modern equipment, broad-based inventory, combined purchasing volume and operational economies of scale. Furthermore, we believe our liquidity and overall financial position affords us a good platform with which to compete with our peers in the industry.

Government Regulation and Environmental Matters

Our operations are subject to a number of federal, state and local regulations relating to the protection of the environment and to workplace health and safety. In particular, our operations are subject to extensive federal, state and local laws and regulations governing waste disposal, air and water emissions, the handling of hazardous substances, environmental protection, remediation, workplace exposure and other matters. Hazardous materials we use in our operations include general commercial lubricants and cleaning solvents. Among the more significant regulated activities that occur at some of our facilities are: the accumulation of scrap metal, which is sold for recycling; the generation of plant trash and other solid wastes and wastewaters, such as water from burning tables operated at some of our facilities, which wastes are disposed of in accordance with the Federal Water Pollution Control Act and the Resource Conservation and Recovery Act using third party commercial waste handlers; the storage, handling, and use of lubricating and cutting oils and small quantities of maintenance-related products and chemicals, the health hazards of which are communicated to employees pursuant to Occupational Safety and Health Act-prescribed hazard communication efforts and the disposal or recycling of which are performed pursuant to the Resource Conservation and Recovery Act.

Generally speaking, our facilities’ operations do not involve the types of emissions of air pollutants, discharges of pollutants to land or surface water, or treatment, storage, or disposal of hazardous waste which would ordinarily require federal or state environmental permits. Some of our facilities possess authorizations for air emissions from paints and coatings, hazardous materials permits under local fire codes or ordinances for the storage and use of small quantities of combustible materials such as oils or paints, and state or local permits for on-site septic systems. Our cost of obtaining and complying with such permits has not been and is not anticipated to be material. Our operations are such that environmental regulations typically have not required us to make significant capital expenditures for environmental compliance activities, and ongoing operational costs relating to environmental compliance are limited.

We believe that we are in substantial compliance with all applicable environmental and workplace health and safety laws and do not currently anticipate that we will be required to expend any substantial amounts in the foreseeable future in order to meet such current requirements. However, some of the properties we own or lease are located in areas with a history of heavy industrial use, and are on or near sites listed on the CERCLA National Priority List. CERCLA establishes joint and several responsibility for clean-up without regard to fault for persons who have arranged for disposal of hazardous substances at sites that have become contaminated and for persons who own or operate contaminated facilities. We have a number of properties located in or near industrial or light industrial use areas; accordingly, these properties may have been contaminated by pollutants which would have migrated from neighboring facilities or have been deposited by prior occupants. Some of our properties are affected by contamination from leaks and drips of cutting oils and similar materials used in our business and we have removed such and restored such known impacted soils pursuant to applicable environmental laws. The costs of such clean-ups have not been material. We are not currently subject to any claims or notices with respect to clean-up or remediation under CERCLA or similar laws for contamination at our leased or owned properties or at any off-site location. However, we cannot rule out the possibility that we could be notified of such claims in the future. It is also possible that we could be identified by the Environmental Protection Agency, a state agency or one or more third parties as a potentially responsible party under CERCLA or under analogous state laws.

Management Information Systems

Both the Plates and Shapes Group and Flat Rolled Group service centers use a system marketed and distributed specifically for the service center industry. During 2003, we completed a similar common-platform initiative in the Building Products Group. Some of our subsidiaries currently use EDI, through which they offer customers a paperless process with respect to order entry, shipment tracking, billing, remittance processing and other routine activities. Additionally, several of our subsidiaries also use computer-aided drafting systems to directly interface with computer-controlled metal processing equipment, resulting in more efficient use of material and time.

We believe investment in uniform management information systems and computer-aided manufacturing technology permits us to respond quickly and proactively to our customers’ needs and service expectations. These systems are able to share data regarding inventory status, order backlog, and other critical operational information on a real-time basis.

Employees

We employ approximately 2,500 persons. As of September 30, 2005, approximately 300 employees (12%) at various sites were members of unions: the United Steelworkers of America; the Sheet Metals Workers Union; the International Association of Bridge, Structural, and Ornamental Ironworkers of America; the International Brotherhood of Teamsters; and the International Brotherhood of Boilermakers, Iron Ship Builders, Blacksmiths, Forgers and Helpers. Our relationship with these unions generally has been satisfactory, but occasional work stoppages have occurred. Within the last five years, one work stoppage occurred at one facility, which involved approximately 30 employees and lasted approximately 30 days. We are currently a party to 9 collective bargaining agreements, which expire at various times. Collective bargaining agreements for all of our union employees expire in each of the next three years. Historically, we have succeeded in negotiating new collective bargaining agreements without a strike. The largest collective bargaining agreement, which is at the Northbrook site and covers approximately one-third of our unionized employees, was recently renewed for another three years.

From time to time, there are shortages of qualified operators of metals processing equipment. See “Risk Factors—Risks Related to Our Business—Adverse developments in our relationship with our employees and future shortages of employees could adversely affect our business.” In addition, during periods of low unemployment, turnover among less-skilled workers can be relatively high. We believe that our relations with our employees are satisfactory.

Vehicles

We operate a fleet of owned or leased trucks and trailers, as well as forklifts and support vehicles. We believe these vehicles are generally well maintained and adequate for our current operations.

Risk Management and Insurance

The primary risks in our operations are bodily injury, property damage and vehicle liability. We maintain general and vehicle liability insurance and liability insurance for bodily injury and property damage and workers’ compensation coverage, which we consider sufficient to protect us against a catastrophic loss due to claims associated with these risks.

Safety

Our goal is to provide an accident-free workplace. We are committed to continuing and improving upon each facility’s focus and emphasis on safety in the workplace. We currently have a number of safety programs in place, which include regular weekly or monthly field safety meetings and training sessions to teach proper safe work procedures. We have developed a comprehensive “best practices” safety program to be implemented throughout our operations to ensure that all employees comply with our safety standards, as well as those established by our insurance carriers, and federal, state and local laws and regulations. This program is led by the corporate office, with the assistance of each of our product group presidents, executive officers and industry consultants with expertise in workplace safety. Furthermore, we pay bonuses based on an employee’s or a team’s safety record.

Financial Information about Segments

For information regarding revenues from external customers, measures of profit or loss and total assets for the last three years for each segment, see the Segment Results discussions in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Patents and Trademarks

We own several U.S. patents, trademarks, service marks and copyrights. Certain of the trademarks and patents are registered with the U.S. Patent and Trademark Office, and, in some cases, with trademark offices of foreign countries. We consider other information owned by us to be trade secrets. We protect our trade secrets by, among other things, entering into confidentiality agreements with our employees and implementing security measures to restrict access to such information. We believe that our safeguards provide adequate protection to our proprietary rights. While we consider all of our intellectual property to be important, we do not consider any single intellectual property right to be essential to our operations as a whole.

Seasonal Aspects, Renegotiation and Backlog

There is a slight decrease in our business during the winter months because of inclement weather conditions and the impact on the construction industry. No material portion of our business is subject to renegotiation of profits or termination of contracts at the election of the government. Because of the just-in-time delivery policy and the short lead-time nature of our business, we do not believe the information on backlog of orders is material to an understanding of our business.

Foreign Operations

We do not derive any material revenue from foreign countries and do not have long-term assets or customer relationships outside of the U.S. We have no foreign operations or subsidiaries.

Research and Development

We do not incur material expenses in research and development activities but do participate in various research and development programs. We address research and development requirements and product enhancement by maintaining a staff of technical support, quality assurance and engineering personnel.

Legal Proceedings

We are involved in a variety of claims, lawsuits and other disputes arising in the ordinary course of business. We believe the resolution of these matters and the incurrence of their related costs and expenses should not have a material adverse effect on our consolidated financial position, results of operations or liquidity. “See “Risk Factors—Risks Related to Our Business—We are subject to litigation.”

Manufacturing and Facilities

Properties

As of September 30, 2005, we operated 21 metals processing facilities in the Plates and Shapes Group and 12 facilities in the Flat Rolled Group. These facilities are used to receive, warehouse, process and ship metals. These facilities use various metals processing and materials handling machinery and equipment. Our Building Products Group operates 18 facilities where we process metals into various building products and 26 sales and distribution centers. During 2004, nine Building Products locations were closed and two locations were merged. We continue to serve the marketing areas of the closed facilities with our existing sales force by expanding the responsible territories of our other facilities, and through the use of common carrier for product delivery.

Many of our facilities are capable of being used at higher capacities, if necessary. We believe that our facilities will be adequate for the expected needs of our existing businesses over the next several years. Our facilities, sales and distribution centers and administrative offices are located and described as follows, as of September 30, 2005:

	Location	Square Footage	Owned/Leased
Plates and Shapes Group:
Northeast Plates and Shapes	Baltimore, Maryland	65,000	Leased
	Seekonk, Massachusetts	115,000	Owned
	Newark, New Jersey(1)	81,000	Leased
	Langhorne, Pennsylvania	235,000	Leased
	Philadelphia, Pennsylvania	85,000	Owned
	York, Pennsylvania	109,000	Owned

South Central Plates and Shapes	Enid, Oklahoma	112,000	Leased
	Muskogee, Oklahoma(2)	229,000	Owned
	Cedar Hill, Texas	104,000	Owned

Mid-Atlantic Plates and Shapes	Ambridge, Pennsylvania	200,000	Leased
	Canton, Ohio	110,000	Owned
	Greenville, Kentucky	56,000	Owned
	Greensboro, North Carolina	115,000	Owned
	Leetsdale, Pennsylvania	114,000	Leased
	Wilmington, North Carolina	178,000	Leased

Southeast Plates and Shapes	Mobile, Alabama	246,000	Owned
	Jacksonville, Florida	60,000	Owned
	Oakwood, Georgia	206,000	Owned
	Waggaman, Louisiana	295,000	Owned
	Columbus, Mississippi	45,000	Owned

Southwest Plates and Shapes	Hayward, California	64,000	Leased

Flat Rolled Group:
	Madison, Illinois	150,000	Owned
	Jeffersonville, Indiana	90,000	Owned
	Randleman, North Carolina	150,000	Owned
	Springfield, Ohio	110,000	Owned
	Wooster, Ohio	140,000	Owned
	Chattanooga, Tennessee	60,000	Owned
	Germantown, Wisconsin	90,000	Owned
	Horicon, Wisconsin	120,000	Leased
	Wichita, Kansas	40,000	Leased
	Liberty, Missouri	84,000	Leased
	Northbrook, Illinois	187,000	Owned
	Walker, Michigan	50,000	Owned

Building Products Group:
Service Centers	Phoenix, Arizona	111,000	Leased
	Brea, California	44,000	Leased
	Buena Park, California	73,000	Leased
	Corona, California	38,000	Leased
	Ontario, California	29,000	Leased
	Rancho Cordova, California	41,000	Leased
	Groveland, Florida	247,000	Leased

	Location	Square Footage	Owned/Leased
	Leesburg, Florida	61,000	Leased
	Pensacola, Florida	48,000	Leased
	Stone Mountain, Georgia	60,000	Leased
	Kansas City, Missouri	58,000	Leased
	Las Vegas, Nevada	133,000	Leased
	Irmo, South Carolina	38,000	Leased
	Houston, Texas	285,000	Owned
	Houston, Texas	220,000	Leased
	Mesquite, Texas	200,000	Leased

	Mesquite, Texas	55,000	Leased
	Kent, Washington	57,000	Leased

Sales and Distribution Centers	Birmingham, Alabama	12,000	Leased
	Tucson, Arizona	9,000	Leased
	Cerritos, California	20,000	Leased
	Hayward, California	25,000	Leased
	San Diego, California	8,000	Leased
	Clearwater, Florida	20,000	Leased
	Fort Myers, Florida	18,000	Leased
	Holly Hill, Florida	10,000	Leased
	Jacksonville, Florida	17,000	Leased
	Lakeland, Florida	24,000	Leased
	West Melbourne, Florida	18,000	Leased
	Duluth, Georgia	5,000	Leased
	Louisville, Kentucky	11,000	Leased
	Jackson, Mississippi	25,000	Leased
	Overland, Missouri	14,000	Leased
	Greensboro, North Carolina	15,000	Leased
	Oklahoma City, Oklahoma	40,000	Leased
	Harrisburg, Pennsylvania	12,000	Leased
	Memphis, Tennessee	20,000	Leased
	Nashville, Tennessee	15,000	Leased
	Dallas, Texas	36,000	Leased
	Longview, Texas	15,000	Leased
	San Antonio, Texas	20,000	Leased
	Weslaco, Texas	21,000	Leased
	Salt Lake City, Utah	23,000	Leased
	Virginia Beach, Virginia	10,000	Leased

Administrative Locations:

Corporate Headquarters	Houston, Texas	13,200	Leased
Southeast Plates and Shapes	Mobile, Alabama	16,000	Owned
i-Solutions	Ft. Washington, Pennsylvania	4,300	Leased

(1)      We are negotiating to purchase this facility.

(2)      This facility is subject to liens with respect to specific debt obligations, including Industrial Revenue Bonds.

DESCRIPTION OF THE TRANSACTIONS

On May 18, 2005, Flag Acquisition, Flag Holdings and Metals USA entered into the Merger Agreement, pursuant to which the parties agreed, subject to the terms and conditions therein, to the Merger, with Metals USA as the surviving company in the Merger. At the effective time of the Merger, each share of our common stock outstanding immediately prior to the Merger (other than shares held in treasury, shares held by Flag Holdings or any of our or their respective subsidiaries or shares as to which a stockholder has properly exercised appraisal rights) will be cancelled and converted into the right to receive $22.00 in cash. As described below and in “Management—Equity Investment in Flag Holdings by Messrs. Gonçalves, Hageman, McPherson and Krohn” and “Certain Relationships and Related Party Transactions—Management Agreements,” one of our directors and certain of our employees have entered into agreements with Flag Holdings and/or Flag Acquisition, pursuant to which they have agreed, among other things, to participate in the equity of Flag Holdings or the surviving company in the Merger in connection with the Transactions. In connection with the Transactions, we also expect other of our employees to participate in the equity of Flag Holdings or the surviving company in the Merger through option ownership, direct investment or other means. We expect that the aggregate value of the equity participation by the management participants will be approximately $3.9 million. Investment funds associated with Apollo will invest approximately $136.1 million in equity securities of Flag Holdings as part of the Transactions. The Merger was approved at the Metals USA special stockholders meeting held on October 19, 2005 by stockholders holding at least a majority of our outstanding common stock.

The Merger will be financed by the issuance of the notes, borrowings under the ABL facility, the equity investment and participation described above and cash on hand.

Ownership and Corporate Structure

As set forth in the diagram below, following consummation of the Transactions, all of our issued and outstanding capital stock will be held indirectly by Flag Holdings through Flag Intermediate, its wholly-owned subsidiary. Investment funds associated with Apollo will own approximately 97% of the capital stock of Flag Holdings (or approximately 92% on a fully-diluted basis). The remainder of the capital stock of Flag Holdings will be held by the management participants. See “Description of the Transactions” and “Principal Stockholders.” This structure will be achieved through a series of equity contributions to be made by investment funds associated with Apollo and by the management participants in connection with the Merger.

(1)      Consists of approximately $136.1 million of cash equity contributed by investment funds associated with Apollo, plus approximately $3.9 million of equity from management participants. Transaction fees of $6.0 million paid to Apollo will be accounted for as a reduction in paid-in capital.

(2)      The notes will be guaranteed on a senior secured basis by the guarantors. The notes and the related guarantees will be secured on a first-priority lien basis by substantially all of the assets (other than accounts, inventory, cash and proceeds and products of the foregoing and certain assets related thereto) of Metals USA and the guarantors and on a second-priority lien basis by the accounts, inventory, cash and proceeds and products of the foregoing and certain assets related thereto of Metals USA and the guarantors. Flag Holdings, Flag Intermediate and Flag Acquisition each currently have no assets and conduct no operations.

(3)      The ABL facility will provide for up to $450.0 million of senior secured revolving credit borrowings and letters of credit, subject to a borrowing base determined primarily by the value of our eligible receivables and eligible inventory, subject to certain reserves. Our borrowing base under the ABL facility is estimated to be approximately $407 million on the closing date. We expect that $218.5 million will be drawn under the ABL facility on the closing date of the Transactions (exclusive of approximately $20 million of letters of credit that we expect to be issued or rolled over on the closing date).

(4)      Consists of an Industrial Revenue Bond (IRB) with $5.7 million principal amount outstanding as of September 30, 2005, which is payable on May 1, 2016 in one lump sum payment and $1.6 million in vendor financing and purchase money notes.

Certain of the management participants have entered into agreements with Flag Acquisition and/or Flag Holdings effective as of the effective time of the Merger. These agreements provide, among other things, that these management participants will participate in the equity of Flag Holdings or the surviving company in the Merger and will be entitled to participate in the option plans of Flag Holdings. See “Management—Management Agreements.” In connection with the Transactions, we also expect other of our managers to participate in the equity of Flag Holdings or the surviving company in the Merger through option ownership, direct investment or other means.

We will continue to own the same operating assets after the Transactions.

The Merger Agreement contains various covenants and customary representations and warranties of the parties thereto that are subject, in some cases, to specified exceptions and qualifications, including the occurrence of a material adverse effect. In addition to customary covenants for an agreement of this nature, Metals USA has provided certain non-solicitation covenants in favor of Flag Acquisition and Flag Holdings whereby Metals USA has agreed not to take certain actions with respect to a competing acquisition proposal.

Flag Holdings, Flag Acquisition and Metals USA have agreed to use (and to cause their respective subsidiaries to use) reasonable best efforts to take all actions and to do all things necessary to consummate and make effective as soon as reasonably practicable, the Merger, including working together to ensure a smooth transition with respect to, and to maintain existing relationships with, employees, customers and suppliers of the company and its subsidiaries.

The obligations of Flag Holdings, Flag Acquisition and Metals USA to complete the Merger are subject to the satisfaction or waiver of certain customary conditions set forth in the Merger Agreement. These conditions include the receipt of shareholder approval and the receipt of approval from the Antitrust Division of the Department of Justice and the Federal Trade Commission. On June 3, 2005, the company and Flag Acquisition each filed a Notification and Report Form with the Antitrust Division and the Federal Trade Commission and requested an early termination of the waiting period, which early termination was granted by the Federal Trade Commission on June 17, 2005. On October 19, 2005, the Merger was approved by stockholders holding a majority of our outstanding common stock.

The Merger Agreement may be terminated under certain circumstances. Flag Holdings and Metals USA have each agreed to reimburse the other party for certain transaction expenses incurred in connection with the transaction and Metals USA has agreed to pay Flag Holdings a termination fee, in each case if the Merger Agreement is terminated under certain circumstances set forth in the Merger Agreement.

Immediately prior to the effective time of the Merger, all outstanding options to acquire our common stock will become fully vested and immediately exercisable. All such options not exercised (other than certain options held by Messrs. Gonçalves, Hageman, McPherson and Krohn and the other management participants) will, immediately following such conversion, be cancelled in exchange for the excess of $22.00 over the exercise price per share of common stock subject to such option multiplied by the number of shares subject to such option. At the effective time of the Merger, all of the outstanding warrants to acquire our common stock will represent the right to receive, upon surrender of the warrant by the holder thereof and the payment by the holder thereof to the surviving company of the $18.50 exercise price thereunder, a cash payment, without interest, equal to $22.00 for each share of our common stock underlying such warrants. If any warrants remain unexercised at the effective time of the Merger then, at the effective time of the Merger, Metals USA will deliver notice to the warrant agent and the holders of unexercised warrants notifying them that we have elected to accelerate the expiration of the warrants to the 60th day following the effective time of the Merger and, upon surrender of the warrant by the holder thereof and the payment by the holder thereof to the surviving company of the exercise price thereunder, such holders will be entitled to receive the $22.00 cash payment on such 60th day. Any warrant that remains unexercised for more than 60 days following the expiration acceleration notice will expire. Once expired, the warrants will have no value.

In connection with the Merger, we intend (i) to enter into the ABL facility and (ii) to issue the $275.0 million aggregate principal amount of notes. The closing of the note offering and the borrowings under the ABL facility are conditioned upon the consummation of the Merger. See “Description of Certain Indebtedness.”

In connection with the Transactions, each of Messrs. Gonçalves, Hageman, McPherson and Krohn has agreed to participate in the Merger by making an equity investment in Flag Holdings by acquiring shares of common stock and options to acquire shares in Flag Holdings. Messrs. Gonçalves, Hageman, McPherson and Krohn will be required to make their equity investment using a portion of the proceeds they will receive from their sale of share and options in the Company to Flag Holdings. The total aggregate equity investment agreed to be made by Messrs. Gonçalves, Hageman, McPherson and Krohn is approximately $2.8 million, or approximately 2% of the shares of common stock of Flag Holdings immediately following the Merger. We expect the total aggregate equity investment of all management participants will be approximately $3.9 million, or approximately 3% of the shares of common stock of Flag Holdings immediately following the Merger. See “Certain Relationships and Related Party Transactions—Management Agreements.”

We will continue to own the same operating assets after the Transactions.

The expected estimated sources and uses of the funds for the Transactions based on shares and options outstanding and cash as of September 30, 2005 are shown in the table below. Actual amounts will vary from estimated amounts depending on several factors, including differences from our estimate of fees and expenses and differences between the cash and debt balances at September 30, 2005 and at the closing of the Transactions. Approximately $7.3 million of our existing debt will be rolled over in the Transactions.

Sources of Funds (in millions)
ABL facility(1)	$218.5
Notes	275.0
Contributed equity(2)	140.0
Total Sources	$633.5

Uses of Funds (in millions)
Merger consideration(3)	$473.3
Refinance existing debt	125.2
Transaction expenses(4)	35.0
Total Uses	$633.5

(1)      The ABL facility will provide for up to $450.0 million of senior secured revolving credit borrowings and letters of credit, subject to a borrowing base determined primarily by the value of our eligible receivables and eligible inventory, subject to certain reserves. Our borrowing base under the ABL facility is estimated to be approximately $407 million on the closing date. We expect that $218.5 million will be drawn under the ABL facility on the closing date of the Transactions (exclusive of approximately $20 million of letters of credit that we expect to be issued or rolled over on the closing date).

(2)      Consists of approximately $136.1 million of cash equity contributed by investment funds associated with Apollo, plus approximately $3.9 million of equity from management participants.

(3)      Represents payments made to or for the account of our existing equity and warrant holders, including payments with respect to previously granted employee stock options and stock awards.

(4)      Includes underwriting discounts, professional fees, transaction fees and other payments made in connection with the Transactions, including $6.0 million of transaction fees paid to Apollo, which will be accounted for as a reduction in capital.

Our Equity Sponsor

Apollo was founded in 1990 and is among the most active and successful private equity investment firms in the United States in terms of both number of investment transactions completed and aggregate dollars invested. Since its inception, Apollo has managed the investment of an aggregate of more than $12.0 billion in capital in corporate transactions in a wide variety of industries, both domestically and internationally. Companies owned or controlled by Apollo or in which Apollo has a significant equity investment include, among others, Educate, Inc., Goodman Global Holdings, Hexion Specialty Chemicals, Inc., Nalco Company and United Agri Products.

Summary Historical and Pro Forma Consolidated Financial Data

We emerged from bankruptcy on October 31, 2002. Upon our emergence from bankruptcy, we adopted “Fresh-Start Reporting” accounting as contained in the American Institute of Certified Public Accountant’s Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code, or SOP 90-7. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Predecessor Company Chapter 11 Proceedings and Reorganization.”

Our consolidated financial statements after emergence are those of our successor company and are not comparable to the financial statements of our predecessor company. The principal differences relate to the exchange of shares of new common stock for pre-petition liabilities subject to compromise, issuance of warrants in exchange for the extinguished old common stock, adjustments to reflect the fresh-start impact on the carrying value of certain non-current assets and elimination of the retained deficit.

Set forth below is summary historical consolidated financial data and summary unaudited pro forma consolidated financial data of our business, as of the dates and for the periods indicated. The summary historical consolidated financial data as of December 31, 2003 and 2004 and for each of the three years in the period ended December 31, 2004 have been derived from our and our predecessor company’s audited consolidated financial statements and related notes. The summary historical consolidated financial data as of December 31, 2002 presented in this table have been derived from our audited consolidated financial statements. The summary historical financial data as of September 30, 2004 and 2005 and for the nine-month periods ended September 30, 2004 and 2005 have been derived from our unaudited consolidated financial statements, which have been prepared on a basis consistent with our annual audited consolidated financial statements. The statement of operations for the LTM Period has been derived by adding the statement of operations data for the year ended December 31, 2004 to the statement of operations data for the nine months ended September 30, 2005 and subtracting the statement of operations data for the nine months ended September 30, 2004. In the opinion of management, such unaudited financial data include all adjustments of a normal recurring nature which are necessary to present fairly information as of and for the periods indicated. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

The summary unaudited pro forma condensed consolidated statements of operations and other financial data give effect to the Transactions as if they had occurred on January 1, 2004. The summary unaudited pro forma condensed consolidated balance sheet gives effect to the Transactions as if they had occurred on September 30, 2005. The unaudited pro forma condensed consolidated statement of operations for the LTM Period has been derived by adding the pro forma statement of operations data for the year ended December 31, 2004 to the pro forma statement of operations data for the nine months ended September 30, 2005 and subtracting the pro forma statement of operations data for the nine months ended September 30, 2004. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable.

The summary unaudited pro forma condensed consolidated financial data are for informational purposes only and do not purport to represent what our results of operations or financial position actually would have been if the Transactions had occurred at any date, and such data do not purport to project the results of operations for any future period.

The Merger will be accounted for using purchase accounting. The pro forma information presented, including allocations of purchase price, is based on preliminary estimates of the fair values of assets acquired and liabilities assumed, available information and assumptions and will be revised as additional information becomes available. The actual adjustments to our consolidated financial statements upon the closing of the Transactions will depend on a number of factors, including additional information available and our net assets on the closing date of the Transactions. Therefore, the actual adjustments will differ from the pro forma adjustments, and the differences may be material.

The summary historical and unaudited pro forma consolidated financial data should be read in conjunction with “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors” and our and our predecessor’s consolidated financial statements and related notes.

	Historical							Pro Forma
	Predecessor				Successor
	Company	Company
	Period from
	January 1,	Period from
	2002	November 1,			Nine Months		LTM Period	LTM Period
	through	2002 through	Year Ended,		Ended		ended	ended
	October 31,	December 31,	December 31		September 30,		September 30,	September 30,
	2002(1)	2002	2003	2004	2004	2005	2005	2005
	(in millions)		(in millions)
Operations Data:
Net sales	$833.3	$128.7	$963.2	$1,509.8	$1,115.4	$1,250.5	$1,644.9	$1,644.9

Costs and expenses:
Cost of sales (exclusive of operating and delivery, and depreciation and amortization shown below)	639.0	98.7	731.6	1,080.1	784.7	981.9	1,277.3	1,277.3
Operating and delivery	110.1	18.3	127.7	144.4	109.7	113.8	148.5	148.5
Selling, general and administrative	79.5	12.6	87.0	109.6	79.0	74.6	105.2	106.9
Depreciation and amortization(2)	7.5	—	0.5	2.0	1.2	2.5	3.3	9.8
Integration credits(3)	(3.2)	—	—	—	—	—	—	—
Asset impairments(4)	3.0	—	—	—	—	—	—	—
Operating income (loss)	(2.6)	(0.9)	16.4	173.7	140.8	77.7	110.6	102.4
Interest expense	15.8	1.3	5.7	8.4	5.8	8.8	11.4	49.3
Other (income) expense	(1.1)	0.1	(2.0)	(2.5)	(1.6)	(0.2)	(1.1)	(1.1)
Fresh-start adjustments	109.7	—	—	—	—	—	—	—
Gain on reorganization	(190.6)	—	—	—	—	—	—	—
Reorganization expenses	28.3	—	—	—	—	—	—	—
Income (loss) before taxes and discontinued operations	35.3	(2.3)	12.7	167.8	136.6	69.1	100.3	54.2
Provision (benefit) for income taxes	(15.4)	—	5.1	63.3	52.6	26.3	37.0	21.7
Net income (loss) before discontinued operations	50.7	(2.3)	7.6	104.5	84.0	42.8	63.3	32.5
Income (loss) from discontinued operations, net of taxes	0.6	(1.0)	(0.1)	—	—	—	—	—
Net income (loss)	$51.3	$(3.3)	$7.5	$104.5	$84.0	$42.8	$63.3	$32.5

	Historical												Pro Forma
	Predecessor						Successor
	Company	Company
	Period from
	January 1,	Period from
	2002	November 1,					Nine Months				LTM Period		LTM Period
	through	2002 through	Year Ended				Ended				ended		ended
	October 31,	December 31,	December 31,				September 30,				September 30,		September 30,
	2002(1)	2002	2003		2004		2004		2005		2005		2005
	(dollars in millions)		(dollars in millions)

Balance Sheet Data (at end of period):
Cash		$6.3	$11.4		$12.6		$12.9		$12.4		$12.4		$12.4
Total assets		378.6	407.2		710.0		633.7		615.9		615.9		792.1
Total debt		128.7	118.7		270.6		211.3		132.5		132.5		500.8
Total liabilities		189.6	206.6		381.8		345.3		242.1		242.1		658.1
Stockholders’ equity		189.0	200.6		328.2		288.4		373.8		373.8		134.0

Cash Flow Data:
Cash flows provided by (used in) operating activities	8.4	14.5	26.9		(128.6)		(74.4)		151.1		96.9		N/A
Cash flows provided by (used in) investing activities	80.2	6.4	(11.8)		(16.0)		(13.1)		(13.2)		(16.1)		N/A
Cash flows provided by (used in) financing activities	(141.9)	(33.7)	(10.0)		145.8		89.0		(138.1)		(81.3)		N/A
Capital expenditures	3.0	0.5	17.5		17.4		13.6		13.3		17.1		N/A

Other Financial Data:
EBITDA(5)	$58.1	$(1.9)	$16.8		$175.7		$142.0		$80.5		$114.3		$112.5
Adjusted EBITDA(5)	$4.7	$(0.9)	$16.9		$180.7		$143.9		$80.5		$117.4		$115.6
Net Bank Debt to Adjusted EBITDA(6)		N/A	6.2	x	1.4	x	1.4	x	1.5	x	1.0	x	1.8	x
Total Debt to Adjusted EBITDA(6)		N/A	7.0	x	1.5	x	1.5	x	1.6	x	1.1	x	4.3	x
Tons shipped(7)	1,126	171	1,288		1,502		1,167		1,089		1,424		1,424

(1)      We applied “Fresh-Start Reporting” to our consolidated balance sheet as of October 31, 2002 in accordance with SOP 90-7. Under “Fresh-Start Reporting”, a new reporting entity is considered to be created and the recorded amounts of assets and liabilities are adjusted to reflect their estimated fair values at the date “Fresh-Start Reporting” is applied. On October 31, 2002, we emerged from bankruptcy. As a result of the application of “Fresh-Start Reporting,” our financial information of any date or for periods after November 1, 2002 is not comparable to our historical financial information before November 1, 2002. As a result of the emergence from bankruptcy and for the purpose of presentation, activities subsequent to October 31, 2002 relate to our successor company and activities prior to November 1, 2002 relate to our predecessor company.

(2)      Excludes depreciation expense reflected in cost of sales for the Building Products Group of $0.4 for the period ending September 30, 2005.

(3)      Reflects unexpended amounts associated with integration accruals made in 1999 and 2001.

(4)      Represents impairment charges related to property and equipment.

(5)      EBITDA represents net income (loss) before depreciation and amortization, other (income) expense, interest expense and provision (benefit) for income taxes. Adjusted EBITDA represents EBITDA as further adjusted to add back reorganization expenses, eliminate gain on reorganization, account for fresh start adjustments, account for integration credits, add back asset impairments, remove the effect of income (loss) from discontinued operations, net of taxes and account for other adjustments. Each adjustment should be evaluated and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

EBITDA and Adjusted EBITDA are not presentations made in accordance with GAAP, are not measures of financial condition, liquidity or profitability and should not be considered as an alternative to net income (loss) determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow for management’s discretionary use, as they do not take into account certain cash requirements such as interest payments, tax payments, debt service requirements and capital expenditures. We believe that inclusion of EBITDA and Adjusted EBITDA in this current report is appropriate to provide additional information about our operating performance relative to our peers and to provide a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. We further believe that EBITDA and Adjusted EBITDA are an appropriate supplemental measure of debt service capacity, because cash expenditures on interest are, by definition, available to pay interest, and tax expense is inversely correlated to interest expense because tax expense goes down as deductible interest expense goes up. Further, depreciation and amortization are non-cash charges. In addition, the ABL facility and the indenture governing the notes use EBITDA and Adjusted EBITDA to measure our compliance with covenants such as interest coverage and debt incurrence.

While management believes that these measures provide useful information to investors, the SEC may require that EBITDA and Adjusted EBITDA be presented differently or not at all in filings made with the SEC. In addition, because not all companies use identical calculations, these presentations of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, including companies in our industry.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

	Historical							Pro Forma
	Predecessor Company	Successor Company
	Period from
	January 1,	Period from
	2002	November 1,			Nine Months		LTM Period	LTM Period
	through	2002 through	Year Ended		Ended		ended	ended
	October 31,	December 31,	December 31,		September 30,		September 30,	September 30,
	2002	2002	2003	2004	2004	2005	2005	2005
	(in millions)	(in millions)

Net income (loss)	$51.3	$(3.3)	$7.5	$104.5	$84.0	$42.8	$63.3	$32.5
Depreciation and amortization	7.5	—	0.5	2.0	1.2	2.8	3.7	10.1
Other (income) expense	(1.1)	0.1	(2.0)	(2.5)	(1.6)	(0.2)	(1.1)	(1.1)
Interest expense	15.8	1.3	5.7	8.4	5.8	8.8	11.4	49.3
Provision (benefit) for income taxes	(15.4)	—	5.1	63.3	52.6	26.3	37.0	21.7
EBITDA	$58.1	$(1.9)	$16.8	$175.7	$142.0	$80.5	$114.3	$112.5
Reorganization expenses(a)	28.3	—	—	—	—	—	—	—
Gain on reorganization(a)	(190.6)	—	—	—	—	—	—	—
Fresh start adjustments(a)	109.7	—	—	—	—	—	—	—
Integration credits(a)(b)	(3.2)	—	—	—	—	—	—	—
Asset impairment(a)(c)	3.0	—	—	—	—	—	—	—
Income (loss) from discontinued operations, net of taxes(a)	0.6	(1.0)	(0.1)	—	—	—	—	—
Other adjustments toEBITDA(a)(d)	—	—	—	5.0	1.9	—	3.1	3.1

Adjusted EBITDA	$4.7	$(0.9)	$16.9	$180.7	$143.9	$80.5	$117.4	$115.6

(a)      For further discussion of these adjustments, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Predecessor Company Chapter 11 Proceedings and Reorganization.”

(b)      Reflects unexpended amounts associated with integration accruals made in 1999 and 2001.

(c)      Represents impairment charges related to property and equipment.

(d)      Represents $5.0 million of charges in the Building Products Group for the elimination of one layer of management and closure of eleven facilities in 2004.

The table below reconciles operating income (loss) to EBITDA for each of our segments for the time periods indicated:

Reconciliation of Operating Income (Loss) to EBITDA

	Plates and Shapes	Flat Rolled	Building Products(a)	Corporate and Other	Total
	(in millions)
Year Ended December 31, 2004:
Operating income (loss)	$103.2	$81.8	$7.9	$(19.2)	$173.7
Depreciation and amortization	0.9	0.3	0.4	0.4	2.0
EBITDA	$104.1	$82.1	$8.3	$(18.8)	$175.7

Nine Months Ended September 30, 2004:
Operating income (loss)	$80.2	$64.8	$8.7	$(12.9)	$140.8
Depreciation and amortization	0.6	0.2	0.2	0.2	1.2
EBITDA	$80.8	$65.0	$8.9	$(12.7)	$142.0

Nine Months Ended September 30, 2005:
Operating income (loss)	$50.2	$28.0	$15.4	$(15.9)	$77.7
Depreciation and amortization	1.2	0.3	0.4	0.9	2.8
EBITDA	$51.4	$28.3	$15.8	$(15.0)	$80.5

(a)      EBITDA for the Building Products Group includes $5.0 million and $1.9 million of charges in the year ended December 31, 2004 and the nine months ended September 30, 2004, respectively, in each case, related to the elimination of one layer of management and closure of eleven facilities in 2004.

(6)      For the period from November 1, 2002 through December 31, 2002, Adjusted EBITDA was a negative number and therefore this ratio cannot be calculated for this period.

The ratio of Net Bank Debt to Adjusted EBITDA and the ratio of Total Debt to Adjusted EBITDA are ratios that are based on financial measures that are not in accordance with GAAP. These ratios are not measures of financial condition, liquidity or profitability and should not be considered as alternatives to ratios that incorporate net income (loss) determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. Additionally, these ratios are based on non-GAAP measures that are subject to the limitations described in footnote (5) above. We believe that inclusion of the ratio of Net Bank Debt to Adjusted EBITDA and the ratio of Total Debt to Adjusted EBITDA in this current report is appropriate for the same reasons we include non-GAAP measures as described in footnote (5) above.

While management believes that these ratios provide useful information, the SEC may require that the ratio of Net Bank Debt to Adjusted EBITDA and the ratio of Total Debt to Adjusted EBITDA be presented differently or not at all in filings made with the SEC. In addition, because not all companies use identical calculations, these presentations of the ratio of Net Bank Debt to Adjusted EBITDA and the ratio of Total Debt to Adjusted EBITDA may not be comparable to similarly titled measures of other companies, including companies in our industry.

(7)      Expressed in thousands of tons, for our Plates and Shapes and Flat Rolled Groups combined. Tons shipped is not an appropriate measure for our Building Products Group.

RISK FACTORS

Risks Related to our Indebtedness

Our substantial leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our obligations under the notes.

After completing the Transactions, we will be highly leveraged. As of September 30, 2005, after giving pro forma effect to the Transactions, our total indebtedness would have been $500.8 million, including the notes. We also would have had an additional $168.6 million available for borrowing under the ABL facility at that date. Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt depends on a range of economic, competitive and business factors, many of which are outside our control. Our business may not generate sufficient cash flow from operations to meet our debt service and other obligations, and currently anticipated operating improvements and cost efficiencies from inventory management may not be realized on schedule, or at all. If we are unable to meet our expenses and debt service obligations, we may need to refinance all or a portion of our indebtedness on or before maturity, sell assets or raise equity on commercially reasonable terms, which could cause us to default on our obligations and impair our liquidity. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms, could have a material adverse effect on our business, financial condition and results of operations.

Our substantial indebtedness could have important consequences, including:

•        it may limit our ability to borrow money or sell equity for our working capital, capital expenditures, dividend payments, debt service requirements, strategic initiatives or other purposes;

•        it may limit our flexibility in planning for, or reacting to, changes in our operations or business;

•        it may increase the amount of our interest expense, because certain of our borrowings are at variable rates of interest, which, if interest rates increase, could result in higher interest expense;

•        we will be more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

•        it may make us more vulnerable to downturns in our business or the economy;

•        the debt service requirements of our other indebtedness could make it more difficult for us to make payments on the notes;

•        a substantial portion of our cash flow from operations will be dedicated to the repayment of our indebtedness and will not be available for other purposes;

•        it may restrict us from making strategic acquisitions, introducing new technologies or exploring business opportunities;

•        it may make it more difficult for us to satisfy our obligations with respect to our existing indebtedness;

•        it may limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds or dispose of assets; and

•        there would be a material adverse effect on our business and financial condition if we were unable to service our indebtedness or obtain additional financing, as needed.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future, subject to the restrictions contained in the ABL facility and the indenture governing the notes. These restrictions are subject to many significant exceptions and the amount of debt we may incur in the future could be substantial. If new indebtedness is added to our current debt levels, the related risks that we now face could intensify.

Our pro forma cash interest expense for the LTM Period, after giving pro forma effect to the Transactions, would have been $47.5 million. As of September 30, 2005, after giving pro forma effect to the Transactions, we would have had $218.5 million of floating rate debt under the ABL facility as well as the Floating Rate Notes. A 1% increase in the interest rate on our floating rate debt would increase pro forma annual interest expense under the ABL facility by approximately $2.2 million and would further increase pro forma annual interest expense by an amount dependent upon the principal amount of the Floating Rate Notes.

Our debt agreements contain restrictions that limit our flexibility in operating our business and, in the event that we default on our obligations under our debt agreements, we may not be able to make payments on the notes.

The ABL facility and the indenture governing the notes will contain various covenants that will limit our ability to engage in specified types of transactions. Except in limited circumstances, Flag Intermediate is not subject to any of the restrictive or other covenants in the ABL facility or the indenture governing the notes. These covenants will limit our and our restricted subsidiaries’ ability to, among other things:

•        incur or guarantee additional indebtedness or issue certain preferred shares;

•        pay dividends on, repurchase or make distributions in respect of our capital stock or make other restricted payments;

•        make certain loans, acquisitions, capital expenditures or investments;

•        sell certain assets and subsidiary stock;

•        enter into sale and leaseback transactions;

•        create or incur liens;

•        consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and

•        enter into certain transactions with our affiliates.

In addition, under the ABL facility, if our borrowing availability falls below $45.0 million, we will be required to satisfy and maintain a fixed charge coverage ratio not less than 1.0 to 1.0. The fixed charge coverage ratio is determined by dividing (i) the sum of EBITDA (as defined by and adjusted in accordance with the loan and security agreement governing the ABL facility) minus income taxes paid in cash and non-financed capital expenditures by (ii) the sum of certain distributions paid in cash, cash interest expense and scheduled principal reductions on debt. Our ability to meet the required fixed charge coverage ratio can be affected by events beyond our control, and we cannot assure you that we will meet this ratio. A breach of any of these covenants could result in a default under the ABL facility.

Moreover, the ABL facility provides the lenders considerable discretion to impose reserves or availability blocks, which could materially impair the amount of borrowings that would otherwise be available to us. There can be no assurance that the lenders under the ABL facility will not impose such actions during the term of the ABL facility and further, were they to do so, the resulting impact of this action could materially and adversely impair our ability to make interest payments on the notes.

Upon the occurrence of an event of default under the ABL facility, the lenders could elect to declare all amounts outstanding under the ABL facility to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under the ABL facility could proceed against the collateral granted to them to secure the ABL facility on a first-priority lien basis. If the lenders under the ABL facility accelerate the repayment of borrowings, such acceleration could have a material adverse effect on our business, financial condition and results of operations, and, in addition, we cannot assure you that we will have sufficient assets to repay the ABL facility, or to repay the notes.

Despite our substantial indebtedness, we may still be able to incur significantly more debt. This could intensify the risks described above.

The terms of the indenture governing the notes and the ABL facility contain restrictions on us and our subsidiaries’ ability to incur additional indebtedness. These restrictions are subject to a number of important qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. Accordingly, we or our subsidiaries could incur significant additional indebtedness in the future. As of September 30, 2005, after giving pro forma effect to the Transactions, we would have had approximately $168.6 million available for additional borrowing under the ABL facility, including the subfacility for letters of credit, and the covenants under our debt agreements, including the indenture governing the notes, would allow us to borrow a significant amount of additional indebtedness. In addition, the indenture governing the notes and the ABL facility do not limit the amount of indebtedness that may be incurred by Flag Intermediate. The more leveraged we become, the more we, and in turn our securityholders, become exposed to the risks described above under “—Our substantial leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our obligations under the notes.”

Risks Related to Our Business

Our business, financial condition and results of operations are heavily impacted by varying metals prices.

We principally use steel, aluminum and various specialty metals as feedstock. The metals industry as a whole is cyclical and at times pricing and availability of our feedstock can be volatile due to numerous factors beyond our control, including domestic and international economic conditions, labor costs, production levels, competition, import duties and tariffs and currency exchange rates. This volatility can significantly affect the availability and cost of raw materials for us, and may, therefore, adversely affect our net sales, operating margin and net income. Metal costs typically represent approximately 75% of our net sales. Our service centers maintain substantial inventories of metal to accommodate the short lead times and just-in-time delivery requirements of our customers. Accordingly, we purchase metal in an effort to maintain our inventory at levels that we believe to be appropriate to satisfy the anticipated needs of our customers, which we base on information derived from customers, market conditions, historic usage and industry research. Our commitments for metal purchases are generally at prevailing market prices in effect at the time we place our orders. We have no substantial long-term, fixed-price purchase contracts. When raw material prices rise, we may not be able to pass any portion of the price increase on to customers. When raw material prices decline, customer demands for lower prices could result in lower sale prices and, to the extent we reduce existing inventory quantities, lower margins. See “—We may be adversely affected by increases in the price of metals if we are unable to pass through any price increases to our customers.”

Changes in metal prices also affect our liquidity because of the time difference between our payment for our raw materials and our collection of cash from our customers. We sell our products and typically collect our accounts receivable within 45 days after the sale; however, we tend to pay for replacement materials (which are more expensive when metal prices are rising) over a much shorter period, in part to benefit from early-payment discounts. As a result, when metal prices are rising, we tend to draw more on our revolving credit facility to cover the cash flow cycle from our raw material purchases to cash collection. This cash requirement for working capital is higher in periods when we are increasing inventory quantities as we did at the end of 2004. Our liquidity is thus adversely affected by rising metal prices. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Operating and Investing Activities.”

We may be adversely affected by increases in the price of metals if we are unable to pass through any price increases to our customers.

There have been historical periods of rapid and significant movements in the prices of metal, particularly steel, both upward and downward. Any limitation on our ability to pass through any price increases to our customers could have a material adverse effect on our business, financial condition or results of operations.

Our operating results could be negatively affected during economic downturns.

The businesses of many of our customers are, to varying degrees, cyclical and have historically experienced periodic downturns due to economic conditions, energy prices, consumer demand and other factors beyond our control. These economic and industry downturns have been characterized by diminished product demand, excess capacity and, in some cases, lower average selling prices. Therefore, any significant downturn in one or more of the markets that we serve, one or more of the end-markets that our customers serve or in economic conditions in general could result in a reduction in demand for our products and could have a material adverse effect on our business, financial condition or results of operations. Additionally, as an increasing amount of our customers relocate their manufacturing facilities outside of the United States, we may not be able to maintain our level of sales to those customers. As a result of the depressed economic conditions and reduction in construction in the northeastern United States in the years 2000 through the middle of 2002, our customers in such geographic areas had lower demand for our products. While we supply a broad range of products to a large diversified customer base which serves a diverse set of end-markets, concurrent reduced demand in a number of these markets combined with the foreign relocation of some of our customers could have an adverse effect on our business, financial condition or results of operations.

Although we do not generally sell any of our products directly to customers abroad, a large part of our financial performance is dependent upon a healthy economy beyond the United States. Our customers sell their products abroad and some of our suppliers buy feedstock abroad. As a result, our business is affected by general economic conditions and other factors outside the United States, primarily in Europe and Asia. Our suppliers’ access to metal, and therefore our access to metal, is additionally affected by such conditions and factors. Similarly, the demand for our customers’ products, and therefore our products, is affected by such conditions and factors. We cannot assure you that events having an adverse effect on the industries in which we operate will not occur or continue, such as further increased prices of steel, enhanced imbalances in the world’s iron ore, coal and steel industries, a downturn in world economies, increases in interest rates, unfavorable currency fluctuations, including the weak U.S. dollar, or a slowdown in the key industries served by our customers.

In addition, demand for the products of our Building Products Group could be adversely affected if consumer confidence falls since the results for that group depend on a strong residential remodeling market, which in turn has been partially driven by relatively high consumer confidence.

We rely on metal suppliers in our business and purchase a significant amount of metal from a limited number of suppliers. Termination of one or more of our relationships with any of those suppliers could have a material adverse effect on our business because we may be unable to obtain metal from other sources in a timely manner or at all.

We use a variety of metals in our business. Our operations depend upon obtaining adequate supplies of metal on a timely basis. We purchase most of our metal from a limited number of metal suppliers. As of September 30, 2005, the top three metals producers represented a significant portion of our total metal purchasing cost. Termination of one or more of our relationships with any of these major suppliers could have a material adverse effect on our business, financial condition or results of operations if we were unable to obtain metal from other sources in a timely manner or at all.

In addition, the domestic metals production industry has experienced consolidation in recent years. The top three metals producers together control over 60% of the domestic flat rolled steel market. Further consolidation could result in a decrease in the number of our major suppliers or a decrease in the number of alternative supply sources available to us, which could make it more likely that termination of one or more of our relationships with major suppliers would result in a material adverse effect on our business, financial condition or results of operations. Consolidation could also result in price increases for the metal that we purchase. Such price increases could have a material adverse effect on our business, financial condition or results of operations if we were not able to pass these price increases on to our customers.

We operate in a highly fragmented and competitive industry.

We are engaged in a highly fragmented and competitive industry. We compete with a large number of other value-added metals processors/service centers on a regional and local basis, some of which may have greater financial resources than us. We also compete, to a much lesser extent, with primary metals producers, who typically sell to very large customers requiring regular shipments of large volumes of metals. Increased competition could have a material adverse effect on our business, financial condition or results of operation.

Our future success depends on our ability to retain our key employees.

We are dependent on the services of our CEO, Mr. C. Lourenço Gonçalves, and other members of our senior management team to remain competitive in our industry. There is a risk that we will not be able to retain or replace these key employees. While upon closing of the Transactions all of our current key employees (other than our current CFO, Terry Freeman, who intends to resign upon the closing of the Transactions pursuant to a Severance Agreement that he entered into with Flag Acquisition) will be subject to employment conditions or arrangements that contain post-employment non-competition provisions and certain of these key employees will be investors in the company, these arrangements will permit the employees to terminate their employment without notice. In addition, these arrangements permit the company to terminate these employment arrangements for “cause” (which includes, among other things, the emergence of facts or developments that are reasonably likely to adversely impact (for the company or Mr. Gonçalves) a certain pending litigation filed against Mr. Gonçalves). See “Management—Management Agreements—Mr. Gonçalves’ Employment Agreement.” The loss of any member of our senior management team could have a material adverse effect on our business, financial condition or results of operations.

We are subject to litigation.

We are a defendant in numerous lawsuits. These suits concern issues including product liability, contract disputes, employee-related matters and personal injury matters. In addition, a certain pending litigation has been brought by an employee against us and our CEO, which may result in the termination of his employment agreement. In addition, we may not have insurance with respect to all of the lawsuits to which we are a party, including the litigation involving our CEO. See “—Our future success depends on our ability to retain our key employees” and “Management—Management Agreements—Mr. Gonçalves’ Employment Agreement.” While it is not feasible to predict the outcome of all pending suits and claims, the ultimate resolution of these matters could have a material adverse effect on our business, financial condition, results of operations or reputation.

We are subject to extensive environmental regulation.

Our operations are subject to extensive regulations governing waste disposal, air and water emissions, the handling of hazardous substances, remediation, workplace exposure and other environmental matters. We believe that we are in substantial compliance with all such laws and do not currently anticipate that we will be required to expend any substantial amounts in the foreseeable future in order to meet current environmental or workplace health and safety requirements. However, some of the properties we own or lease are located in areas with a history of heavy industrial use, and are on or near sites listed on the Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, National Priority List. CERCLA establishes joint and several responsibility for cleanup without regard to fault for persons who have arranged for disposal of hazardous substances at sites that have become contaminated and for persons who own or operate contaminated facilities. We have a number of properties located in or near industrial or light industrial use areas; accordingly, these properties may have been contaminated by pollutants which would have migrated from neighboring facilities or have been deposited by prior occupants. Some of our properties are affected by contamination from leaks and drips of cutting oils and similar materials used in our business and we have removed and restored such known impacted soils pursuant to applicable environmental laws. The costs of such clean-ups have not been material. We are not currently subject to any claims and have not received any notices with respect to cleanup or remediation under CERCLA or similar laws for contamination at our leased or owned properties or at any off-site location. However, we cannot rule out the possibility that we could be notified of such claims in the future. It is possible that we could be identified by the Environmental Protection Agency, a state agency or one or more third parties as a potentially responsible party under CERCLA or under analogous state laws. If so, we could incur substantial litigation costs in defense of such claims.

Adverse developments in our relationship with our employees and future shortages of employees could adversely affect our business.

Approximately 300 of our employees (12%) at various sites are members of unions. Our relationship with these unions generally has been satisfactory, but occasional work stoppages have occurred. Within the last five years, one work stoppage occurred at one facility, which involved approximately 30 employees and lasted approximately 30 days. Any work stoppages in the future could have a material adverse effect on our business, financial condition or results of operations.

We are currently a party to 9 collective bargaining agreements with such unions, which expire at various times. Collective bargaining agreements for all of our union employees expire in each of the next three years. Historically, we have succeeded in negotiating new collective bargaining agreements without a strike. However, no assurances can be given that we will succeed in negotiating new collective bargaining agreements to replace the expiring ones without a strike. Any strikes in the future could have a material adverse effect on our business, financial condition or results of operations.

From time to time, there are shortages of qualified operators of metals processing equipment. In addition, during periods of low unemployment, turnover among less-skilled workers can be relatively high. Any failure to retain a sufficient number of such employees in the future could have a material adverse effect on our business, financial condition or results of operations.

We emerged from Chapter 11 Reorganization in 2002.

Our predecessor company sought protection under Chapter 11 of the Bankruptcy Code in November 2001. Our predecessor company incurred operating losses of $2.6 million and $390.5 million during the ten-month period ended October 31, 2002 and the fiscal year ended December 31, 2001, respectively. Approximately $386 million of the 2001 net loss was attributable to write-downs associated with the carrying value of our predecessor company’s goodwill and property and equipment to their then estimated recoverable values. We incurred an operating loss of $0.9 million for the two-month period ended December 31, 2002. Our predecessor company’s equity ownership, board of directors and a portion of its senior management was replaced in connection with our reorganization. While our current senior management has concentrated on improving our profitability, we may not attain sustained profitability or achieve growth in our operating performance. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Predecessor Company Chapter 11 Proceedings and Reorganization.”

Our historical financial information is not comparable to our current financial condition and results of operations.

As a result of our emergence from bankruptcy on October 31, 2002, we were subject to “Fresh-Start Reporting.” Accordingly, our financial information as of any date or for periods after November 1, 2002 is not comparable to our historical financial information before November 1, 2002. This is primarily because the “Fresh-Start Reporting” purchase price allocations required us to reduce the carrying value of the property and equipment we owned at November 1, 2002 to zero. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Predecessor Company Chapter 11 Proceedings and Reorganization.”

CAPITALIZATION

The following table sets forth our cash and capitalization as of September 30, 2005, both on a historical basis and on a pro forma basis after giving effect to the Transactions. The information in this table should be read in conjunction with “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of the Transactions,” and our consolidated financial statements.

	As of September 30, 2005
	Historical	Pro Forma
	(in millions)
Cash	$12.4	$12.4
Total debt:
ABL facility(1)	$—	$218.5
Notes	—	275.0
Existing debt	132.5	7.3	(2)
Total debt	$132.5	$500.8

Stockholders’ equity	373.8	134.0	(3)
Total capitalization	$506.3	$634.8

(1)                   The ABL facility will provide for up to $450.0 million of senior secured revolving credit borrowings and letters of credit, subject to a borrowing base determined primarily by the value of our eligible receivables and eligible inventory, subject to certain reserves. Our borrowing base under the ABL facility is estimated to be approximately $407 million on the closing date. We expect that $218.5 million will be drawn under the ABL facility on the closing date of the Transactions (exclusive of approximately $20 million of letters of credit that we expect to be issued or rolled over on the closing date).

(2)                   Consists of an Industrial Revenue Bond (IRB) with $5.7 million principal amount outstanding as of September 30, 2005, which is payable on May 1, 2016 in one lump sum payment and $1.6 million in vendor financing and purchase money notes.

(3)                   Consists of approximately $136.1 million of cash equity contributed by investment funds associated with Apollo plus approximately $3.9 million of equity from management participants, reduced by $6.0 million of transaction fees paid to Apollo accounted for as a reduction of paid in capital.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial statements have been developed by applying pro forma adjustments to the historical audited and unaudited consolidated financial statements of Metals USA. The unaudited pro forma condensed consolidated statements of operations give effect to the Transactions as if they had occurred on January 1, 2004. The unaudited pro forma condensed consolidated balance sheet gives effect to the Transactions as if they had occurred on September 30, 2005. The unaudited pro forma condensed consolidated statement of operations for the LTM Period has been derived by adding the unaudited pro forma condensed consolidated statement of operations data for the year ended December 31, 2004 to the unaudited pro forma condensed consolidated statement of operations data for the nine months ended September 30, 2005 and subtracting the unaudited pro forma condensed consolidated statement of operations data for the nine months ended September 30, 2004. Assumptions underlying the unaudited pro forma adjustments are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma adjustments are based upon currently available information and assumptions that we believe to be reasonable under the circumstances. Article 11 of Regulation S-X does not allow presentation of pro forma statements of operations data for periods, such as the LTM Period, that do not conform to the historical periods of the relevant reporting entity; however, management has presented pro forma statements of operations data for the LTM Period because they believe it provides meaningful additional information. Each of the unaudited pro forma adjustments and their underlying assumptions are described more fully in the notes to our unaudited pro forma condensed consolidated financial statements.

Flag Holdings, Flag Intermediate and Flag Acquisition each currently has no assets and conduct no operations, and therefore their corresponding historical financial statements have not been presented in this current report. As a result of the Transactions, Metals USA will be indirectly wholly-owned by Flag Holdings with assets, liabilities and an equity structure that will not be comparable to historical periods.

The summary unaudited pro forma condensed consolidated financial data are for informational purposes only and do not purport to represent what our results of operations or financial position actually would have been if the Transactions had occurred at any date, and such data do not purport to project the results of operations for any future period.

The Merger will be accounted for using purchase accounting. The unaudited pro forma condensed consolidated financial information presented, including allocations of purchase price, is based on preliminary estimates of the fair values of assets acquired and liabilities assumed, available information and assumptions and will be revised as additional information becomes available. A final determination of these fair appraisals will reflect our consideration of a final valuation prepared by third party appraisers. The actual adjustments to our consolidated financial statements upon the closing of the Transactions will depend on a number of factors, including additional information available and our net assets on the closing date of the Transactions. Therefore, the actual adjustments will differ from the pro forma adjustments, and the differences may be material.

The final purchase price allocation is dependent on, among other things, the finalization of asset and liability valuations. As of the date of this current report, we have not completed the valuation studies necessary to estimate the fair values of the assets we will have acquired and liabilities we will have assumed and the related allocation of purchase price. Accordingly, for purposes of the unaudited pro forma condensed consolidated financial information, the excess of the purchase price over the net assets has been allocated to goodwill. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the information contained in “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of the Transactions,” “Risk Factors” and our consolidated financial statements and related notes thereto.

Metals USA, Inc. Unaudited Pro Forma Condensed Consolidated Balance Sheet As of September 30, 2005

	Historical	Pro Forma Adjustments		Pro Forma
	(in millions)

Cash	$12.4	$—		$12.4
Accounts receivable, net	192.6	—		192.6
Inventory	341.5	30.4	(a)	371.9
Prepaid expenses and other	14.1	1.4	(a)(d)	15.5
Total current assets	560.6	31.8		592.4
Property and equipment, net	47.3	110.0	(a)	157.3
Other assets	8.0	6.0	(h)	14.0
Goodwill	—	28.4	(b)	28.4
Total assets	$615.9	$176.2		$792.1
Accounts payable	$63.8	$—		$63.8
Accrued liabilities	33.0	11.7	(d)	44.7
Current portion of long-term debt	0.6	—		0.6
Total current liabilities	97.4	11.7		109.1
Revolving credit facility	125.2	93.3	(b)(i)	218.5
Senior secured notes	—	275.0	(b)(i)	275.0
Other long-term debt	6.7	—		6.7
Other long-term liabilities	12.8	36.0	(j)	48.8
Total liabilities	242.1	416.0		658.1
Preferred stock	—	—		—
Common stock	0.2	(0.1	)(b)(i)	0.1
Additional paid-in-capital	222.5	(88.6	)(b)(i)	133.9
Deferred compensation	(0.4)	0.4	(b)(i)	—
Retained earnings	151.5	(151.5	)(b)(i)	—
Total stockholders’ equity	373.8	(239.8)		134.0
Total liabilities and stockholders’ equity	$615.9	$176.2		$792.1

Metals USA, Inc. Unaudited Pro Forma Condensed

Consolidated Statement of Operations For the year ended December 31, 2004

	Historical	Pro Forma Adjustments		Pro Forma
	(in millions)
Net sales	$1,509.8	$—		$1,509.8
Costs and expenses:
Cost of sales	1,080.1	—		1,080.1
Operating and delivery	144.4	—		144.4
Selling, general & administrative	109.6	1.7	(d)(g)	111.3
Depreciation and amortization	2.0	6.5	(e)	8.5
Operating income (loss)	173.7	(8.2)		165.5
Interest expense	8.4	34.7	(c)	43.1
Other (income) expense	(2.5)	—		(2.5)
Income (loss) before taxes	167.8	(42.9)		124.9
Provision (benefit) for income taxes	63.3	(13.3	)(f)	50.0
Net income (loss)	$104.5	$(29.6)		$74.9

Metals USA, Inc. Unaudited Pro Forma Condensed

Consolidated Statement of Operations For the nine months ended September 30, 2004

	Historical	Pro Forma Adjustments		Pro Forma
	(in millions)
Net sales	$1,115.4	$—		$1,115.4
Costs and expenses:
Cost of sales	784.7	—		784.7
Operating and delivery	109.7	—		109.7
Selling, general & administrative	79.0	1.3	(d)(g)	80.3
Depreciation and amortization	1.2	4.9	(e)	6.1
Operating income (loss)	140.8	(6.2)		134.6
Interest expense	5.8	25.8	(c)	31.6
Other (income) expense	(1.6)	—		(1.6)
Income (loss) before taxes	136.6	(32.0)		104.6
Provision (benefit) for income taxes	52.6	(10.8	)(f)	41.8
Net income (loss)	$84.0	$(21.2)		$62.8

Metals USA, Inc. Unaudited Pro Forma Condensed

Consolidated Statement of Operations For the nine months ended September 30, 2005

	Historical	Pro Forma Adjustments		Pro Forma
	(in millions)
Net sales	$1,250.5	$—		$1,250.5
Costs and expenses:
Cost of sales	981.9	—		981.9
Operating and delivery	113.8	—		113.8
Selling, general & administrative	74.6	1.3	(d)(g)	75.9
Depreciation and amortization	2.5	4.9	(e)	7.4
Operating income (loss)	77.7	(6.2)		71.5
Interest expense	8.8	29.0	(c)	37.8
Other (income) expense	(0.2)	—		(0.2)
Income (loss) before taxes	69.1	(35.2)		33.9
Provision (benefit) for income taxes	26.3	(12.7	)(f)	13.6
Net income (loss)	$42.8	$(22.5)		$20.3

Metals USA, Inc. Unaudited Condensed

Consolidated Statement of Operations For the LTM period ended September 30, 2005

	Historical	Pro Forma Adjustments		Pro Forma
	(in millions)
Net sales	$1,644.9	$—		$1,644.9
Costs and expenses:
Cost of sales	1,277.3	—		1,277.3
Operating and delivery	148.5	—		148.5
Selling, general & administrative	105.2	1.7	(d)(g)	106.9
Depreciation and amortization	3.3	6.5	(e)	9.8
Operating income (loss)	110.6	(8.2)		102.4
Interest expense	11.4	37.9	(c)	49.3
Other (income) expense	(1.1)	—		(1.1)
Income (loss) before taxes	100.3	(46.1)		54.2
Provision (benefit) for income taxes	37.0	(15.3	)(f)	21.7
Net income (loss)	$63.3	$(30.8)		$32.5

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL INFORMATION

(dollars in millions, except per share amounts)

(a)                   The increase in fair value of the historical net assets acquired has been preliminarily allocated as follows:

Inventory	$30.4	(1)
Property and equipment	110.0	(2)
Deferred taxes, current and non-current	(45.9	)(3)
Other long-term liabilities	(3.0	)(4)
Debt issuance costs	12.8	(5)
Allocated purchase price adjustment	$104.3

(1)                  Adjustment to reflect $21.7 increase in Flat Rolled and Plates and Shapes inventories to fair market value, and $8.7 to adjust the finished goods inventory of our Building Products Group to its fair market value, less a normal profit margin related to the sales effort.

(2)                  Adjustment to reflect property and equipment at their estimated fair values. Values were not assigned to property and equipment in connection with “fresh start” accounting in 2002.

	As of September 30, 2005
	Historical	Pro Forma Adjustments	Pro Forma
Land, net	$1.1	$15.0	$16.1
Building, net	11.9	45.0	56.9
Machinery and equipment, net	34.3	50.0	84.3
Property and equipment, net	$47.3	$110.0	$157.3

These preliminary adjustments are based on real estate appraisals conducted during January 2005, and on internally developed estimates for machinery and equipment. These preliminary adjustments may change as we are in the process of obtaining third party appraisals that we expect to complete concurrently with or shortly after the Merger.

(3)                  Represents adjustment of net deferred tax balances consisting of: (i) a deferred tax liability of approximately $41.9 for the purchase price adjustment to property and equipment, (ii) the exclusion of approximately $16.8 of tax benefits related to goodwill of our predecessor company, (iii) a deferred tax liability of approximately $11.6 for the adjustment to record inventories at fair market value, and (iv) an adjustment of approximately $24.4 to reduce the valuation allowance due to the exclusion of goodwill and other pro forma adjustments. The unaudited pro forma condensed consolidated balance sheet includes a valuation allowance of approximately $15.4 related to the tax benefits of federal and state net operating loss carryforwards. As the tax benefits of net operating losses and predecessor company goodwill are realized by the successor company, a corresponding reduction of goodwill will be recorded. The following table shows pro forma adjustments for deferred taxes, detailed by line item in the balance sheet.

	As of September 30, 2005
	Historical	Pro Forma Adjustments	Pro Forma
Deferred taxes:
Prepaid expenses and other	$10.3	$(10.3)	$—
Other assets	2.6	(2.6)	—
Other long-term liabilities	—	(33.0)	(33.0)
	$12.9	$(45.9)	$(33.0)

(4)                  Represents adjustment to minimum pension withdrawal liability in connection with certain facilities.

(5)                  Represents estimated debt issue costs as follows:

ABL facility	$5.9
Notes	6.9
$12.8

For the purpose of preparing the pro forma condensed consolidated financial statements, we have assumed that the notes have a weighted average term of 8.5 years and the ABL facility has a term of 6 years.

(b)                  The unaudited pro forma condensed consolidated financial statements include adjustments based on the preliminary purchase price allocation. It is probable that further adjustments will be made to the amounts presented herein. The final purchase price is dependent on a number of factors including the actual net book value of Metals USA at the closing date of the Transactions and completion of the final appraisals of assets acquired and liabilities assumed. Specifically, following the effective time of the Merger, we will complete a comprehensive valuation of property, plant, and equipment, intangible assets and assumed liabilities. The excess of the purchase price over the net assets has been allocated to goodwill. The following table summarizes our net assets as of September 30, 2005 and summarizes a preliminary allocation of the purchase price adjustment. The pro forma adjustments are based upon preliminary information and certain assumptions that we believe are reasonable.

Merger consideration		$473.3	(1)
Debt assumed retired:
Revolving credit facility		125.2	(2)
Transaction expenses		29.0	(3)
Total purchase price		627.5	(4)

Historical net assets at September 30, 2005	$499.0
Less: unamortized deferred financing costs of historical debt (Other assets)	4.2
Historical net assets acquired	494.8	494.8
Purchase price adjustments		104.3	(5)
Fair value of assets acquired		599.1
Excess of purchase price over fair value of assets acquired		$28.4	(6)

(1)                  Represents 20,329,682 shares of common stock acquired at the purchase price of $22.00 per share, plus the difference between the exercise price and the purchase price of $22.00 per share for 1,081,270 common stock options and 3,555,248 warrants outstanding at September 30, 2005.

(2)                  Represents debt outstanding at September 30, 2005 under our existing revolving credit facility which will be repaid upon consummation of the Transactions.

(3)                  Includes debt issue costs of $12.8, costs of $16.2 directly attributable to the Merger, and excludes $6.0 of transaction fees and expenses paid to Apollo which has been reflected as an adjustment to paid-in capital.

(4)                  The total purchase price was financed through the sum of (i) equity contributions of $140.0 from investment funds associated with Apollo and the management participants, (ii) proceeds of $275 from the notes, and (iii) proceeds from the ABL facility of $218.5 less $6.0 of transaction fees and expenses paid to Apollo, which has been reflected as an adjustment to paid-in-capital.

(5)                  Represents adjustment of assets acquired and liabilities assumed to fair value as further described in footnote (a) above.

(6)                  We have not completed our assessment of the fair value of our assets for purposes of allocating purchase price. The excess purchase price over the fair value of the net assets acquired has been allocated entirely to goodwill in the unaudited pro forma condensed consolidated balance sheet. We are in the process of obtaining third party appraisals for our property, and equipment and identifiable intangibles in order to determine whether any of the purchase price currently allocated to goodwill should be attributed to the appraised items. Assuming a weighted average depreciable life for fixed assets of 19 years, every $1.0 allocated to fixed assets rather than goodwill would increase pro forma depreciation expense by $0.05 on an annual basis. In addition, using traditional accounting methods for the amortization of intangible assets and assuming a weighted average estimated life for identifiable intangible assets of 5 years, every $1.0 allocated to identifiable intangible assets rather than goodwill, would increase pro forma amortization by $0.2 on an annual basis.

(c)                   Represents an increase in the interest expense as a result of the notes, the ABL facility, related issuance costs, and the elimination of interest costs attributable to the existing revolving credit facility as follows:

	Year ended December 31, 2004	Nine months ended September 30, 2004	Nine months ended September 30, 2005	LTM Period ended September 30, 2005
Interest on the notes	$29.6	$22.2	$22.2	$29.6
Amortization of deferred financing costs for the notes	0.8	0.6	0.6	0.8
Interest on the ABL facility	11.3	7.8	14.0	17.5
Amortization of deferred financing costs for the ABL facility	1.0	0.5	0.5	1.0
Interest on management fee obligation to Apollo (see note (d))	0.4	0.3	0.3	0.4
Less:
Interest and amortization of deferred financing costs on the existing revolving credit facility	(8.4)	(5.6)	(8.6)	(11.4)
	$34.7	$25.8	$29.0	$37.9

For purposes of calculating pro forma interest expense on the notes, the weighted average interest rate for the notes is assumed to be 10.75%. Each one-eighth percent change in the assumed interest rate would increase pro forma interest expense by $0.3 on an annual basis. The interest expense on the ABL facility is primarily based on a spread over LIBOR. For purposes of calculating pro forma interest expense, average historical LIBOR rates during the respective periods were used, and the spread above LIBOR was assumed to range from 1.75% to 3.50%. Each one-quarter percent change in the interest rate would increase pro forma interest expense by $0.8 on an annual basis.

(d)                  Reflects the recognition of the management agreement Apollo will implement with the Company at the effective time of the Merger. This agreement calls for minimum annual payments of $2.0 per year beginning in 2006 through 2012; we have estimated the present value of this obligation to be $11.7. The payment obligation will be recorded as a current liability as the management agreement contains a demand provision. The deferred management fees will be amortized using the straight line method over the applicable service period, beginning with the effective date and ending on December 31, 2012, resulting in $1.7 of expense on an annual basis. Together with the $10.3 adjustment to deferred taxes as described in footnote (a)(3) above, the net adjustment to prepaid expenses and other is $1.4.

(e)                   Reflects depreciation on the purchase price adjustments of $45.0 of buildings and $50.0 of machinery and equipment, which are owned by us but are not reflected in the historical financial statements as a result of “Fresh Start” reporting. The increase in depreciation expense is calculated using an estimated useful life of 30 years for buildings and 10 years for machinery and equipment.

(f)                     Reflects an estimated 40% effective tax rate on a pro forma basis. The effective tax rate on a pro forma basis is higher than the effective historical rate because permanent differences represent a higher percentage of income before taxes.

(g)                  We will be required to adopt the provisions of Statement of Financial Accounting Standards No. 123 (revised), “Share Based Payments” on January 1, 2006 and will be required to measure the cost of employee services received in exchange for equity instruments based upon the grant-date fair value. That cost will be recognized over the period during which an employee will be required to provide services. In connection with the closing of the Merger and the Transactions, certain members of management received awards for stock options in Flag Holdings. Flag Holdings has reserved for issuance 379,000 stock options which will vest over the requisite service period (“Service Stock Options”) and 379,000 stock options which include both a service and a performance condition (“Performance Stock Options”). The exercise price of each of the options is equivalent to the assumed fair market value of Flag Holdings on the date of the award. The Service Stock Options have an exercise price of $10.00 per share, vest on a pro-rata basis over five years, are exercisable ten years from the date of grant, and expire if not exercised. The Performance Stock Options have an exercise price of $10.00, vest on the eighth anniversary of the date of grant or earlier dependent on the satisfaction of an internal rate of return on capital invested, have a term of ten years from date of grant, and expire if not exercised. The unaudited pro forma condensed consolidated financial statements do not include any adjustments to reflect the cost of the options. Management is currently evaluating the appropriate valuation model to assess the impact of adopting this statement, however, for pro forma disclosure purposes has estimated the fair value of the Service Stock Options to be $5.18 per share ($0.4 of compensation costs on an annual basis related to these awards) and has estimated the fair value of the Performance Stock Options to be $6.36 per share ($0.3 of compensation costs on an annual basis related to these awards), using the Black-Scholes option pricing model using a dividend rate of 0%, historical volatility of 54.7%, risk free rate of return of 4.50%, and an expected life of 10 years. Any such compensation expense amount could be materially different based upon management’s final assessment at the date of adoption. Additionally, upon implementation, we expect the annual cost associated with the incentive stock options granted in connection with the Transactions will be $0.7 million.

(h)                  Consists of $12.8 for debt issuance costs (see (a)(5) above), less $4.2 for unamortized deferred financing costs of historical debts (see (b) above), less a $2.6 reduction in deferred tax assets (see (a)(3) above).

(i)                      In accordance with generally accepted accounting principles, reflects adjustments required so that the unaudited pro forma condensed consolidated balance sheet reflects the capital structure of the successor company, as indicated in (b)(4) above. As such, stockholders’ equity has been adjusted to equal the cash equity contributions to Flag Holdings, less transaction fees and expenses paid to Apollo, or $134.0, and, the ABL facility and senior secured notes balances have been adjusted to reflect such balances in connection with the Transactions and as shown in the pro forma capitalization table.

(j)                      Consists of $33.0 of deferred tax liabilities as shown in (a)(3) above, plus $3.0 for minimum pension withdrawal liability as shown in (a)(4) above.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

We emerged from bankruptcy on October 31, 2002. Upon our emergence from bankruptcy, we adopted “Fresh-Start Reporting” accounting as contained in SOP 90-7. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Predecessor Company Chapter 11 Proceedings and Reorganization.”

Our consolidated financial statements after emergence are those of the successor company and are not comparable to the financial statements of our predecessor company. The principal differences relate to the exchange of shares of new common stock for pre-petition liabilities subject to compromise, issuance of warrants in exchange for the extinguished old common stock, adjustments to reflect the fresh-start impact on the carrying value of certain non-current assets and elimination of the retained deficit.

The following table sets forth selected historical consolidated financial data of Metals USA as of the dates and for the periods indicated. The selected historical consolidated financial data as of December 31, 2003 and 2004 and for each of the three years in the period ended December 31, 2004 have been derived from our and our predecessor company’s audited consolidated financial statements and related notes. The selected historical consolidated financial data as of December 31, 2000, 2001 and 2002 and for the two years in the period ended December 31, 2001 presented in this table have been derived from our predecessor company’s audited consolidated financial statements. The historical financial statements for the periods not presented herein have been reclassified to give effect to discontinued operations identified during 2002. The selected historical consolidated financial data as of September 30, 2004 and 2005 and for each of the nine-month periods ended September 30, 2004 and 2005 have been derived from our unaudited consolidated financial statements and the related notes. The unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of management, include all adjustments necessary for a fair presentation of the information set forth herein. The consolidated results of operations for any period are not necessarily indicative of the results to be expected for any future period. The selected historical consolidated financial data set forth below should be read in conjunction with, and are qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes.

	Predecessor Company			Successor Company
			Period from	Period from			Nine Months
	Year ended		January 1, 2002	November 1, 2002	Year ended		Ended
	December 31,		through	through	December 31,		September 30,
	2000	2001	October 31, 2002(1)	December 31, 2002	2003	2004	2004	2005
	(in millions)			(in millions)
Operations Data:
Net sales	$1,585.6	$1,243.0	$833.3	$128.7	$963.2	$1,509.8	$1,115.4	$1,250.5
Costs and expenses:
Cost of sales (exclusive of operating and delivery, and depreciation and amortization shown below)	1,210.5	953.3	639.0	98.7	731.6	1,080.1	784.7	981.9
Operating and delivery	174.4	156.8	110.1	18.3	127.7	144.4	109.7	113.8
Selling, general and administrative	125.3	118.1	79.5	12.6	87.0	109.6	79.0	74.6
Depreciation and amortization(2)	21.1	21.3	7.5	—	0.5	2.0	1.2	2.5
Integration credits(3)	—	(2.1)	(3.2)	—	—	—	—	—
Asset impairment(4)	—	386.1	3.0	—	—	—	—	—
Operating income (loss)	54.3	(390.5)	(2.6)	(0.9)	16.4	173.7	140.8	77.7
Interest expense	50.5	49.6	15.8	1.3	5.7	8.4	5.8	8.8
Other (income) expense	(1.6)	1.8	(1.1)	0.1	(2.0)	(2.5)	(1.6)	(0.2)
Fresh-start adjustments	—	—	109.7	—	—	—	—	—
Gain on reorganization	—	—	(190.6)	—	—	—	—	—
Reorganization expenses	—	19.4	28.3	—	—	—	—	—
Income (loss) before taxes and discontinued operations	5.4	(461.3)	35.3	(2.3)	12.7	167.8	136.6	69.1
Provision (benefit) for income taxes	3.9	(52.9)	(15.4)	—	5.1	63.3	52.6	26.3
Net income (loss) before discontinued operations	1.5	(408.4)	50.7	(2.3)	7.6	104.5	84.0	42.8
Income (loss) from discontinued operations, net of taxes	10.2	(0.7)	0.6	(1.0)	(0.1)	—	—	—
Net income (loss)	$11.7	$(409.1)	$51.3	$(3.3)	$7.5	$104.5	$84.0	$42.8

	Predecessor Company		Successor Company
	As of December 31,		As of December 31,			As of September 30,
	2000	2001	2002	2003	2004	2004	2005
	(in millions)		(in millions)
Balance Sheet Data:
Cash	$3.8	$72.4	$6.3	$11.4	$12.6	$12.9	$12.4
Working capital	344.8	183.2	318.2	303.4	565.0	466.2	463.2
Total assets	1,104.8	690.1	378.6	407.2	710.0	633.7	615.9
Total debt	493.0	501.9	128.7	118.7	270.6	211.3	132.5
Total liabilities	729.7	725.2	189.6	206.6	381.8	345.3	242.1
Stockholders’ equity	375.1	(35.1)	189.0	200.6	328.2	288.4	373.8
Dividends declared	4.5	1.1	—	—	—	—	—

	Predecessor Company						Successor Company
					Period from		Period from
					January 1,		November 1,					Nine Months
	Year ended				2002 through		2002 through	Year ended				Ended
	December 31,				October 31,		December 31,	December 31,				September 30,
	2000		2001		2002(1)		2002	2003		2004		2004		2005
	(dollars in millions)						(dollars in millions)
Cash Flow Data:
Cash flows provided by (used in) operating activities	$(1.0)		$180.5		$8.4		$14.5	$26.9		$(128.6)		$(74.4)		$151.1
Cash flows provided by (used in) investing activities	(33.2)		(109.3)		80.2		6.4	(11.8)		(16.0)		(13.1)		(13.2)
Cash flows provided by (used in) financing activities	33.3		(2.6)		(141.9)		(33.7)	(10.0)		145.8		89.0		(138.1)
Capital expenditures	37.3		16.3		3.0		0.5	17.5		17.4		13.6		13.3

Other Financial Data:
EBITDA(5)	$85.6		$(389.3)		$58.1		$(1.9)	$16.8		$175.7		$142.0		$80.5
Adjusted EBITDA(5)	75.4		14.8		4.7		(0.9)	16.9		180.7		143.9		80.5
Net Bank Debt to Adjusted EBITDA(6)	3.5	x	18.8	x	—		N/A	6.2	x	1.4	x	1.4	x	1.5	x
Total Debt to Adjusted EBITDA(6)	6.5	x	33.9	x	—		N/A	7.0	x	1.5	x	1.5	x	1.6	x
Tons shipped(7)	2,046		1,653		1,126		171	1,288		1,502		1,167		1,089
Deficiency of earnings to fixed charges	—		$461.3		—		$2.3	—		—		—		—
Ratio of earnings to fixed charges(8)	1.1	x	—		2.2	x	—	2.2	x	13.3	x	14.8	x	6.3	x

(1)                   We applied “Fresh-Start Reporting” to our consolidated balance sheet as of October 31, 2002 in accordance with SOP 90-7. Under “Fresh-Start Reporting”, a new reporting entity is considered to be created and the recorded amounts of assets and liabilities are adjusted to reflect their estimated fair values at the date “Fresh-Start Reporting” is applied. On October 31, 2002, we emerged from bankruptcy. As a result of the application of “Fresh-Start Reporting,” our financial information of any date or for periods after November 1, 2002 is not comparable to our historical financial information before November 1, 2002. As a result of the emergence from bankruptcy and for the purpose of presentation, activities subsequent to October 31, 2002 relate to our successor company and activities prior to November 1, 2002 relate to our predecessor company.”

(2)                   Excludes depreciation expense reflected in cost of sales for the Building Products Group.

(3)                   Reflects unexpended amounts associated with integration accruals made in 1999 and 2001.

(4)                   Of the total impairment charges, $288.7 million related to goodwill, $90.3 million related to property and equipment and a $10.1 million integration charge related to future reserves for personnel and facility costs associated with the disposition of certain properties.

(5)                   EBITDA represents net income (loss) before depreciation and amortization, other (income) expense, interest expense and provision (benefit) for income taxes. Adjusted EBITDA represents EBITDA as further adjusted to add back reorganization expenses, eliminate gain on reorganization, account for fresh start adjustments, account for integration credits, add back asset impairments, remove the effect of income (loss) from discontinued operations, net of taxes and account for other adjustments. In evaluating Adjusted EBITDA, be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

EBITDA and Adjusted EBITDA are not presentations made in accordance with GAAP, are not measures of financial condition, liquidity or profitability and should not be considered as an alternative to net income (loss) determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow for management’s discretionary use, as they do not take into account certain cash requirements such as interest payments, tax payments, debt service requirements and capital expenditures. We believe that EBITDA and Adjusted EBITDA are an appropriate supplemental measure of debt service capacity, because cash expenditures on interest are, by definition, available to pay interest, and tax expense is inversely correlated to interest expense because tax expense goes down as deductible interest expense goes. Further, depreciation and amortization are non-cash charges. In addition, the ABL facility and the indenture governing the notes use EBITDA and Adjusted EBITDA to measure our compliance with covenants such as interest coverage and debt incurrence.

While management believes that these measures provide useful information to investors, the SEC may require that EBITDA and Adjusted EBITDA be presented differently or not at all in filings made with the SEC, which we will be required to make in connection with any registered notes that we may issue in exchange for the notes. In addition, because not all companies use identical calculations, these presentations of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, including companies in our industry.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

	Predecessor Company			Successor Company
			Period
			from
			January 1,	Period from
			2002	November 1,			Nine Months
	Years ended		through	2002 through	Year Ended		Ended
	December 31,		October 31,	December 31,	December 31,		September 30,
	2000	2001	2002	2002	2003	2004	2004	2005
	(in millions)				(in millions)
Net income (loss)	$11.7	$(409.1)	$51.3	$(3.3)	$7.5	$104.5	$84.0	$42.8
Depreciation and amortization	21.1	21.3	7.5	—	0.5	2.0	1.2	2.8
Other (income) expense	(1.6)	1.8	(1.1)	0.1	(2.0)	(2.5)	(1.6)	(0.2)
Interest expense	50.5	49.6	15.8	1.3	5.7	8.4	5.8	8.8
Provision (benefit) for income taxes	3.9	(52.9)	(15.4)	—	5.1	63.3	52.6	26.3
EBITDA(a)	$85.6	$(389.3)	$58.1	$(1.9)	$16.8	$175.7	$142.0	$80.5
Reorganization expenses(a)	—	19.4	28.3	—	—	—	—	—
Gain on reorganization(a)	—	—	(190.6)	—	—	—	—	—
Fresh start adjustments(a)	—	—	109.7	—	—	—	—	—
Integration credits(a)(b)	—	(2.1)	(3.2)	—	—	—	—	—
Asset impairment(a)(c)	—	386.1	3.0	—	—	—	—	—
Income (loss) from discontinued operations, net of taxes(a)	10.2	(0.7)	0.6	(1.0)	(0.1)	—	—	—
Other adjustments to EBITDA(a)(d)	—	—	—	—	—	5.0	1.9	—
Adjusted EBITDA	$75.4	$14.8	$4.7	$(0.9)	$16.9	$180.7	$143.9	$80.5

(a)                   For further discussion of these adjustments, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(b)                  Reflects unexpended amounts associated with integration accruals made in 1999 and 2001.

(c)                   Of the total impairment charges, $288.7 million related to goodwill, $87.3 million related to property and equipment and a $10.1 million integration charge related to future reserves for personnel and facility costs associated with the disposition of certain properties.

(d)                  Represents $5.0 million of charges in the Building Products Group for the elimination of one layer of management and closure of eleven facilities in 2004.

The table below reconciles operating income (loss) to EBITDA for each of our segments for the time periods indicated:

Reconciliation of Operating Income (Loss) to EBITDA

	Plates and Shapes	Flat Rolled	Building Products(a)	Corporate and Other	Total
	(in millions)
Year Ended December 31, 2004:
Operating income (loss)	$103.2	$81.8	$7.9	$(19.2)	$173.7
Depreciation and amortization	0.9	0.3	0.4	0.4	2.0
EBITDA	$104.1	$82.1	$8.3	$(18.8)	$175.7

Nine Months Ended September 30, 2004:
Operating income (loss)	$80.2	$64.8	$8.7	$(12.9)	$140.8
Depreciation and amortization	0.6	0.2	0.2	0.2	1.2
EBITDA	$80.8	$65.0	$8.9	$(12.7)	$142.0

Nine Months Ended September 30, 2005:
Operating income (loss)	$50.2	$28.0	$15.4	$(15.9)	$77.7
Depreciation and amortization	1.2	0.3	0.4	0.9	2.8
EBITDA	$51.4	$28.3	$15.8	$(15.0)	$80.5

(a)                   EBITDA for the Building Products Group includes $5.0 million and $1.9 million of charges in the year ended December 31, 2004 and the nine months ended September 30, 2004, respectively, in each case, related to the elimination of one layer of management and closure of eleven facilities in 2004.

(6)                   For the period from November 1, 2002 through December 31, 2002, Adjusted EBITDA was a negative number and therefore this ratio cannot be calculated for this period.

The ratio of Net Bank Debt to Adjusted EBITDA and the ratio of Total Debt to Adjusted EBITDA are ratios that are based on financial measures that are not in accordance with GAAP. These ratios are not measures of financial condition, liquidity or profitability and should not be considered as alternatives to ratios that incorporate net income (loss) determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. Additionally, these ratios are based on non-GAAP measures that are subject to the limitations described in footnote (5) above. We believe that inclusion of the ratio of Net Bank Debt to Adjusted EBITDA and the ratio of Total Debt to Adjusted EBITDA in this current report is appropriate for the same reasons we include non-GAAP measures as described in footnote (5) above.

While management believes that these ratios provide useful information to investors, the SEC may require that the ratio of Net Bank Debt to Adjusted EBITDA and the ratio of Total Debt to Adjusted EBITDA be presented differently or not at all in filings made with the SEC.  In addition, because not all companies use identical calculations, these presentations of the ratio of Net Bank Debt to Adjusted EBITDA and the ratio of Total Debt to Adjusted EBITDA may not be comparable to similarly titled measures of other companies, including companies in our industry.

(7)                   Expressed in thousands of tons, for our Plates and Shapes and Flat Rolled Groups combined. Tons shipped is not an appropriate measure for our Building Products Group.

(8)                   For the purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes plus fixed charges. Fixed charges consist of financing costs and the portion of operational rental expense which management believes is representative of the interest component of rent expense.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition covers periods prior to the consummation of the Transactions. Accordingly, except where indicated, the discussion and analysis of historical periods does not reflect the significant impact that the Transactions will have on us, including significantly increased leverage and liquidity requirements.  The following discussion of our results of operations and financial condition should be read with the “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Selected Historical Consolidated Financial Data” and the audited and unaudited historical consolidated financial statements and related notes previously filed by us with the SEC.  This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of this current report. Actual results may differ materially from those contained in any forward-looking statements. In addition, certain of the descriptions of our operating and financial measures may not be directly comparable to similar classifications used by other companies.

Overview

We are a leading provider of value-added processed steel, aluminum and specialty metals and manufactured metal components. Approximately 88% of our net sales is derived from our metal service center and distribution activities that are segmented into two groups, Plates and Shapes and Flat Rolled. The remaining 12% of our net sales is derived from our Building Products Group that manufactures and distributes products primarily related to the residential remodeling industry. We purchase metal from primary producers that generally focus on large volume sales of unprocessed metals in standard configurations and sizes. In most cases, we perform the customized, value-added processing services required to meet the specifications provided by end-use customers. Our Plates and Shapes Group and Flat Rolled Group customers are in the machining, furniture, transportation equipment, power and process equipment, industrial/commercial construction/fabrication, consumer durables and electrical equipment businesses, as well as machinery and equipment manufacturers. Our Building Products Group customers are distributors and contractors engaged in residential building projects.

Net sales. We derive the net sales of our Plates and Shapes and Flat Rolled Groups from the processing and sale of metal products to end-users including metal fabrication companies, general contractors and OEMs. Pricing is generally based upon the underlying metal cost as well as a margin associated with customized value-added services as specified by the customer. The net sales of our Building Products Group are derived from the sales of finished goods to local distributors and general contractors who are generally engaged in the residential remodeling industry.

Cost of sales. Our Plates and Shapes and Flat Rolled Groups follow the normal industry practice which classifies, within cost of sales, the underlying commodity cost of metal purchased in mill form, the cost of inbound freight charges together with third-party processing cost, if any. Generally, the cost of metal approximates 75% of net sales for the Plates and Shapes and Flat Rolled Groups. Cost of sales with respect to our Building Products Group, includes the cost of raw materials, manufacturing labor and overhead costs, together with depreciation and amortization expense associated with property, buildings and equipment used in the manufacturing process.

Operating and delivery expense. Our operating and delivery expense reflects the cost incurred by our Plates and Shapes and Flat Rolled Groups for labor and facility costs associated with the value-added metal processing services that we provide. With respect to our Building Products Group, operating costs are associated with the labor and facility costs attributable to the distribution and warehousing of our finished goods at our service center facilities. Delivery expense reflects labor, material handling and other third party costs incurred with the delivery of product to customers.

Selling, general and administrative expenses. Selling, general and administrative expenses include sales and marketing expenses, executive officers’ compensation, office and administrative salaries, insurance, accounting, legal, computer systems, and professional services and costs not directly associated with the processing, manufacturing, operating or delivery costs of our products.

Depreciation and amortization. Depreciation and amortization expense represents the costs associated with property, buildings and equipment used throughout the company except for depreciation and amortization expense associated with the manufacturing assets employed by our Building Products Group, which is included within cost of sales.

Inventories. Rising steel prices result in inventory holding gains, as demonstrated in 2004, and declining prices result in inventory holding losses. Our inventories are stated at the lower of cost or market and accounted for using a variety of methods including specific identification, average cost and the first-in first-out method of accounting. We have estimated that our net income for the nine months ended September 30, 2004 and the year ended December 31, 2004 included before tax inventory holding gains of approximately $55.9 million and $64.7 million, respectively. We have estimated that our net income for the nine months ended September 30, 2005 included a before tax inventory holding loss of approximately $8.7 million. These holding gains and losses are approximations based on estimates and assumptions management believes are reasonable; however, we are unable to quantify with precision these inventory holding gains or losses due to the complexity of the purchases and sales at our 77 operating locations, which purchase and sell thousands of different products. Investors are cautioned not to place undue reliance upon the calculation of inventory gains and losses given the imprecise methodology and possibility that underlying estimates and assumptions may ultimately turn out to be incorrect.

Predecessor Company Chapter 11 Proceedings and Reorganization. In November 2001, we and all of our subsidiaries sought protection under the U.S. bankruptcy laws. We emerged from bankruptcy on October 31, 2002 as more fully described under “—Predecessor Company Chapter 11 Proceedings and Reorganization.” Our implementation of “Fresh Start Reporting” pursuant to SOP 90-7 resulted in material changes to our consolidated financial statements. As a result, our results of operations after October 31, 2002, the date that we emerged from bankruptcy, are those of a new reporting entity and are not comparable to the results of operations of our predecessor company for periods prior to October 31, 2002 described in this management’s discussion and analysis and reported in our consolidated financial statements.

Under the reorganization plan approved by the bankruptcy court, our predecessor company divested certain assets resulting in proceeds of approximately $90.1 million during 2002, revalued its remaining assets, canceled old common stock, issued new common stock and warrants, and entered into a new revolving credit facility. Our predecessor company’s equity ownership, board of directors and a portion of its senior management was replaced in connection with our reorganization.

Recent Events/Industry Trends

Since 2000, there has been significant consolidation among the major domestic metals producers. The top three steel producers now control over 60% of the domestic flat rolled steel market, up significantly since 2000, which has created a metals pricing environment characterized by a more disciplined approach to production and pricing. The domestic suppliers have largely exited their non-core metals service and distribution functions to focus on reducing production costs and driving efficiencies from their core metals production activities. Increasingly, metals service centers like us have continued to capture a greater proportion of these key functions once served by the major metals producers.

In 2004, increased demand for steel in China, shortages of raw materials such as coking coal, iron ore and oil, increased demand for scrap, the weak U.S. dollar and increased freight rates all contributed to significant increases in prices for domestic metal of all types, particularly steel. Further, improved economic conditions in Europe, Asia and North America contributed to a higher level of demand for steel. During most of 2004, supplies of many products were constrained, which also led to price increases.

In early 2005, the three iron ore suppliers controlling about 80% of the world market announced a 71.5% price increase to the integrated steel mills in Europe and Asia. This iron ore price increase was unprecedented, and resulted in cost increases for the European and other large integrated steel mills throughout the world. We anticipate that both foreign and domestic mills will have to continue the disciplined practice they implemented in 2004 of passing along such added costs, in the form of both price increases and surcharges. Although the domestic steel producers have demonstrated restraint in curbing manufacturing capacity, earlier this year the decline in automotive build rate in the United States increased the amount of steel available to the domestic manufacturing industries. We believe this excess of supply adversely affected the market price of flat rolled steel; however, this supply imbalance appears to have been resolved. As a result, this September, the mills reflected their initial price increases into the domestic markets. The timing of the effect that further price increases will have on the domestic market is difficult to predict, but we believe further price increases will occur. Currently the global factors driving raw material prices are in place to keep metal prices—particularly steel—at high levels (compared to the prevailing price levels in 2000 through 2003) for at least the next year. However, any number of political or general economic factors could cause metal prices to decline. With good demand from the domestic economy, and adequate supply of metal, we expect the last quarter of 2005 and the first quarter of 2006 to be good for our business.

Critical Accounting Policies

We believe that the estimates, assumptions and judgments involved in the accounting policies described below have the greatest potential impact on our financial statements, so we consider these to be our critical accounting policies. Because of the uncertainty inherent in these matters, actual results could differ from the estimates we used in applying critical accounting policies. Within the context of these critical accounting policies, we are not currently aware of any reasonably likely event that would result in materially different amounts being reported.

Accounts Receivable. We recognize revenue as product is shipped (risk of loss for our products passes at time of shipment), net of provisions for estimated returns. Financial instruments, which potentially subject us to concentrations of credit risk, consist principally of trade accounts and notes receivable. Collections on our accounts receivable are made through several lockboxes maintained by our lenders. Credit risk associated with concentration of cash deposits is low as we have the right of offset with our lenders for the substantial portion of our cash balances. Concentrations of credit risk with respect to trade accounts receivable are within several industries. Generally, credit is extended once appropriate credit history and references have been obtained. We perform ongoing credit evaluations of customers and set credit limits based upon reviews of customers’ current credit information and payment history. We monitor customer payments and maintain a provision for estimated credit losses based on historical experience and specific customer collection issues that we have identified. Provisions to the allowance for doubtful accounts are made monthly and adjustments are made periodically based upon our expected ability to collect all such accounts. Generally we do not require collateral for the extension of credit.

We record the effect of any necessary adjustments prior to the publication of our consolidated financial statements. Each quarter we consider all available information when assessing the adequacy of the provision for allowances, claims and doubtful accounts. Adjustments made with respect to the allowance for doubtful accounts often relate to improved information not previously available. Uncertainties with respect to the allowance for doubtful accounts are inherent in the preparation of financial statements. At September 30, 2005 and December 31, 2004, the allowance for doubtful accounts was $8.3 million and $7.7 million, respectively. The rate of future credit losses may not be similar to past experience.

Inventories. Inventories are stated at the lower of cost or market. Our inventories are accounted for using a variety of methods including specific identification, average cost and the first-in first-out, or FIFO, method of accounting. We regularly review inventory on hand and record provisions for damaged and slow-moving inventory based on historical and current sales trends. Changes in product demand and our customer base may affect the value of inventory on hand which may require higher provisions for damaged and slow-moving inventory.

We record the effect of any necessary adjustments prior to the publication of our consolidated financial statements each quarterly reporting period. Adjustments made with respect to the inventory valuation allowance often relate to improved information not previously available. Uncertainties with respect to the inventory valuation allowance are inherent in the preparation of financial statements. At September 30, 2005 and December 31, 2004, the inventory valuation allowance was $6.2 million and $5.3 million, respectively. The rate of future losses associated with damaged or slow moving inventory may not be similar to past experience.

Results of Operations—Nine Months Ended September 30, 2005 Compared to Nine Months Ended September 30, 2004

The following unaudited consolidated financial information reflects our historical financial statements.

	Nine Months Ended September 30,
	2004	%	2005	%
	(dollars in millions)
Net sales	$1,115.4	100.0%	$1,250.5	100.0%
Cost of sales	784.7	70.4%	981.9	78.5%
Operating and delivery	109.7	9.8%	113.8	9.1%
Selling, general and administrative	79.0	7.1%	74.6	6.0%
Depreciation and amortization	1.2	0.1%	2.5	0.2%
Operating income	140.8	12.6%	77.7	6.2%
Interest expense	5.8	0.5%	8.8	0.7%
Other (income) expense, net	(1.6)	(0.1)%	(0.2)	—
Income before income taxes	$136.6	12.2%	$69.1	5.5%

Net sales. Net sales increased $135.1 million, or 12.1%, from $1,115.4 million for the nine months ended September 30, 2004 to $1,250.5 million for the nine months ended September 30, 2005. The increase in sales was primarily attributable to a 20.4% increase in average realized prices partially offset by a 6.7% decrease in volumes for our Flat Rolled and Plates and Shapes Product Groups. Net sales increased for our Building Products Group by $14.4 million.

Cost of sales. Cost of sales increased $197.2 million, or 25.1%, from $784.7 million for the nine months ended September 30, 2004, to $981.9 million for the nine months ended September 30, 2005. The increase in cost of sales was primarily attributable to a 36.3% increase in the average cost per ton partially offset by a 6.7% decrease in volumes for our Flat Rolled and Plates and Shapes Product Groups. Cost of sales as a percentage of net sales increased from 70.4% in 2004 to 78.5% in the same period in 2005. This percentage increase was primarily due to the combination of lower average realized sales per ton and higher average costs per ton.

Operating and delivery. Operating and delivery expenses increased $4.1 million, or 3.7%, from $109.7 million for the nine months ended September 30, 2004 to $113.8 million for the nine months ended September 30, 2005. This increase was primarily due to increased labor and delivery costs. As a percentage of net sales, operating and delivery expenses decreased from 9.8% for the nine months ended September 30, 2004 to 9.1% for the nine months ended September 30, 2005. This percentage decrease was primarily due to the increased average realized sales prices in our Flat Rolled and Plates and Shapes Product Groups.

Selling, general and administrative. Selling, general and administrative expenses decreased $4.4 million, or 5.6%, from $79.0 million for the nine months ended September 30, 2004 to $74.6 million for the nine months ended September 30, 2005. This was principally due to decreased incentive compensation resulting from lower margins from our Flat Rolled and Plates and Shapes Product Groups. As a percentage of net sales, selling, general and administrative expenses decreased from 7.1% for the nine months ended September 30, 2004 to 6.0% for the nine months ended September 30, 2005. This percentage decrease was primarily due to the increased average realized sales prices in our Flat Rolled and Plates and Shapes Product Groups.

Depreciation and amortization. Depreciation and amortization increased $1.3 million, from $1.2 million for the nine months ended September 30, 2004 to $2.5 million for the nine months ended September 30, 2005, due to the fixed asset additions made during the prior twelve months.

Operating income. Operating income decreased $63.1 million, from $140.8 million for the nine months ended September 30, 2004 to $77.7 million for the nine months ended September 30, 2005. This decrease was due to the increased cost of raw materials and to a lesser extent decreased shipments in our Flat Rolled and Plates and Shapes Product Groups.

Interest expense. Interest expense increased $3.0 million, from $5.8 million for the nine months ended September 30, 2004 to $8.8 million for the nine months ended September 30, 2005, primarily as a result of increased debt incurred to support the increased working capital requirements in early 2005, and to a lesser extent higher interest rates in 2005.

Segment Results—Nine Months Ended September 30, 2005 Compared to Nine Months Ended September 30, 2004

Nine months ended September 30,	Net Sales	%	Operating Costs and Expenses	%	Operating Income (Loss)%		Capital Expenditures	Shipments(1)
	(dollars in millions, tons in thousands)
2004:
Plates and Shapes	$460.0	41.2%	$379.8	39.0%	$80.2	57.0%	$7.4	582
Flat Rolled	532.4	47.7%	467.6	48.0%	64.8	46.0%	1.4	602
Building Products	136.0	12.2%	127.3	13.0%	8.7	6.2%	1.8	—
Corporate and other	(13.0)	(1.1)%	(0.1)	0.0%	(12.9)	(9.2)%	3.0	(17)
Total	$1,115.4	100.0%	$974.6	100.0%	$140.8	100.0%	$13.6	1,167
2005:
Plates and Shapes	$516.1	41.3%	$465.9	39.7%	$50.2	64.6%	$8.0	553
Flat Rolled	600.4	48.0%	572.4	48.8%	28.0	36.0%	2.0	554
Building Products	150.4	12.0%	135.0	11.5%	15.4	19.8%	2.7	—
Corporate and other	(16.4)	(1.3)%	(0.5)	0.0%	(15.9)	(20.4)%	0.7	(18)
Total	$1,250.5	100.0%	$1,172.8	100.0%	$77.7	100.0%	$13.4	1,089

(1)                   Shipments are expressed in thousands of tons and are not an appropriate measure for the Building Products Group.

Plates and Shapes. Net sales increased $56.1 million, or 12.2%, from $460.0 million for the nine months ended September 30, 2004 to $516.1 million for the nine months ended September 30, 2005. This increase was primarily due to an 18.1% increase in the average sales price per ton partially offset by a 5.0% decrease in shipments for the nine months ended September 30, 2005 compared to the nine months ended September 30, 2004. The increase in average realized sales prices was primarily due to the industry-wide raw material cost increases from producing mills in 2005 compared to 2004.

Operating costs and expenses increased $86.1 million, or 22.7%, from $379.8 million for the nine months ended September 30, 2004 to $465.9 million for the nine months ended September 30, 2005. This increase was primarily attributable to the higher cost of raw materials. Operating costs and expenses as a percentage of net sales increased from 82.6% for the nine months ended September 30, 2004 to 90.3% for the nine months ended September 30, 2005. This percentage increase was primarily due to the increased cost of raw materials.

Operating income decreased by $30.0 million, from $80.2 million for the nine months ended September 30, 2004 to $50.2 million for the nine months ended September 30, 2005. This decrease was primarily attributable to increased cost of raw materials and decreased shipments in 2005. Operating income as a percentage of net sales decreased from 17.4 % for the nine months ended September 30, 2004 to 9.7% for the nine months ended September 30, 2005. This percentage decrease was primarily due to the increased cost of raw materials.

Flat Rolled. Net sales increased $68.0 million, or 12.8%, from $532.4 million for the nine months ended September 30, 2004 to $600.4 million for the nine months ended September 30, 2005. This increase was primarily due to a 22.5% increase in the average sales price per ton partially offset by an 8.0% decrease in shipments for the nine months ended September 30, 2005 compared to the nine months ended September 30, 2004. The increase in average realized sales prices was primarily due to the industry-wide raw material cost increases from producing mills in 2005 compared to 2004.

Operating costs and expenses increased $104.8 million, or 22.4%, from $467.6 million for the nine months ended September 30, 2004 to $572.4 million for the nine months ended September 30, 2005. This increase was attributable to higher operating expenses primarily from the higher cost of raw materials. Operating costs and expenses as a percentage of net sales, increased from 87.8% for the nine months ended September 30, 2004 to 95.3% for the nine months ended September 30, 2005. This percentage increase was primarily due to the increased cost of raw materials.

Operating income decreased by $36.8 million, from $64.8 million for the nine months ended September 30, 2004 to $28.0 million for the nine months ended September 30, 2005. This decrease was primarily attributable to increased cost of raw materials and decreased shipments in 2005. Operating income as a percentage of net sales decreased from 12.2% for the nine months ended September 30, 2004 to 4.7% for the nine months ended September 30, 2005. This percentage decrease was primarily due to the increased cost of raw materials.

Building Products. Net sales increased $14.4 million, or 10.6%, from $136.0 million for the nine months ended September 30, 2004 to $150.4 million for the nine months ended September 30, 2005. The increase in net sales was principally due to a higher demand for these products, particularly in the Southeastern region of the United States, as residents continued to rebuild after the 2004 storm damage, along with higher selling prices.

Operating costs and expenses increased $7.7 million, or 6.0%, from $127.3 million for the nine months ended September 30, 2004 to $135.0 million for the nine months ended September 30, 2005 primarily due to the increased cost of raw materials. Operating costs and expenses as a percentage of net sales decreased from 93.6% for the nine months ended September 30, 2004 to 89.8% for the nine months ended September 30, 2005.

Operating income increased by $6.7 million, from $8.7 million for the nine months ended September 30, 2004 to $15.4 million for the nine months ended September 30, 2005. Operating income as a percentage of net sales increased from 6.4% for the nine months ended September 30, 2004 to 10.2% for the nine months ended September 30, 2005. This percentage increase was primarily due to higher net sales.

Corporate and other. This category reflects certain administrative costs and expenses management has not allocated to its industry segments. These costs include compensation for executive officers, insurance, professional fees for audit, tax and legal services and data processing expenses. The negative net sales amount represents the elimination of intercompany sales. The operating loss increased $3.0 million, from $12.9 million for the nine months ended September 30, 2004 to $15.9 million for the nine months ended September 30, 2005. This increase was primarily attributable to increased professional fees and employee benefit costs.

Year-End Consolidated Results

The following financial information reflects our historical financial statements and divested operations as of their respective divestiture dates. The results of operations data for 2002 includes our predecessor company results for the period January 1, 2002 through October 31, 2002 and our successor company results for the period November 1, 2002 through December 31, 2002. See the supplementary table presented after the Results of Operations discussion below for the 2002 successor company and predecessor company results.

	Year Ended December 31,
	2002	%	2003	%	2004	%
	(dollars in millions)
Net sales	$962.0	100.0%	$963.2	100.0%	$1,509.8	100.0%
Cost of sales	737.7	76.7%	731.6	76.0%	1,080.1	71.5%
Operating and delivery	128.4	13.3%	127.7	13.3%	144.4	9.6%
Selling, general and administrative	92.1	9.6%	87.0	9.0%	109.6	7.3%
Depreciation and amortization	7.5	0.7%	0.5	0.1%	2.0	0.1%
Integration credits	(3.2)	(0.3)%	—	—	—	—
Asset impairment	3.0	0.3%	—	—	—	—
Operating income (loss)	(3.5)	(0.4)%	16.4	1.7%	173.7	11.5%
Interest expense	17.1	1.8%	5.7	0.6%	8.4	0.6%
Other (income) expense, net	(1.0)	(0.1)%	(2.0)	(0.2)%	(2.5)	(0.2)%
Fresh-start adjustments	109.7	11.4%	—	—	—	—
Gain on reorganization	(109.6)	(19.8)%	—	—	—	—
Reorganization expenses	28.3	2.9%	—	—	—	—
Income before income taxes and discontinued operations	$33.0	3.4%	$12.7	1.3%	$167.8	11.1%

The results of operations by segment data for 2002 includes our predecessor company results for the period January 1, 2002 through October 31, 2002 combined with our successor company results for the period November 1, 2002 through December 31, 2002. See the supplementary table presented after the Segment Results discussion below for the 2002 successor company and predecessor company results.

Year Ended December 31,	Net Sales	%	Operating Costs and Expenses	%	Operating Income (Loss)%		Capital Expenditures	Shipments(1)
	(dollars in millions, tons in thousands)
2002:
Plates and Shapes	$365.4	38.0%	$362.6	37.6%	$2.8	(80.0)%	$0.8	627
Flat Rolled	465.6	48.4%	459.0	47.5%	6.6	(188.6)%	1.3	717
Building Products	156.1	16.2%	146.1	15.1%	10.0	(285.7)%	1.1	—
Corporate and other	(25.1)	(2.6)%	(2.2)	(0.2)%	(22.9)	654.3%	0.3	(47)
Total	$962.0	100.0%	$965.5	100.0%	$(3.5)	100.0%	$3.5	1,297

2003:
Plates and Shapes	$354.1	36.8%	$342.5	36.2%	$11.6	70.7%	$11.0	663
Flat Rolled	463.6	48.1%	455.9	48.2%	7.7	47.0%	3.1	658
Building Products	165.2	17.1%	152.8	16.1%	12.4	75.6%	2.4	—
Corporate and other	(19.7)	(2.0)%	(4.4)	(0.5)%	(15.3)	(93.3)%	1.0	(33)
Total	$963.2	100.0%	$946.8	100.0%	$16.4	100.0%	$17.5	1,288

2004:
Plates and Shapes	$621.0	41.1%	$517.8	38.8%	$103.2	59.4%	$10.3	751
Flat Rolled	723.2	47.9%	641.4	48.0%	81.8	47.0%	2.3	773
Building Products	183.0	12.1%	175.1	13.1%	7.9	4.5%	2.2	—
Corporate and other	(17.4)	(1.1)%	1.8	0.1%	(19.2)	(10.9)%	2.6	(22)
Total	$1,509.8	100.0%	$1,336.1	100.0%	$173.7	100.0%	$17.4	1,502

(1)                   Shipments are expressed in thousands of tons and are not an appropriate measure of volume for the Building Products Group.

Results of Operations—Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Net sales. Net sales increased $546.6 million, or 56.7%, from $963.2 million in 2003 to $1,509.8 million in 2004. The increase in sales was primarily attributable to a 42.6% increase in average realized prices and a 16.6% increase in volumes for our Flat Rolled and Plates and Shapes Groups. Net sales increased for our Building Products Group by $17.8 million.

Cost of sales. Cost of sales increased $348.5 million, or 47.6%, from $731.6 million in 2003 to $1,080.1 million in 2004. The increase in cost of sales was primarily attributable to a 31.6% increase in the average cost per ton and a 16.6% increase in volumes for our Flat Rolled and Plates and Shapes Groups. Cost of sales as a percentage of net sales decreased from 76.0% in 2003 to 71.5% in 2004. This percentage decrease was due to higher average realized sales prices.

Operating and delivery. Operating and delivery expenses increased $16.7 million, or 13.1%, from $127.7 million in 2003 to $144.4 million in 2004. This increase is primarily due to the increase in shipments. As a percentage of net sales, operating and delivery expenses decreased from 13.3% in 2003 to 9.6% in 2004. This percentage decrease was primarily due to higher average realized sales prices together with fixed costs being spread over a higher volume of net sales.

Selling, general and administrative. Selling, general and administrative expenses increased $22.6 million, or 26.0%, from $87.0 million in 2003 to $109.6 million in 2004. This increase was principally due to higher incentive compensation resulting from increased sales and gross margins, along with $5.0 million of costs associated with the elimination of one layer of management and the closing of eleven redundant or unprofitable locations in our Building Products Group. As a percentage of net sales, selling, general and administrative expenses decreased from 9.0% in 2003 to 7.3% in 2004. This percentage decrease was primarily due to higher average realized sales prices together with fixed costs being spread over a higher volume of net sales.

Depreciation and amortization. Depreciation and amortization increased $1.5 million, from $0.5 million in 2003 to $2.0 million in 2004, due to capital investment in facilities and equipment made during the prior twelve months.

Operating income. Operating income increased by $157.3 million, from $16.4 million in 2003 to $173.7 million in 2004. This increase is due to the improved margins and increased shipments in our Flat Rolled and Plates and Shapes Groups.

Interest expense. Interest expense increased $2.7 million, or 47.4%, from $5.7 million in 2003 to $8.4 million in 2004, primarily as a result of increased borrowings, and to a lesser extent higher interest rates, on our revolving credit facility to support the increased working capital requirements in 2004.

Other (income) expense, net. Other income increased $0.5 million, or 25.0%, from $2.0 million in 2003 to $2.5 million in 2004. These credits relate to settlements or adjustments attributable to our predecessor company claims and accruals.

Segment Results—Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Plates and Shapes. Net sales increased $266.9 million, or 75.4%, from $354.1 million in 2003 to $621.0 million in 2004. This increase is primarily due to a 54.7% increase in the average sales price per ton and a 13.3% increase in shipments in 2004 compared to 2003. The increase in average realized sales prices was primarily due to the industry-wide raw material cost increases from producing mills and a higher level of demand from the improved U.S. economy.

Operating costs and expenses increased $175.3 million, or 51.2%, from $342.5 million in 2003 to $517.8 million in 2004. This increase was attributable to the higher costs of raw materials and to a lesser extent the increased shipments. Operating costs and expenses as a percentage of net sales decreased from 96.7% in 2003 to 83.4% in 2004. This percentage decrease was primarily due to higher average realized sales prices together with fixed costs being spread over a higher volume of net sales.

Operating income increased by $91.6 million, from $11.6 million in 2003 to $103.2 million in 2004. This increase is primarily attributable to increased shipments and improved gross margins in 2004. Operating income as a percentage of net sales increased from 3.3% in 2003 to 16.6% in 2004.

Flat Rolled. Net sales increased $259.6 million, or 56.0%, from $463.6 million in 2003 to $723.2 million in 2004. This increase is primarily due to a 32.7% increase in the average sales price per ton and a 17.5% increase in shipments in 2004 compared to 2003. The increase in average realized sales prices was primarily due to the industry-wide raw material cost increases from producing mills and a higher level of demand from the improved U.S. economy.

Operating costs and expenses increased $185.5 million, or 40.7%, from $455.9 million in 2003 to $641.4 million in 2004. This increase was attributable to the higher cost of raw materials and to a lesser extent from increased shipments. Operating costs and expenses as a percentage of net sales decreased from 98.3% in 2003 to 88.7% in 2004. This percentage decrease was primarily due to higher average realized sales prices together with fixed costs being spread over a higher volume of net sales.

Operating income increased by $74.1 million, from $7.7 million in 2003 to $81.8 million in 2004. This increase is primarily attributable to increased shipments and improved gross margins in 2004. Operating income as a percentage of net sales increased from 1.7% in 2003 to 11.3% in 2004.

Building Products. Net sales increased $17.8 million, or 10.8%, from $165.2 million in 2003 to $183.0 million in 2004. The increase in net sales was principally due to increased demand for these products, and to a lesser extent price increases.

Operating costs and expenses increased $22.3 million, or 14.6%, from $152.8 million in 2003 to $175.1 million in 2004, primarily due to higher sales volume and $5.0 million of costs associated with the elimination of one layer of management and the closing of eleven redundant or unprofitable locations. To a lesser extent, increased cost of raw materials and product realignment initiatives taken by new division management also contributed to the increase. Operating costs and expenses as a percentage of net sales increased from 92.5% in 2003 to 95.7% in 2004.

Operating income decreased by $4.5 million, or 36.3%, from $12.4 million in 2003 to $7.9 million in 2004. This decrease is due to primarily to $5.0 million of costs associated with the elimination of one layer of management and the closing of eleven redundant or unprofitable locations. Operating income as a percentage of net sales decreased from 7.5% in 2003 to 4.3% in 2004.

Corporate and other. This category reflects certain administrative costs and expenses that we have not allocated to our industry segments. These costs include compensation for executive officers, insurance, professional fees for audit, tax and legal services and data processing expenses. The negative net sales amount represents the elimination of intercompany sales. The operating loss increased $3.9 million, from $15.3 million in 2003 to $19.2 million in 2004. This increase is primarily attributable to increased incentive compensation costs and professional fees associated with our Sarbanes-Oxley compliance initiatives, offset by lower costs for workers compensation insurance.

Results of Operations—Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Net sales. Net sales increased $1.2 million, or 0.1%, from $962.0 million in 2002 to $963.2 million in 2003. Exclusive of the operations that were accounted for under SFAS 121 and sold during 2002, net sales increased $32.4 million due to increased volumes in the Plates and Shapes and Building Products Groups and increased average realized prices in the Flat Rolled Group. With respect to the Flat Rolled and Plates and Shapes operations, exclusive of the operations that were sold, the benefit of a 3.3% increase in average realized prices was partially offset by a 0.3% decline in material shipments for steel products.

Cost of sales. Cost of sales decreased $6.1 million, or 0.8%, from $737.7 million in 2002 to $731.6 million in 2003. Exclusive of the operations that were sold during 2002, cost of sales increased $17.4 million due to increased volumes in the Plates and Shapes and Building Products Groups. With respect to the Flat Rolled and Plates and Shapes operations, exclusive of the operations that were sold, the average cost per ton increased by 2.4%, which was partially offset by a 0.3% volume decrease. As a percentage of net sales, cost of sales decreased from 76.7% in 2002 to 76.0% in 2003 as average realized prices increased more than costs.

Operating and delivery. Operating and delivery expenses decreased $0.7 million, or 0.5%, from $128.4 million in 2002 to $127.7 million in 2003. Exclusive of the operations that were sold during 2002, operating and delivery expenses increased $3.8 million, principally due to increased volumes in the Plates and Shapes and Building Products operations. As a percentage of net sales, operating and delivery expenses remained stable at 13.3% for both years.

Selling, general and administrative. Selling, general and administrative expenses decreased $5.1 million, or 5.5%, from $92.1 million in 2002 to $87.0 million in 2003. Exclusive of the operations that were sold during 2002, selling, general and administrative expenses increased $0.6 million, primarily due to increased employee benefit costs. As a percentage of net sales, selling, general and administrative expenses decreased from 9.6% in 2002 to 9.0% in 2003.

Depreciation and amortization. Depreciation and amortization decreased $7.0 million or 93.3%, from $7.5 million in 2002 to $0.5 million in 2003. This decrease was due to the application of “Fresh-Start Reporting” that resulted in the reduction in carrying values of all property and equipment to zero as of October 31, 2002, the effective date of our emergence from bankruptcy, offset by depreciation and amortization expense on capital expenditures since October 31, 2002.

Operating income (loss). Operating income increased by $19.9 million, or 568.6%, from an operating loss of $3.5 million in 2002 to operating income of $16.4 million in 2003. The increase in operating income was primarily attributable to increased margins in the Plates and Shapes and Building Products operations and the decrease in selling, general and administrative expenses and depreciation and amortization discussed above. This was somewhat offset by the sales of certain Plates and Shapes operations that generated an operating loss of $2.7 million during the twelve months ended December 31, 2002. As a percentage of net sales, operating income increased from (0.4%) in 2002 to 1.7% in 2003.

Interest expense. Interest expense decreased $11.4 million, or 66.7%, from $17.1 million in 2002 to $5.7 million in 2003. This decrease was primarily due to decreased debt levels and lower interest rates. The decrease in debt was a result of debt forgiveness resulting from our reorganization and proceeds generated from asset sales of $90.1 million during 2002.

Other (income) expense, net. Other income increased $1.0 million, or 100.0%, from $1.0 million in 2002 to $2.0 million in 2003. This increase is primarily due to a credit of $1.6 million recorded in 2003 resulting from the final adjustments for restructuring expenses.

Reorganization expenses. Reorganization expenses in the amount of $28.3 million in 2002 consisted of $18.8 million of professional and trustee fees associated with Chapter 11 proceedings, $8.1 million of key employee retention expenses and obligations associated with employment agreements and $1.4 million associated with the write-off of debt issuance costs incurred on our predecessor company’s debtor-in-possession financing. The company has not incurred any reorganization expenses since the emergence from bankruptcy on October 31, 2002.

Segment Results—Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Plates and Shapes. Net sales decreased $11.3 million, or 3.1%, from $365.4 million in 2002 to $354.1 million in 2003. Exclusive of the operations that were accounted for under SFAS 121 and sold during 2002, net sales increased $19.9 million primarily due to a 5.8% increase in volumes and, additionally, a 0.2% increase in average realized sales prices.

Operating costs and expenses decreased $20.1 million, or 5.5%, from $362.6 million in 2002 to $342.5 million in 2003. Exclusive of the operations that were sold during 2002, operating costs and expenses increased $13.8 million. This increase is primarily due to costs associated with increased volumes and increased employee benefit costs which were partially offset by a decrease in depreciation expenses as a result of the application of “Fresh-Start Reporting” during 2002, discussed below.

Operating costs and expenses as a percentage of net sales decreased from 99.2% in 2002 to 96.7% in 2003.

Operating income increased by $8.8 million, or 314.3%, from $2.8 million in 2002 to $11.6 million in 2003. Exclusive of the operations that were sold during 2002, operating income increased $6.1 million, primarily due to increased material shipments. Operating income as a percentage of net sales increased from 0.8% in 2002 to 3.3% in 2003.

Flat Rolled. Net sales decreased $2.0 million, or 0.4%, from $465.6 million in 2002 to $463.6 million in 2003. This decrease is primarily due to a 7.5% decline in volume somewhat offset by a 7.7% increase in average realized prices in 2003 compared to 2002.

Operating costs and expenses decreased $3.1 million, or 0.7%, from $459.0 million in 2002 to $455.9 million in 2003. This decrease was attributable to lower shipments and a decrease in depreciation expenses as a result of the application of “Fresh-Start Reporting” discussed below, during 2002, partially offset by increased employee benefit costs. Operating costs and expenses as a percentage of net sales decreased slightly from 98.6% in 2002 to 98.3% in 2003, primarily due to a decline in shipments.

Operating income increased by $1.1 million, or 16.7%, from $6.6 million in 2002 to $7.7 million in 2003. This increase is primarily due to decreased costs associated with lower volumes and the decrease in depreciation expenses discussed above. Operating income as a percentage of net sales increased slightly from 1.4% in 2002 to 1.7% in 2003.

Building Products. Net sales increased $9.1 million, or 5.8%, from $156.1 million in 2002 to $165.2 million in 2003. The increase in net sales was principally due to increased demand for these products.

Operating costs and expenses increased $6.7 million, or 4.6%, from $146.1 million in 2002 to $152.8 million in 2003. This increase was due to costs associated with increased volumes and increased marketing, insurance and employee benefit expenses partially offset by a decrease in depreciation expenses as a result of the application of “Fresh-Start Reporting” discussed below. Operating costs and expenses as a percentage of net sales decreased from 93.6% in 2002 to 92.5% in 2003.

Operating income increased by $2.4 million, or 24.0%, from $10.0 million in 2002 to $12.4 million in 2003. Operating income as a percentage of net sales increased from 6.4% in 2002 to 7.5% in 2003 primarily due to increased sales of higher margin products.

Corporate and other. This category reflects certain administrative costs and expenses that we have not allocated to our industry segments as well as asset impairment charges. These costs include compensation for executive officers, insurance, professional fees for audit, tax and legal services and data processing expenses. The negative net sales amount represents the elimination of intercompany sales. The operating loss decreased $7.6 million, from $22.9 million in 2002 to $15.3 million in 2003. This decrease was primarily attributable to a decrease in the medical and property and casualty insurance costs, the majority of which have been allocated to the product groups in 2003. Additionally, the reduction in costs includes decreased depreciation and asset impairment expenses.

Results of Operations—2002 Successor Company and Predecessor Company Results

The following table presents the results for our successor company from November 1, 2002 through December 31, 2002, results for our predecessor company from January 1, 2002 through October 31, 2002, and combined results for the full-year 2002.

	Predecessor Company January 1, 2002 to October 31, 2002	Successor Company November 1, 2002 to December 31, 2002	Year Ended December 31, 2002
	(in millions)
Net sales	$833.3	$128.7	$962.0
Cost of sales	639.0	98.7	737.7
Operating and delivery	110.1	18.3	128.4
Selling, general and administrative	79.5	12.6	92.1
Depreciation and amortization	7.5	—	7.5
Integration credits	(3.2)	—	(3.2)
Asset impairment	3.0	—	3.0
Operating income (loss)	(2.6)	(0.9)	(3.5)
Interest expense	15.8	1.3	17.1
Other (income) expense, net	(1.1)	0.1	(1.0)
Fresh-start adjustments	109.7	—	109.7
Gain on reorganization	(190.6)	—	(190.6)
Reorganization expenses	28.3	—	28.3
Income (loss) before income taxes and discontinued operations	$35.3	$(2.3)	$33.0

Segment Results—2002 Successor Company and Predecessor Company Results

The following table presents the full-year 2002 combined results (predecessor company and successor company) by segment, the results for our successor company from November 1, 2002 through December 31, 2002, and the results for our predecessor company from January 1, 2002 through October 31, 2002.

	Net Sales	%	Operating Costs and Expenses	%	Operating Income (Loss)%		Capital Expenditures	Shipments(1)
	(dollars in millions, tons in thousands)
Predecessor Company
January 1, 2002 to October 31, 2002:
Plates and Shapes	$316.3	38.0%	$314.8	37.7%	$1.5	(57.7)%	$0.6	540
Flat Rolled	404.1	48.4%	398.7	47.6%	5.4	(207.8)%	1.2	627
Building Products	134.9	16.2%	124.3	14.9%	10.6	(407.6)%	0.9	—
Corporate and other	(22.0)	(2.6)%	(1.9)	(0.2)%	(20.1)	773.1%	0.3	(41)
Total	$833.3	100.0%	$835.9	100.0%	$(2.6)	100.0%	$3.0	1,126

Successor Company
November 1, 2002 to December 31, 2002:
Plates and Shapes	$49.1	38.2%	$47.8	36.9%	$1.3	(144.5)%	$0.2	87
Flat Rolled	61.5	47.8%	60.3	46.5%	1.2	(133.3)%	0.1	90
Building Products	21.2	16.4%	21.8	16.8%	(0.6)	66.7%	0.2	—
Corporate and other	(3.1)	(2.4)%	(0.3)	(0.2)%	(2.8)	311.1%	—	(6)
Total	$128.7	100.0%	$129.6	100.0%	$(0.9)	100.0%	$0.5	171

Year Ended December 31, 2002:
Plates and Shapes	$365.4	38.0%	$362.6	37.6%	$2.8	(80.0)%	$0.8	627
Flat Rolled	465.6	48.4%	459.0	47.5%	6.6	(188.6)%	1.3	717
Building Products	156.1	16.2%	146.1	15.1%	10.0	(285.7)%	1.1	—
Corporate and other	(25.1)	(2.6)%	(2.2)	(0.2)%	(22.9)	654.3%	0.3	(47)
Total	$962.0	100.0%	$965.5	100.0%	$(3.5)	100.0%	$3.5	1,297

(1)                   Shipments are expressed in thousands of tons and are not an appropriate measure of volume for the Building Products Group.

Liquidity and Capital Resources

Our primary sources of liquidity are borrowings under our revolving credit facility and our cash flow from operations.

Operating and Investing Activities

Although we do not produce any metal, our financial performance is affected by changes in metal prices. When metal prices rise, the prices at which we are able to sell our products generally increase over their historical costs; accordingly, our gross profit and our working capital (which consists primarily of accounts receivable and inventory) tend to increase in a rising price environment. Conversely, when metal prices fall, our gross profit and working capital tend to decrease. Our working capital (current assets less current liabilities) decreased from $565.0 million at December 31, 2004 to $463.2 million at September 30, 2005, primarily due to the reduction in inventory.

Changes in metal prices also affect our liquidity because of the time difference between our payment for our raw materials and our collection of cash from our customers. In a rising price environment, we sell our products and typically collect our accounts receivable within 45 days after the sale; however, we tend to pay for replacement materials (which are more expensive when metal prices are rising) over a much shorter period, in part to benefit from early-payment discounts. As a result, when metal prices are rising, we tend to draw more on our revolving credit facility to cover the cash flow cycle from material purchase to cash collection. This cash requirement for working capital is higher in periods when we are increasing inventory quantities as we did at the end of 2004. When metal prices fall, we can replace our inventory at lower cost and, thus, generally do not need to access our revolving credit facility as much to cover the cash flow cycle. We believe our cash flow from operations, supplemented by the cash available under the ABL facility, will provide sufficient liquidity to meet the challenges and obligations we face during the current metal price environment.

During the nine months ended September 30, 2005, net cash provided by operating activities was $151.1 million. We had operating income of $77.7 million during the nine months ended September 30, 2005, and $121.4 million of cash was provided by the reduction of inventories. During the nine months ended September 30, 2004, net cash used by operating activities was $74.4 million, which, due to rising metal prices, was the principal reason our inventory levels increased by $137.5 million during that time period.

Net cash used in investing activities was $13.2 million for the nine months ended September 30, 2005 and consisted of $13.3 million of purchases of assets, offset by sales of assets of $0.1 million. Net cash used in investing activities was $13.1 million for the nine months ended September 30, 2004 and consisted of $13.6 million of purchases of assets, offset by sales of assets of $0.5 million. For the nine months ended September 30, 2005, the most significant capital projects were the acquisition of new laser cutting equipment at our Plates and Shapes facility in the New Orleans area and the expansion of our Plates and Shapes facility in Greensboro, North Carolina. For the nine months ended September 30, 2004, the most significant capital projects were the expansion and purchase of new paint line equipment at our Plates and Shapes facility in the New Orleans area and the expansion of our Plates and Shapes facility near Dallas, Texas.

The foregoing discussion of the principal sources and uses of cash should be read in conjunction with our Unaudited Consolidated Statements of Cash Flows for the period ended September 30, 2005.  See also “Selected Historical Consolidated Financial Data.”

Financing Activities

Pro Forma Liquidity

The ABL Facility

Overview. The ABL facility provides for borrowings, subject to a borrowing base calculation, of up to $450.0 million and will enable us to borrow and repay funds as needed during the period beginning at the effective time of the Merger and ending six years later. The commitments under the ABL facility are initially comprised of $415.0 million of Tranche A Commitments and $35.0 million of Tranche A-1 Commitments. While the Tranche A-1 Commitments are outstanding, the borrowing base is subject to greater advance rates than would otherwise be in effect. Subject to certain conditions, the Tranche A-1 Commitments may be reduced or terminated at any time and, upon the reduction or termination of the Tranche A-1 Commitments, the Tranche A Commitments will be increased on a dollar-for-dollar basis in an amount equal to such reduction or termination. On the date that is 6 months after the closing date, the Tranche A-1 Commitments will automatically be reduced to $25.0 million (with a corresponding increase in the Tranche A Commitments).

Borrowing Base. The maximum availability under the ABL facility is based on eligible receivables and eligible inventory, subject to certain reserves. Our borrowing availability fluctuates daily with changes in eligible receivables and inventory, less outstanding borrowings and letters of credit. The borrowing base is equal to the lesser of (a) the aggregate amount of the Tranche A Commitments and the Tranche A-1 Commitments and (b) the sum of:

•        85% of the net amount of eligible accounts receivable;

•        the lesser of (i) 70% of the lesser of the original cost or market value of eligible inventory and (ii) 90% of the net orderly liquidation value of eligible inventory; and

•        at all times prior to the termination of the Tranche A-1 Commitments,

•             prior to the date that is 6 months after the closing date, the sum of 5% of the net amount of eligible accounts receivable and 10% of the net orderly liquidation value of eligible inventory; or

•             thereafter, the sum of 5% of the net amount of eligible accounts receivable and 5% of the net orderly liquidation value of eligible inventory.

Initial borrowings under the ABL facility will be used to repay the outstanding amounts drawn under the Company’s existing revolving credit facility and to fund other costs and expenses related to the Transaction. The loan and security agreement governing the ABL facility provides for up to $15.0 million of swingline loans and up to $100.0 million for the issuance of letters of credit. Both the face amount of any outstanding letters of credit and any swingline loans will reduce borrowing availability under the ABL facility on a dollar-for-dollar basis.

Guarantees and Security. Substantially all of our subsidiaries will be defined as “borrowers” under such agreement (such subsidiaries are all of our domestic operating subsidiaries as of the date of this current report and we do not have any foreign subsidiaries as of the date of this current report). The obligations under the ABL facility will be guaranteed by Flag Intermediate and certain of our future domestic subsidiaries and will be secured (i) on a first-priority lien basis by our, the other borrowers’ and the guarantors’ accounts, inventory, cash and proceeds and products of the foregoing and certain assets related thereto and (ii) on a second-priority lien basis by substantially all of our, the other borrowers’ and the guarantors’ other assets, subject to certain exceptions and permitted liens.

Interest Rate and Fees. Interest is calculated based upon a margin (established within a specific pricing grid for loans utilizing Tranche A Commitments) over reference rates. The marginal rates will vary with our financial performance as measured by the fixed charge coverage ratio. The fixed charge coverage ratio is determined by dividing (i) the sum of EBITDA (as defined by and adjusted in accordance with the loan and security agreement governing the ABL facility) minus income taxes paid in cash minus non-financed capital expenditures by (ii) the sum of certain distributions paid in cash, cash interest expense and scheduled principal reductions on debt.

The interest rates with respect to loans utilizing the Tranche A Commitments will be, at our option, (i) the higher of (a) the prime rate of Credit Suisse in effect at its principal office in New York City and (b) the federal funds effective rate plus 0.5%; in each case plus an applicable margin ranging between -0.25% and 0.0% as determined in accordance with the loan agreement or (ii) the rate (as adjusted) at which Eurodollar deposits for one, two, three, six or, if available, nine or twelve months, as selected by us, by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars, plus an applicable margin ranging between 1.25% and 2.00% as determined in accordance with the loan and security agreement governing the ABL facility. The interest rates with respect to loans utilizing the Tranche A-1 Commitments will be, at our option, (i) the higher of (a) the prime rate of Credit Suisse in effect at its principal office in New York City and (b) the federal funds effective rate plus 0.5%; in each case plus an applicable margin of (1) initially, 1.75% and (2) after the first adjustment date under the ABL facility, 1.50% or (ii) the rate (as adjusted) at which Eurodollar deposits for one, two, three, six or, if available, nine or twelve months, as selected by us, by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars, plus an applicable margin of (a) initially, 3.75% and (b) after the first adjustment date under the ABL facility, 3.50%.

A commitment fee is payable on any unused commitments under the ABL facility of 0.250% per annum. The applicable base rate and the effective LIBOR rate were 6.75% and 5.81% as of September 30, 2005.

Certain Covenants. The loan and security agreement governing the ABL facility requires us to comply with limited affirmative, negative and subjective covenants, the most significant of which are: (i) the maintenance of a borrowing base availability of at least $45.0 million, or, if such required borrowing base availability is not maintained, the maintenance of the fixed charge coverage ratio, (ii) restrictions on additional indebtedness, (iii) restrictions on liens, guarantees and quarterly dividends, and (iv) obtaining the lenders’ consent with respect to certain individual acquisitions. There are no limitations with respect to capital expenditures. As long as our borrowing availability is $45.0 million or greater, we do not have to maintain a minimum fixed charge coverage ratio. Should borrowing availability fall below $45.0 million, we must maintain a fixed charge coverage ratio of 1.0 to 1.0.

Additionally, payments to affiliates are limited to the greater of $3.0 million or 3% of Adjusted EBITDA (as defined) provided borrowing availability equals at least $25.0 million. Further, distributions in respect of equity investment in capital stock is limited to the payment of up to $25.0 million, plus $5.0 million for each full fiscal quarter (with any amount not used in any fiscal quarter being permitted to be used in succeeding fiscal quarters), plus 50% of cumulative consolidated net income, or if a loss, minus 100% of the amount thereof plus 100% of the aggregate net proceeds received by the Company from certain sales on issuances of capital stock or from certain capital contributions, of dividends in any fiscal quarter provided that borrowing availability is greater than $50.0 million.

The Notes

The Company expects to use the net proceeds from the issuance of the notes, borrowings under the ABL facility, the equity contributions by Apollo and the management participants and cash on hand to repay the outstanding amounts drawn under the Company’s existing revolving credit facility and to fund other costs and expenses related to the Transactions. Any additional net proceeds will be used for general corporate purposes.

Our pro forma cash interest expense for the LTM Period, after giving pro forma effect to the Transactions, would have been $47.5 million. As of September 30, 2005, after giving pro forma effect to the Transactions, we would have had $218.5 million of floating rate debt under the ABL facility as well as the Floating Rate Notes. A 1% increase in the interest rate on our floating rate debt would increase pro forma annual interest expense under the ABL facility by approximately $2.2 million and would further increase pro forma annual interest expense by an amount dependent upon the principal amount of the Floating Rate Notes.

As of September 30, 2005 and October 31, 2005, after giving pro forma effect to the Transactions (assuming the effective date of the Merger was September 30, 2005), we would have been in compliance with all of the debt covenants including those of the loan and security agreement governing the ABL facility and the indenture governing the notes. Additionally, as of September 30, 2005, after giving pro forma effect to the Transactions, our borrowing availability under the ABL facility would have been $168.6 million. Further, as of September 30, 2005, after giving pro forma effect to the

Transactions (assuming the effective date of the Merger was September 30, 2005), our debt as a percentage of total capitalization (debt plus stockholders equity) would have been 78.9%. Both the loan and security agreement governing the ABL facility and the indenture governing the Notes contain restrictions as to the payment of dividends. As of September 30, 2005, after giving pro forma effect to the Transactions (assuming the effective date of the Merger was September 30, 2005), under the most restrictive of these covenants the maximum amount of dividends that could be paid would have been $30.0 million.

We believe the cash flow from operations, supplemented by the cash available under the ABL facility, will be sufficient to enable us to meet our debt service and operational obligations as they come due for at least the next twelve months.

Historical Liquidity

On November 9, 2004, we amended our current revolving credit facility to expand the size of the facility from $250.0 million to $350.0 million. This amendment also lowered our borrowing costs, increased our borrowing availability and extended the maturity date to November 9, 2009. Our current revolving credit facility is secured by all of our receivables, inventories, and intangible property. Borrowings under that facility are subject to a borrowing base limitation, under which the maximum principal amount outstanding under that facility cannot exceed the sum of 60% of eligible inventory (up to a maximum of 175% of eligible accounts receivable) plus 85% of eligible accounts receivable.

Our current revolving credit facility bears interest at the bank’s base rate or LIBOR, at our option, plus an applicable margin based on a ratio of earnings before interest, taxes, depreciation and amortization (“EBITDA” as defined and adjusted) to cash interest expense (the “fixed charge coverage ratio”). The fixed charge coverage ratio is determined by dividing EBITDA by the sum of net capital expenditures, income taxes paid in cash, dividends, or other preference payments, interest expense paid in cash and scheduled principal reductions on debt. The applicable margin for base rate loans ranges from 0.00% to 0.50%. The amendment on November 9, 2004 lowered the LIBOR margins from a range between 2.00% and 3.00% to a range between 1.50% and 2.50%. These marginal rates vary with our financial performance as measured by the fixed charge coverage ratio. Additionally, that amendment provides for a further reduction in the marginal LIBOR rates of 0.25% if we maintain a trailing twelve month EBITDA of at least $100.0 million and maintain a fixed charge coverage ratio of at least 2.0 to 1. A commitment fee is payable on any unused portion of the revolving credit facility. The commitment fee varies between 0.250% and 0.375% per annum, based on the fixed charge coverage ratio. The applicable base rate and the effective LIBOR rate were 6.75% and 4.03% as of September 30, 2005.

Our current revolving credit facility requires us to comply with various affirmative, negative and subjective covenants, the most significant of which are: (i) the maintenance of a borrowing base availability, or, if the required borrowing base availability is not maintained, the maintenance of the fixed charge coverage ratio, (ii) restrictions on additional indebtedness, (iii) restrictions on liens, guarantees and quarterly dividends, and (iv) obtaining the lenders’ consent with respect to certain individual acquisitions. The third amendment to the current revolving credit facility allows for an increase in capital expenditures, from $25.0 million to $35.0 million. Additionally, it increased the allowance for restricted payments from $10.0 million to $25.0 million and for the payment of up to $2.2 million of dividends in any fiscal quarter provided that borrowing base availability is greater than $40.0 million. As long as our availability is $35.0 million or greater, we do not have to maintain a minimum fixed charge coverage ratio. Should availability fall below $35.0 million, we must maintain a fixed charge coverage ratio of 1.0 to 1.0. We were in compliance with all of the covenants as of September 30, 2005 and October 18, 2005.

At September 30, 2005, our borrowing availability was $197.4 million and we had available cash of $12.4 million. Further, our debt as a percentage of total capitalization (debt plus stockholders equity) was 26.2% at September 30, 2005, compared to 45.2% at December 31, 2004. Our borrowing availability fluctuates daily with changes in eligible accounts receivables and inventory, less outstanding borrowings and letters of credit. At October 18, 2005, we had $111.6 million drawn and borrowing availability of $205.1 million.

Net cash used in financing activities was $138.1 million for the nine months ended September 30, 2005 and consisted primarily of net payments on the current revolving credit facility of $127.8 million and $10.3 million of payments on other long-term debt. Net cash provided by financing activities was $89.0 million for the nine months ended September 30, 2004 and consisted primarily of net borrowings on the current revolving credit facility.

Commitments, Contingencies and Contractual Obligations

We were not engaged in off-balance sheet arrangements through any unconsolidated, limited purpose entities and no material guarantees of debt or other commitments to third parties existed at September 30, 2005. We enter into operating leases for many of our facility, vehicle and equipment needs. These leases allow us to conserve cash by paying a monthly lease rental fee rather than purchasing facilities, vehicles and equipment. At the end of the lease, we have no further obligation to the lessor.

We have varying amounts of open purchase orders that are subject to renegotiation/ cancellation by either party as to quantity or price. Generally, the amounts outstanding relate to delivery periods of up to twelve weeks from the date of the purchase order.

Payments of interest associated with our current revolving credit facility and the ABL facility obligations have been omitted from the tables below because they are predominantly based on varying market interest rates and varying debt balances. The interest rate on the notes is assumed to be 10.75% in the pro forma contractual obligations table below.

As of September 30, 2005, our future contractual obligations include the following (in millions):

	Total	2005	2006	2007	2008	2009	2010	Beyond
Revolving credit facility(1)	$125.2	$—	$—	$—	$—	$125.2	$—	$—
Purchase orders	180.0	180.0	—	—	—	—	—	—
Letters of credit supporting IRB(2)	5.7	—	—	—	—	—	—	5.7
Other obligations	1.6	0.1	0.6	0.5	0.1	0.1	0.1	0.1
Operating lease obligations	81.0	3.7	13.7	12.1	10.5	9.5	8.3	23.2
Total	$393.5	$183.8	$14.3	$12.6	$10.6	$134.8	$8.4	$29.0

As of September 30, 2005, after giving pro forma effect to the Transactions, our obligations would have included the following (in millions):

	Total	2005	2006	2007	2008	2009	2010	Beyond
ABL facility(3)	$218.5	$—	$—	$—	$—	$—	$—	$218.5
Purchase orders	180.0	180.0	—	—	—	—	—	—
Notes(4)	526.6	7.4	29.6	29.6	29.6	29.6	29.6	371.2
Letters of credit supporting IRB(2)	5.7	—	—	—	—	—	—	5.7
Other obligations	1.6	0.1	0.6	0.5	0.1	0.1	0.1	0.1
Operating lease obligations	81.0	3.7	13.7	12.1	10.5	9.5	8.3	23.2
Total	$1,013.4	$191.2	$43.9	$42.2	$40.2	$39.2	$38.0	$618.7

(1)                   The amounts stated do not include interest costs. The revolving credit facility bears interest at the bank’s base rate or LIBOR, at our option, plus an applicable margin based on a ratio of earnings before interest, taxes, depreciation and amortization (“EBITDA” as defined and adjusted) to cash interest expense (the “fixed charge coverage ratio”). The applicable base rate and the effective LIBOR rate were 6.75% and 4.03%, respectively, as of September 30, 2005.

(2)                   The amounts stated do not include interest costs. The interest rate assessed on the IRB varies from month to month based on an index of municipal bonds, which was 2.93% at September 30, 2005.

(3)                   The amounts stated do not include interest costs. The ABL facility bears interest based upon a margin over reference rates established within a specific pricing grid. The marginal rates will vary with our financial performance as measured by the fixed charge coverage ratio. The applicable base rate and the effective LIBOR rate are anticipated to be 6.65% and 5.66%, respectively, on the effective date of the Transactions.

(4)                   The interest rate on the notes is assumed to be 10.75%.

New Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123-Revised 2004 (“SFAS 123(R)”), “Share-Based Payment.” This is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation” and supersedes APB No. 25, “Accounting for Stock Issued to Employees.” As noted in the notes to the financial statements, we do not record compensation expense for stock- based compensation. Under SFAS 123(R), we will be required to measure the cost of employee services received in exchange for stock based on the grant-date fair value (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award (usually the vesting period). The fair value will be estimated using an option-pricing model. Excess tax benefits, as defined in SFAS 123, will be recognized as an addition to paid-in-capital. Under SFAS 123(R), registrants would have been required to implement the standard as of the beginning of the first interim or annual period that begins after June 15, 2005. On April 14, 2005, the Securities and Exchange Commission amended the compliance dates for SFAS 123(R) to allow implementation at the beginning of the first annual reporting period that begins after June 15, 2005. The pro forma table in Note 7 to our Consolidated Unaudited Financial Statements illustrates the effect on net income and earnings per share if we had applied the fair value recognition provisions of SFAS 123. We do not believe that the adoption of SFAS 123(R) will have a significant impact on our financial statements. Upon implementation, we expect the annual cost associated with the incentive stock options granted in connection with the Transactions will be $0.7 million.

Predecessor Company Chapter 11 Proceedings and Reorganization

The steel industry declined substantially during 2000 and 2001 as a result of downward pricing pressure from foreign imports and an economic recession experienced in the U.S. These factors, combined with a high level of debt and strained liquidity, caused our predecessor company to seek protection under U.S. bankruptcy laws on November 14, 2001, when it voluntarily filed for relief under Chapter 11 of the U.S. Bankruptcy Code, in U.S. Bankruptcy Court, Southern District of Texas and began operating as debtors-in-possession. As debtors-in-possession, our predecessor company maintained possession of, and continued to operate, our properties and assets. Our predecessor company was authorized to manage our properties and operate our businesses in the ordinary course, but was not authorized to engage in transactions outside the ordinary course of business without the approval of the Bankruptcy Court.

The need to seek relief under the Bankruptcy Code was due primarily to (i) a reduction in cash flows resulting from an industry-wide recession caused by pricing pressure from foreign imports and decline in the manufacturing sector of the U.S. economy, (ii) the inability to obtain additional liquidity from the then existing primary lending sources and (iii) the high level of indebtedness related to acquisitions made prior to 2000. During 2000, the U.S. steel industry began experiencing significant declines in prices for steel products resulting from an influx of foreign imports. During 2001, the U.S. economy in general and the manufacturing sector in particular moved into a recession that was further exacerbated by the terrorist attack of September 11, 2001. Due to these deteriorating economic conditions, our predecessor company incurred significant operating losses through 2002.

In June 2002, our predecessor company reached an agreement with the official committee of unsecured creditors, or creditors committee, on the terms of the reorganization plan, subject to definitive documentation and obtaining the required approvals and exit financing. The reorganization plan was filed with the bankruptcy court in August 2002. The court held a hearing in September 2002 and determined that the disclosure statement contained adequate information to be used for distribution and the solicitation of votes from the impaired claim holders. After receiving a majority of votes from the claim holders, both in number and amount, the reorganization plan was confirmed by the bankruptcy court on October 18, 2002 and we were permitted to consummate the transactions described in the reorganization plan and emerge from bankruptcy on October 31, 2002.

As part of the reorganization plan, our predecessor company divested 11 business units to raise proceeds to reduce indebtedness and improve liquidity. These divestitures, along with previously announced divestitures, generated proceeds of approximately $90.1 million during 2002.

Under the terms of the reorganization plan, unsecured creditors received 20,000,000 shares of our new common stock to discharge and in exchange for all unsecured debt of our predecessor company. The financial advisor to the creditors committee was issued 154,710 shares of new common stock in accordance with their engagement agreement as partial payment for their services. All of our predecessor company’s previously outstanding common stock was extinguished, and holders of the extinguished common stock received warrants (the “Warrants”) to purchase an aggregate of 3,556,713 shares of our new common stock (then representing 15% of our then outstanding common stock on a fully diluted basis). The Warrants have an exercise price of $18.50, an amount calculated at full recovery for all unsecured creditors based upon the total amount of unsecured claims, and expire on October 31, 2007.

We have the right to accelerate the date of expiration of the Warrants to any date between April 1, 2003 and October 31, 2007 if either (i) the quoted price of our common stock has been at least $27.75 on at least 20 of 30 successive trading days in a period ending not more than 15 days prior to the date notice of such acceleration is given, (ii) a merger or sale of substantially all of the Metals USA’s assets has occurred, or (iii) less than 355,671 of the Warrants remain outstanding on the date the notice of acceleration is given.

Because all stock options that had been issued under our predecessor company’s then existing stock option plans were cancelled, the reorganization plan also established our 2002 Incentive Plan for employees, to be administered by our board of directors. Up to 2,015,000 shares of common stock are reserved for issuance under our 2002 Incentive Plan. As of September 30, 2005, a total of 1,254,777 of such shares have been issued.

Additionally, pursuant to the reorganization plan, as we emerged from bankruptcy, our predecessor company’s board of directors, as well as the chief executive officer and certain other executive officers of our predecessor company, resigned. Our predecessor company’s board of directors was replaced with new members appointed by the creditors committee, and the new board appointed two of its members, Daniel W. Dienst and Eugene I. Davis, to assume the duties of the president and chief executive officer until a replacement was selected.

In January 2003, John A. Hageman was promoted to Chief Administrative Officer, and, in February 2003, the board of directors appointed C. Lourenço Gonçalves as our President and Chief Executive Officer. Mr. Gonçalves was also appointed to our board of directors.

We were required to adopt “Fresh-Start Reporting” as specified by SOP 90-7. “Fresh-Start Reporting” is required upon a substantive change in control and required that, on the date we emerged from bankruptcy, that we allocate our reorganization value to our assets and liabilities in relation to their fair values. Accordingly, the carrying values of our assets and liabilities as of December 31, 2003 differ from the amounts shown for periods prior to November 1, 2002 for assets and liabilities of our predecessor company. The principal differences relate to the exchange of shares of new common stock for pre-petition liabilities subject to compromise, issuance of warrants in exchange for the extinguished old common stock, adjustments to reflect the fresh-start impact on the carrying value of certain non-current assets and elimination of the retained deficit.

Our predecessor company’s consolidated financial statements for periods and dates prior to emergence from bankruptcy were prepared in accordance with SOP 90-7. SOP 90-7 required, among other things, that our predecessor company (i) identify and segregate transactions that are directly associated with the bankruptcy proceedings from those events that occur during the normal course of business, (ii) identify and segregate pre-petition liabilities subject to compromise from those that are not subject to compromise or are post-petition liabilities and (iii) due to the change of control set forth in the Reorganization Plan, our successor company apply “Fresh-Start Reporting” rules upon emerging from bankruptcy.

Entities that adopt Fresh-Start Reporting apply the following principles:

•        The reorganization value of the entity should be allocated to the entity’s assets in conformity with SFAS No. 141 Business Combinations.

•        Each liability existing at the plan confirmation date, other than deferred taxes, should be stated at present values of amounts to be paid as determined at appropriate current interest rates.

•        Deferred taxes should be reported in conformity with GAAP. Benefits realized from pre-reorganization net operating loss carryforwards should first reduce reorganization value in excess of amounts allocable to identifiable assets and other intangibles until exhausted and thereafter be reported as a direct addition to paid-in capital.

In connection with the implementation of Fresh Start Reporting, we recorded a gain of approximately $190.6 million from the extinguishment of our debt. Other adjustments were made to reflect the provisions of the plan of reorganization and to adjust the assets of the reorganized company to their estimated fair value and liabilities to their estimated present value.

Upon emerging from bankruptcy, we also entered into a revolving credit facility with a group of lenders. Our revolving credit facility had an initial term of three years with an option to extend the agreement by two one-year terms. We initially used borrowings under this facility to retire our predecessor company’s debtor-in-possession financing. This revolving credit facility was amended November 9, 2004. See “—Liquidity and Capital Resources—Financing Activities—Historical Liquidity.”

Quantitative and Qualitative Disclosures About Market Risk

Our exposure to market risk for changes in interest rates will relate primarily to the ABL facility and the floating rate notes. As of September 30, 2005, after giving pro forma effect to the Transactions, we would have had $218.5 million of floating rate debt under the ABL facility as well as the floating rate notes. A hypothetical 1% increase in the interest rate on our floating rate debt would increase our pro forma interest expense under the ABL facility by $2.2 million per annum and would further increase our pro forma interest expense per annum by an amount dependent upon the principal amount of the Floating Rate Notes.

Our exposure to market risk for changes in interest rates relates primarily to our revolving credit facility. The outstanding balance of $125.2 million as of September 30, 2005 is subject to interest rate risks. A hypothetical 1% increase in interest rates would increase our interest expense by $1.3 million per annum.

MANAGEMENT

Our executive officers and directors at the effective time of the Merger are expected to be as follows. Each is a citizen of the United States unless otherwise indicated.

Name	Age	Position
Executive Officers:
C. Lourenço Gonçalves	47	Chief Executive Officer; Director
John A. Hageman	51	Senior Vice President
Robert C. McPherson, III	41	Senior Vice President
Roger Krohn	52	Senior Vice President
Directors:
Marc E. Becker	33	Director
Joshua J. Harris	40	Director
Eric L. Press	39	Director
M. Ali Rashid	29	Director

C. Lourenço Gonçalves, 47, has been President and Chief Executive Officer and one of our directors since February 2003. Mr. Gonçalves served as President and Chief Executive Officer of California Steel Industries, Inc. from March 1998 to February 2003. From 1981 to 1998, he was employed by Companhia Siderurgica Nacional (CSN), where he held positions as a managing director, general superintendent of Volta Redonda Works, hot rolling general manager, cold rolling and coated products general manager, hot strip mill superintendent, continuous casting superintendent and quality control manager. Mr. Gonçalves is a metallurgical engineer with a masters degree from the Federal University of Minas Gerais State and a bachelor’s degree from the Military Institute of Engineering in Rio de Janeiro, Brazil. Mr. Gonçalves is a citizen of Brazil.

John A. Hageman, 51, became Senior Vice President, Chief Legal Officer and Secretary of the Company in April 1997. From 1987 through 1997, Mr. Hageman was Senior Vice President of Legal Affairs, General Counsel and Secretary of Physician Corporation of America. From 1981 to 1987, Mr. Hageman was a partner with a law firm in Wichita, Kansas.

Robert C. McPherson, III, 41, became Senior Vice President on March 31, 2003 and was placed in charge of the operations of our Building Products Group on August 12, 2004. Mr. McPherson will be our Chief Financial Officer upon consummation of the Transactions replacing our current CFO Terry L. Freeman, and has already begun to spend substantial time and effort to take on responsibility for our day-to-day financial management during the transition period. Prior to joining us, Mr. McPherson was employed at California Steel Industries, Inc. (“CSI”) from 1989 until March 2003. Mr. McPherson served in a number of capacities at CSI, most recently having served as Treasurer and Controller from 1996 until 2003, Assistant Treasurer from 1992 until 1996, and as Cash Management Administrator from 1989 until 1992.

Roger Krohn, 52, became Senior Vice President on May 17, 2004 and is responsible for the operations of our Flat Rolled Group. Mr. Krohn served as President of Krohn Steel Service Center from 1982 until 1998. After we acquired Krohn Steel Service Center, Mr. Krohn remained as President and General Manager until becoming President of the Flat Rolled Group in November, 2003. After attending college, Mr. Krohn served seven years as a pilot in the U.S. Air Force commissioned as an officer in 1975.

Marc E. Becker, 33, is a partner of Apollo and has been associated with Apollo since 1996. Prior to 1996, Mr. Becker was employed by Smith Barney, Inc. within its Investment Banking division.

Joshua J. Harris, 40, co-founded Apollo in 1990. Prior to 1990, Mr. Harris was a member of the Mergers and Acquisitions department of Drexel Burnham Lambert, Inc.

Eric L. Press, 39, is a partner of Apollo and has been associated with Apollo since 1998. From 1992 to 1998, Mr. Press was associated with the law firm of Wachtell, Lipton, Rosen & Katz specializing in mergers, acquisitions, restructurings and related financing transactions. From 1987 to 1989, Mr. Press was a consultant with The Boston Consulting Group.

M. Ali Rashid, 29, is an Investment Principal of Apollo and has been employed with Apollo since 2000. From 1998 to 2000, Mr. Rashid was employed by The Goldman Sachs Group, Inc. in the Financial Institutions Group of its Investment Banking Division.

Metals USA Stock Options, Warrants and Rights to Receive Shares of Metals USA Common Stock

Stock Options. The Merger Agreement provides that, at the effective time of the Merger, all outstanding options to purchase shares of our common stock (including those held by our directors and executive officers) under the Metals USA, Inc. 2002 Incentive Plan or otherwise will become fully vested and immediately exercisable.

The table below sets forth, as of May 18, 2005, for each of the Company’s directors and executive officers, (a) the number of shares subject to vested options for our common stock, (b) the value of such vested options, calculated by multiplying (i) the excess of $22.00 over the per share exercise price of the option by (ii) the number of shares subject to the option, and without regard to deductions for income taxes and other withholding, (c) the number of additional options that are currently unvested and/or unexercisable and that will vest and become exercisable at the effective time of the Merger, (d) the value of such additional options, calculated by multiplying (i) the excess of $22.00 over the per share exercise price of the option by (ii) the number of shares subject to the option, and without regard to deductions for income taxes and other withholding, (e) the aggregate number of shares subject to vested options and options that will vest as a result of the Merger for such person, and (f) the aggregate value of all such vested options and options that will vest as a result of the Merger, calculated by multiplying (i) the excess of $22.00 over the per share exercise price of the option by (ii) the number of shares subject to the option, and without regard to deductions for income taxes and other withholding.

	Vested Options		Options that will vest as a result of the Merger		Totals
	Shares	Value	Shares	Value	Shares	Value
Directors (exclusive of Mr. Gonçalves):
Daniel W. Dienst (Chairman)	58,334	$1,040,090.86	66,666	$777,159.14	125,000	$1,817,250.00
Eugene I. Davis	17,500	312,025.00	20,000	233,150.00	37,500	545,175.00
John T. DiLacqua, Jr.	17,500	312,025.00	20,000	233,150.00	37,500	545,175.00
John G. Leckie	17,500	312,025.00	20,000	233,150.00	37,500	545,175.00
Gerald E. Morris	17,500	312,025.00	20,000	233,150.00	37,500	545,175.00
Charles P. Sanida	17,500	312,025.00	20,000	233,150.00	37,500	545,175.00
James E. Bolin(1)	7,500	59,925.00	15,000	119,850.00	22,500	179,775.00
Scott M. Tepper	7,500	59,925.00	15,000	119,850.00	22,500	179,775.00
Subtotal	160,834	$2,720,065.86	196,666	$2,182,609.14	357,500	$4,902,675.00

Executive Officers:
C. Lourenço Gonçalves (CEO)	200,001	$2,500,012.50	122,746	$1,358,718.16	322,747	$3,858,730.66
Terry L. Freeman	16,667	287,505.75	46,331	637,124.69	62,998	924,630.44
John A. Hageman	16,667	287,505.75	45,031	630,910.69	61,698	918,416.44
William R. Bennett	8,334	143,761.50	29,231	347,549.20	37,565	491,310.72
Robert C. McPherson, III	5,000	86,250.00	22,132	230,490.96	27,132	316,740.96
Roger Krohn	1,667	28,755.75	15,465	115,485.21	17,132	144,240.96
Subtotal	248,336	$3,333,791.25	280,936	$3,320,278.91	529,272	$6,654,070.16
Total	409,170	$6,053,857.11	477,602	$5,502,888.05	886,772	$11,556,745.16

(1)                   Pursuant to a letter agreement, dated November 22, 2004, between Mr. Bolin and Citadel Equity Fund Ltd. (“CEF”) and Citadel Credit Trading Ltd. (“CCT”), Mr. Bolin agreed to hold these options for the benefit of and solely as the nominee of CEF and CCT, and disclaims all legal, beneficial, economic or other interest in such options. At the time this letter agreement was executed, Mr. Bolin was a managing director of Citadel Investment Group, L.L.C., which is affiliated with CEF and CCT.

All directors and executive officers will receive cash in respect of their options in the amounts set forth above, less applicable withholding taxes, other than Messrs. Gonçalves, Hageman, McPherson and Krohn and the other management participants. Messrs. Gonçalves, Hageman, McPherson and Krohn and the other management participants will also be able to receive cash in respect of their vested options in the amounts set forth above (less applicable withholding taxes) by exercising their options immediately prior to the completion of the Merger, and receiving in the Merger the $22.00 per share merger consideration for the shares received upon such exercise, unless otherwise agreed between the holder of any such options and Flag Acquisition or Flag Holdings.

Right to Receive Shares of Common Stock. The Merger Agreement provides that at the effective time of the Merger, each outstanding and unvested right to receive one share of our common stock (including those held by our directors and executive officers) under the Metals USA, Inc. 2002 Incentive Plan or otherwise will be cancelled and converted into the right to receive an amount in cash equal to $22.00. The table below sets forth for each director and executive officer of the company (a) the number of shares that will fully vest and be converted into the right to receive $22.00 per share as a result of the Merger (excluding any current rights to receive shares of the company that are scheduled to vest other than as a result of the Merger), and (b) the total payment to the directors and executive officers with respect to those shares, calculated by multiplying (i) the $22.00 per share Merger consideration by (ii) the number of shares described in clause (a).

Name of Director/Executive Officer	Shares that will vest and be converted into the right to receive $22.00 per share as a result of the Merger	Payment
C. Lourenço Gonçalves	11,622	$255,684
Terry L. Freeman	6,355	$139,810
John A. Hageman	5,920	$130,240
Daniel W. Dienst	—	—
Charles P. Sanida	—	—
Robert C. McPherson, III	6,065	$133,430
William R. Bennett	6,210	$136,620
Roger Krohn	6,065	$133,430
John G. Leckie	—	—
Gerald E. Morris	—	—
Eugene I. Davis	—	—
John T. DiLacqua, Jr.	—	—
Scott M. Tepper	—	—
James E. Bolin	—	—
All executive officers as a group (14 persons)	42,237	$929,214

Warrants. The Merger Agreement provides that, at the effective time of the Merger, all of the outstanding warrants to purchase shares of our common stock (including those held by our directors and executive officers) issued pursuant to the Warrant Agreement, dated as of October 31, 2002, by and between the company and Equiserve Trust Company, N.A., or otherwise, will no longer represent the right to receive shares of our common stock upon exercise and will thereafter represent the right to receive, upon surrender of the warrant and the payment by the holder thereof to the surviving company of the $18.50 exercise price thereunder, a cash payment, without interest, equal to $22.00 for each share of our common stock underlying such warrants. If any warrants remained unexercised at the effective time of the Merger then, at the effective time of the Merger, the Company will deliver notice to the warrant agent and the holders of unexercised warrants notifying them that the Company has elected to accelerate the expiration of the warrants to the 60th day following the effective time of the Merger and, upon surrender of the warrant by the holder thereof and the payment by the holder thereof to the surviving company of the exercise price thereunder, such holders will be entitled to receive the $22.00 cash payment on such 60th day. Any warrant that remains unexercised for more than 60 days following the expiration acceleration notice will expire. Once expired, the warrants will have no value. Notwithstanding the foregoing, after the effective time of the Merger, the Company will extend credit to the Metals USA, Inc. 401(k) Plan and Metals USA, Inc. Union 401(k) Plan (collectively, the “plans”) in an amount necessary to allow the plans to exercise any warrants held by the plans upon which the accounts of participants of the plans will be credited with a cash payment equal to $3.50 per warrant, which amount represents the difference between the merger consideration of $22.00 per share and the warrant exercise price of $18.50 per share. See “Plan of Distribution.”

The table below sets forth for each director and executive officer of the company (a) the number of shares subject to warrants for our common stock, and (b) the value of such warrants calculated by multiplying (i) the excess of $22.00 over the $18.50 per share exercise price of the warrant by (ii) the number of shares subject to the warrant, and without regard to deductions for income taxes and other withholding.

	Warrants Beneficially Owned
	Number	Value
Directors (exclusive of Mr. Gonçalves):
Daniel W. Dienst (Chairman)	—	$—
Eugene I. Davis	—	—
John T. DiLacqua, Jr.	—	—
John G. Leckie	—	—
Gerald E. Morris	—	—
Charles P. Sanida	2,000	7,000.00
James E. Bolin	—	—
Scott M. Tepper	—	—
Subtotal	2,000	$7,000.00

Executive Officers:
C. Lourenço Gonçalves (CEO)	—	$—
Terry L. Freeman	6,817	23,859.50
John A. Hageman	7,254	25,389.00
William R. Bennett	—	—
Robert C. McPherson, III	—	—
Roger Krohn	24,326	85,141.00
Subtotal	38,397	$134,389.50
Total	40,397	$141,389.50

Equity Investment in Flag Holdings by Messrs. Gonçalves, Hageman, McPherson and Krohn

Pursuant to the management agreements described in “Certain Relationships and Related Party Transactions—Management Agreements,” each of Messrs. Gonçalves, Hageman, McPherson and Krohn has agreed to participate in the Merger by making an equity investment in Flag Holdings. Messrs. Gonçalves, Hageman, McPherson and Krohn will make their equity investment in Flag Holdings by using a portion of the proceeds they will receive from their sale of shares and options in the Company. The total aggregate equity investment agreed to be made by Messrs. Gonçalves, Hageman, McPherson and Krohn is approximately $2,795,000 million, or approximately 2% of the shares of common stock of Flag Holdings immediately following the Merger. The table below sets forth the approximate amount of the agreed upon equity investment for each of Messrs. Gonçalves, Hageman, McPherson and Krohn.

Executive Officers:	Agreed Upon Equity Investment:
C. Lourenço Gonçalves	$1,880,000
John A. Hageman	375,000
Robert C. McPherson, III	270,000
Roger Krohn	270,000
Total	$2,795,000

Option Awards in Flag Holdings

In connection with the Merger, Flag Holdings will adopt the 2005 Stock Incentive Plan under which Messrs. Gonçalves, Hageman, McPherson, Krohn and other management participants will be eligible to receive awards of stock options for common stock of Flag Holdings. Pursuant to option agreements entered into as of September 29, 2005 that are subject to the terms of the 2005 Stock Incentive Plan, Messrs. Gonçalves, Hageman, McPherson and Krohn have been granted options under the Plan, effective at the effective time of the Merger. The number of options to be granted to each of Messrs. Gonçalves, Hageman, McPherson and Krohn and the date of vesting and pricing of such options are more fully described below under “—Management Agreements.” Under the 2005 Stock Incentive Plan, awards may be granted to employees or directors of, or consultants to, the surviving company or any of its subsidiaries, except that consultants may only receive awards with the consent of the president of the surviving company, and directors may only receive awards if they are not employees of Apollo or any of its affiliates. The 2005 Stock Incentive Plan has a term of ten years. The date of grant, vesting and pricing of options granted under the option plan are subject to the discretion of the compensation committee of Flag Holdings.

Restricted Stock Awards

In connection with the Merger, Messrs. Gonçalves, Hageman, McPherson, Krohn and a limited number of other management participants have also received awards of restricted shares of common stock of Flag Holdings granted under the 2005 Stock Incentive Plan. Messrs. Gonçalves, Hageman, McPherson and Krohn have been granted 36,000, 8,000, 5,500 and 4,900 restricted shares, respectively, pursuant to restricted stock agreements entered into as of September 29, 2005 that are subject to the terms of the 2005 Stock Incentive Plan.

Management Arrangements

In contemplation of the Merger, Messrs. Gonçalves, Hageman, McPherson and Krohn entered into certain agreements with Flag Holdings and Flag Acquisition. The terms of the agreements are similar, other than with respect to certain economic terms, which are described below.

•        As discussed above under “—Equity Investment in Flag Holdings by Messrs. Gonçalves, Hageman, McPherson and Krohn,” as of the effective time of the Merger, each of Messrs. Gonçalves, Hageman, McPherson and Krohn has agreed to make an equity investment in Flag Holdings in the amount specified in his respective employment and/or subscription agreement. Specifically, Mr. Gonçalves has subscribed to purchase shares representing approximately 1%, and each of Messrs. Hageman, McPherson and Krohn have subscribed to purchase shares representing less than 1%, of the common stock of Flag Holdings immediately following the Merger. Messrs. Gonçalves, Hageman, McPherson and Krohn will make their equity investment in Flag Holdings by using a portion of the proceeds they will receive from their sale of shares and options in the Company. The terms and conditions of these equity investments are more fully described above under “—Equity Investment in Flag Holdings by Messrs. Gonçalves, Hageman, McPherson and Krohn.”

•        In addition, each of Messrs. Gonçalves, Hageman, McPherson and Krohn has been granted restricted shares and stock options to purchase shares of Flag Holdings under the terms of Flag Holdings’ 2005 Stock Incentive Plan and their respective restricted stock and non-qualified stock option agreements. In the aggregate, the option grants represent approximately 4%, and the restricted stock grants represent less than 1%, of the shares of common stock of Flag Holdings on a fully diluted basis immediately following the Merger. Specifically, Mr. Gonçalves has been granted options to purchase up to approximately 3% and restricted shares representing less than 1% and Messrs. Hageman, McPherson and Krohn have each been granted options and have each been granted restricted shares representing less than 1% of the common stock of Flag Holdings on a fully diluted basis immediately following the Merger.

•        Each of Messrs. Gonçalves’, Hageman’s, McPherson’s and Krohn’s equity holdings in Flag Holdings will be illiquid and subject to an investor rights agreement restricting the ability of the management participants to sell such equity. The investor rights agreement provides for, among other things, a restriction on the transferability of each such person’s equity ownership in Flag Holdings, tag-along rights, come-along rights, piggyback registration rights, repurchase rights by Flag Holdings and Apollo in certain circumstances, and the grant of an irrevocable proxy to Apollo with respect to the voting rights associated with his respective ownership, and certain restrictions on each such person’s ability to compete with or solicit employees or customers of the surviving company.

•        The surviving company and each of Messrs. Gonçalves, Hageman and McPherson have entered into definitive employment agreements and related agreements and Mr. Krohn has entered into a definitive severance agreement and related agreements to be effective as of the effective time of the Merger, which contain the terms and conditions of each such person’s employment after the closing of the Merger, and the terms and conditions relating to each such person’s equity investment and option awards. Certain of these terms and conditions are more fully described below under “—Management Agreements.”

•        Effective as of the effective time of the Merger, and subject to the closing of the Merger and the effectiveness of his employment agreement and related agreements with Flag Acquisition and Flag Holdings, Mr. Gonçalves’ employment agreement with the company, dated as of February 18, 2003, will be terminated.

Additional management participants of the Company (other than Messrs. Gonçalves, Hageman, McPherson and Krohn) have entered into agreements or arrangements with Flag Holdings to purchase shares of Flag Holdings at the effective time of the Merger. The aggregate equity investment of these additional management participants will represent approximately 1% of the common stock of Flag Holdings.

Management Agreements

Subject to completion of the Merger, each of Messrs. Gonçalves, Hageman and McPherson has entered into a definitive employment agreement with Flag Acquisition and Krohn has entered into a definitive severance agreement with Flag Acquisition that will, as a result of the Merger become an agreement with the surviving company. These employment and severance agreements will govern the terms of Messrs. Gonçalves’, Hageman’s, McPherson’s and Krohn’s respective employment after the effective time of the Merger, subject to and effective upon the completion of the Merger.

Mr. Gonçalves’ Employment Agreement. Under his employment agreement, Mr. Gonçalves will serve as president and chief executive officer of the surviving company for an initial term of five years following the effective time of the Merger. The initial term will automatically be renewed for successive one-year periods unless 90 days’ prior notice is given by either party. In addition, Mr. Gonçalves will be a member of each of Flag Holdings’ and the surviving company’s board of directors. He will receive an annual base salary of $525,000 and will be eligible in 2005 to receive a bonus pursuant to the terms of the company’s bonus plan as in existence before the effective time of the Merger in an amount to be determined by the surviving company’s board of directors in good faith. Thereafter, Mr. Gonçalves will be eligible to receive an annual bonus of not less than 100% of his base salary if the surviving company achieves specified performance objectives. In addition, he will receive two stock option grants at the effective time of the Merger to purchase Flag Holdings’ common stock at an exercise price of $10.00 per share. The first grant will be for options to purchase 406,900 shares of Flag Holdings’ common stock and will expire ten years after the grant date. Pursuant to his non-qualified stock option agreements, 203,450 of these options will be classified as Tranche A Options, and 20% of these options will vest and become exercisable on each of the first five anniversaries of the grant date, except that vesting will accelerate upon the sale of the surviving company. The remaining 203,450 options subject to this first grant will be classified as Tranche B Options and will vest and become exercisable on the earlier of the eighth anniversary of the grant date and the date that the internal rate of return of funds managed by Apollo with respect to its investment in the surviving company equals or exceeds 25%. The second grant will be for options to purchase 18,800 shares of Flag Holdings’ common stock which will be fully vested as of the grant date and exercisable on or before March 30, 2006. If Mr. Gonçalves exercises any of his options subject to the second grant, he will receive an additional 2.17 options to purchase shares of Flag Holdings’ common stock for each option exercised, which represents a maximum additional award of 40,790 options. These additional contingent options will be allocated equally among Tranches A and B and will be subject to similar vesting specifications as the 406,900 option grant discussed above. Further, Mr. Gonçalves will receive a grant of 36,000 restricted shares. Under the employment agreement, Mr. Gonçalves will be provided employee benefits equal to or greater than those provided to him by the company prior to the Merger. Upon Mr. Gonçalves’ termination of employment by the surviving company without “cause” or by Mr. Gonçalves for “good reason” (each as defined in the employment agreement) or upon the surviving company’s election not to renew his employment, Mr. Gonçalves will be entitled to receive the following severance payments and benefits: all accrued salary and bonus earned but not yet paid, a pro-rata bonus for the year in which the termination occurs, a lump sum payment equal to twelve months of his base salary, monthly payments equal to one-twelfth of his annual base salary beginning with the thirteenth month following the date of his termination, monthly payments equal to one-twelfth of his annual base salary until the twenty-fourth month following his date of termination (or on the earlier date of his material violation of the terms of his employment agreement), and the surviving company will reimburse Mr. Gonçalves for the cost of COBRA Continuation coverage for a period of up to eighteen months. Additionally, Mr. Gonçalves will be subject to certain restrictions on his ability to compete with or solicit the customers or employees of the surviving company for two years after his termination. Mr. Gonçalves’ employment agreement may also be terminated by Flag Acquisition before or after the effective time of the Merger for “cause” (as defined in the employment agreement, which includes, among other things, the emergence of facts or developments that are reasonably likely to adversely impact (for the company or Mr. Gonçalves) a certain pending litigation filed in the District Court of Harris County, Texas (Cause No. 2005-27455) by a female employee of the company against Mr. Gonçalves and the company alleging “assault and battery” based on allegations of inappropriate touching by Mr. Gonçalves related to an alleged incident on March 7, 2005, or the occurrence of a materially adverse outcome in such litigation). Each of Mr. Gonçalves and the Company denies the allegations, believes this lawsuit is without merit and plans to defend it vigorously.

Mr. Hageman’s Employment Agreement. Under his employment agreement, Mr. Hageman will serve as senior vice president and chief legal officer and administrative officer of the surviving company for an initial term of two years following the effective time of the Merger. The initial term will automatically be renewed for successive one-year periods unless 90 days’ prior notice is given by either party. Mr. Hageman will receive an annual base salary of $270,000 and will be eligible in 2005 to receive a bonus pursuant to the terms of the company’s bonus plan as in existence before the effective time of the Merger in an amount to be determined by the surviving company’s board of directors in good faith. Thereafter, Mr. Hageman will be eligible for an annual bonus of 70% of his base salary if the surviving company achieves specified performance objectives. In addition, he will receive a stock option grant at the effective time of the Merger to purchase 73,000 shares of Flag Holdings’ common stock at an exercise price of $10.00 per share that will expire ten years after the grant date. Pursuant to his non-qualified stock option agreement, 36,500 of these options will be classified as Tranche A Options, 20% of which will vest and become exercisable on each of the first five anniversaries of the grant date, except that vesting will accelerate upon the sale of the surviving company. The remaining 36,500 options will be classified as Tranche B Options and will vest and become exercisable on the earlier of the eighth anniversary of the effective time of the Merger and the date that the internal rate of return of funds managed by Apollo with respect to its investment in the surviving company equals or exceeds 25%. Further, Mr. Hageman will receive a grant of 8,000 restricted shares. Mr. Hageman will be provided employee benefits equal to or greater than those provided to him by the company prior to the Merger. Upon his termination of employment by the surviving company without “cause” or by Mr. Hageman for “good reason,” or upon the surviving company’s election not to renew his employment, Mr. Hageman will be entitled to the following severance payments and benefits: all accrued salary and bonus earned but not paid, a pro rata bonus for the year in which the termination occurs, his annual base salary for a period of eighteen months following his termination or, at the election of the surviving company, a lump sum payment equal to eighteen months of annual base salary (such payments to cease (or be repaid by Mr. Hageman on a pro-rata basis in the case of a lump sum payment) if he violates the terms of his employment agreement prior to such time), and the surviving company will reimburse Mr. Hageman for the cost of COBRA Continuation coverage for a period of up to eighteen months. Additionally, Mr. Hageman will be subject to certain restrictions on his ability to compete with or solicit the customers or employees of the surviving company for two years after his termination. Mr. Hageman’s employment agreement may also be terminated by Flag Acquisition before or after the effective time of the Merger for “cause” (as defined in the employment agreement).

Mr. McPherson’s Employment Agreement. Under his employment agreement, Mr. McPherson will serve as senior vice president and chief financial officer of the surviving company for an initial term of two years following the effective time of the Merger. The initial term will automatically be renewed for successive one-year periods unless 90 days’ prior notice is given by either party. Mr. McPherson will receive an annual base salary of $300,000 and will be eligible in 2005 to receive a bonus pursuant to the terms of the company’s bonus plan as in existence before the effective time of the Merger in an amount to be determined by the surviving company’s board of directors in good faith. Thereafter, Mr. McPherson will be eligible for an annual bonus of 70% of his base salary if the surviving company achieves specified performance objectives. In addition, at the effective time of the Merger he will receive a stock option grant to purchase 49,500 shares of Flag Holdings’ common stock at an exercise price of $10.00 per share that will expire ten years after the grant date. Pursuant to his non-qualified stock option agreement, 24,750 of these options will be classified as Tranche A Options, and 20% of these options will vest and become exercisable on each of the first five anniversaries of the grant date, except that vesting will accelerate upon the sale of the surviving company. The remaining 24,750 options will be classified as Tranche B Options and will vest and become exercisable on the earlier of the eighth anniversary of the grant date and the date that the internal rate of return of funds managed by Apollo with respect to its investment in the surviving company equals or exceeds 25%. Further, Mr. McPherson will receive a grant of 5,500 restricted shares, which shares will vest on the second anniversary of the Merger. Mr. McPherson will be provided employee benefits equal to or greater than those provided to him by the company prior to the Merger. Upon Mr. McPherson’s termination of employment by the surviving company without “cause” or by Mr. McPherson for “good reason” (each as defined in the employment agreement) or upon the surviving company’s election not to renew his employment, Mr. McPherson will be entitled to receive the same severance payments as set forth in Mr. Hageman’s employment agreement and described above. Additionally, Mr. McPherson will be subject to certain restrictions on his ability to compete with or solicit the customers or employees of the surviving company for two years after his termination. Mr. McPherson’s employment agreement may also be terminated by Flag Acquisition before or after the effective time of the Merger for “cause” (as defined in the employment agreement).

Mr. Krohn’s Severance Agreement. Under his severance agreement entered into on September 29, 2005 with Flag Acquisition, upon his termination of employment by the surviving company without “cause” or by Mr. Krohn for “good reason” as those terms are defined in the severance agreement, Mr. Krohn will be entitled to the following severance payments and benefits: all accrued salary and bonus earned but not paid, his annual base salary for a period of twelve months following his termination of employment (such payments to cease if he violates any material terms of his severance agreement prior to such time), and the surviving company will reimburse Mr. Krohn for the cost of COBRA Continuation coverage for a period of up to twelve months. Additionally, Mr. Krohn will be subject to certain restrictions on his ability to compete with the surviving company for one year (two years if his employment is terminated for cause or he resigns without good reason) and to solicit the customers or employees of the surviving company for two years after his termination. In addition, pursuant to a stock option agreement with Flag Holdings entered into on September 29, 2005, Mr. Krohn will receive a stock option grant at the effective time of the Merger to purchase 47,250 shares of Flag Holdings’ common stock at an exercise price of $10.00 per share that will expire ten years after the grant date. Pursuant to his non-qualified stock option agreement, 23,625 of these options will be classified as Tranche A Options, 20% of which will vest and become exercisable on each of the first five anniversaries of the grant date, except that vesting will accelerate upon the sale of the surviving company. The remaining 23,625 options will be classified as Tranche B Options and will vest and become exercisable on the earlier of the eighth anniversary of the effective time of the Merger and the date that the internal rate of return of funds managed by Apollo with respect to its investment in the surviving company equals or exceeds 25%. Further, pursuant to a restricted stock agreement entered into on September 29, 2005 with Flag Holdings, Mr. Krohn will receive a grant of 4,900 restricted shares, which shares will vest on the second anniversary of the Merger.

No Change in Control Payments

Mr. Gonçalves will not, as a result of the Merger, receive any change in control payments or be entitled to any rights or entitlements, including severance payments, pursuant to his employment agreement with the company dated as of February 18, 2003, which will be terminated. None of Messrs. Hageman, McPherson and Krohn nor any other executive officer of the Company has employment, severance or change in control agreements with the company and consequently will not receive any change in control payments or be entitled to any rights or entitlements, including severance payments, from the company in connection with the Merger.

Payment to Our Chairman

The board of directors (other than Messrs. Dienst and Gonçalves, who abstained) has awarded Mr. Dienst, our chairman, in recognition of his substantial efforts and time commitment in negotiating the transaction with Apollo, and for coordinating the efforts of the company’s management, financial advisors, attorneys and accountants involved in the transaction, a cash payment of $500,000 to be paid upon the completion of the Merger or the approval of a superior proposal by our board of directors. This payment was recommended by our compensation committee and approved by our board of directors (other than Messrs. Gonçalves and Dienst, who abstained) after our board of directors approved the Merger Agreement. This payment, if paid, will not reduce the amount to be paid to our stockholders in the Merger, but will be paid with company funds at the effective time of the Merger.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Management Agreements

In contemplation of the Merger, Messrs. Gonçalves, Hageman, McPherson and Krohn entered into certain agreements with Flag Holdings and Flag Acquisition. The terms of the employment and other related agreements with Messrs. Gonçalves, Hageman and McPherson are substantially identical as described above.

Investors Rights Agreement

Flag Holdings and each of the management participants have entered or will enter into an investor rights agreement, effective as of the effective time of the Merger, which provides for, among other things, a restriction on the transferability of each such person’s equity ownership in Flag Holdings, tag-along rights, come-along rights, piggyback registration rights, repurchase rights by Flag Holdings and Apollo in certain circumstances, and the grant of an irrevocable proxy to Apollo with respect to the voting rights associated with his respective ownership, and certain restrictions on each such person’s ability to compete with or solicit employees or customers of the surviving company.

Apollo Management Agreements

Upon completion of the Transactions, we and Flag Holdings will enter into a management agreement with Apollo pursuant to which Apollo or its affiliates will provide us with management services. Pursuant to such agreement, Apollo will receive an annual management fee equal to $2 million, payable on March 15 of every year, starting on March 15, 2006. The management agreement will terminate on December 31, 2012, unless earlier terminated by Apollo. Upon a termination of the management agreement prior to December 31, 2012, Apollo will be entitled to receive the present value of (a) $14 million, less (b) the aggregate amount of management fees that were paid to it under the agreement prior to such termination. Finally, the management agreement will provide that affiliates of Apollo will be entitled to receive a fee in connection with certain subsequent financing, acquisition, disposition and change of control transactions with a value of $20 million or more, such fee to be equal to 1% of the gross transaction value of any such transaction.

In addition, we and Apollo will enter into a transaction fee agreement upon completion of the Transactions, pursuant to which Apollo will receive a transaction fee of $6 million in connection with services provided by Apollo and its affiliates related to the Transactions.

Both the management agreement and transaction fee agreement contain customary indemnification provisions in favor of Apollo and its affiliates, as well as expense reimbursement provisions with respect to expenses incurred by Apollo and its affiliates in connection with its performance of services thereunder.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Secured Asset-Based Revolving Credit Facility

In connection with the Transactions, we will enter into the ABL facility arranged by Credit Suisse, as sole bookrunner and joint lead arranger, and Banc of America Securities LLC, as joint lead arranger.

The ABL facility will be available to us on a revolving basis during the period beginning on the closing date of the Transactions and the initial funding of the ABL facility and ending on the sixth anniversary thereof. Substantially all of our subsidiaries will additionally be borrowers under the ABL facility. The maximum availability under the ABL facility is based on eligible receivables and eligible inventory, subject to certain reserves, to be determined in accordance with the loan agreement. The commitments under the ABL facility are initially comprised of $415.0 million of Tranche A Commitments and $35.0 million of Tranche A-1 Commitments. While the Tranche A-1 Commitments are outstanding, the borrowing base is subject to greater advance rates than would otherwise be in effect. Subject to certain conditions, the Tranche A-1 Commitments may be reduced or terminated at any time. Subject to certain conditions, upon the reduction or termination of the Tranche A-1 Commitments, the Tranche A Commitments will be increased on a dollar-for-dollar basis in an amount equal to such reduction or termination. On the date that is 6 months after the closing date, the Tranche A-1 Commitments will automatically be reduced to $25.0 million (with a corresponding increase in the Tranche A Commitments). A portion of the ABL facility will be available for swingline loans and the issuance of letters of credit. Both the face amount of any outstanding letters of credit and any swingline loans will reduce availability under the ABL facility on a dollar-for-dollar basis.

The interest rates with respect to loans made utilizing the Tranche A Commitments will be, at our option, (i) the higher of (a) the prime rate of Credit Suisse in effect at its principal office in New York City and (b) the federal funds effective rate plus 0.5%; in each case plus an applicable margin ranging between -0.25% and 0.0% as determined in accordance with the loan agreement or (ii) the rate (as adjusted) at which eurodollar deposits for one, two, three, six or, if available, nine or twelve months, as selected by us, by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars, plus an applicable margin ranging between 1.25% and 2.00% as determined in accordance with the loan and security agreement governing the ABL facility.

The interest rates with respect to loans utilizing the Tranche A-1 Commitments will be, at our option, (i) the higher of (a) the prime rate of Credit Suisse in effect at its principal office in New York City and (b) the federal funds effective rate plus 0.5%; in each case plus an applicable margin of (1) initially, 1.75% and (2) after the first adjustment date under the ABL facility, 1.50% or (ii) the rate (as adjusted) at which eurodollar deposits for one, two, three, six or, if available, nine or twelve months, as selected by us, by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars, plus an applicable margin of (a) initially, 3.75% and (b) after the first adjustment date under the ABL facility, 3.50%.

Substantially all of our subsidiaries will be defined as “borrowers” under such agreement (such subsidiaries are all of our domestic operating subsidiaries as of the date of this current report and we do not have any foreign subsidiaries as of the date of this current report). The obligations under the ABL facility will be guaranteed by Flag Intermediate and certain of our future domestic subsidiaries and will be secured (i) on a first-priority lien basis by our, the other borrowers’ and the guarantors’ accounts, inventory, cash and proceeds and products of the foregoing and certain assets related thereto and (ii) on a second-priority lien basis by substantially all of our, the other borrowers’ and the guarantors’ other assets, subject to certain exceptions and permitted liens.

Covenants

The ABL facility will contain customary representations, warranties and covenants for the type and nature of an asset-based senior secured revolving credit facility, including limitations on our, the other borrowers’, or the guarantors’ ability to:

•        incur or guarantee additional debt, subject to certain exceptions;

•        pay dividends, or make redemptions and repurchases, with respect to capital stock;

•        create or incur certain liens;

•        make certain loans or investments;

•        make acquisitions or investments, engage in mergers, acquisitions, asset sales and sale lease-back transactions; and

•        engage in certain transactions with affiliates.

Events of Default

The ABL facility will contain events of default with respect to:

•        default in payment of principal when due;

•        default in the payment of interest, fees or other amounts after a specified grace period;

•        material breach of the representations or warranties;

•        default in the performance of specified covenants;

•        failure to make any payment when due under any indebtedness with a principal amount in excess of a specified amount;

•        certain bankruptcy events;

•        certain ERISA violations;

•        invalidity of certain security agreements or guarantees;

•        material judgments; or

•        a change of control (as defined in the ABL facility).

Industrial Revenue Bonds

As of September 30, 2005, the aggregate principal amount outstanding under the IRB issued by our subsidiary was $5.7 million. The IRB is payable on May 1, 2016 in one lump sum payment. The interest rate assessed on the IRB varies from month to month and was 1.96% at December 31, 2004. The IRB is secured by a letter of credit under the ABL facility. The IRB places various restrictions on certain of our subsidiaries, including maintenance of required insurance coverage, maintenance of certain financial ratios, limits on capital expenditures and maintenance of tangible net worth and is supported by a letter of credit. We were in compliance with all of the covenants as of December 31, 2004.

New Notes

We expect to have $275 million in senior secured notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  November 10, 2005

Metals USA, Inc.

By: /s/ Terry Freeman

Terry L. Freeman
Senior Vice President and Chief Financial Officer